UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Carmike Cinemas, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARMIKE CINEMAS, INC.

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

May 23, 2016

Dear Stockholder:

We cordially invite you to attend the special meeting of stockholders, which we refer to as the “special meeting,” of Carmike Cinemas, Inc., which we refer to as “Carmike,” to be held on June 30, 2016, at 9:00 a.m. local time, at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309.

On March 3, 2016, we entered into a merger agreement, which we refer to as the “merger agreement,” with AMC Entertainment Holdings, Inc., which we refer to as “AMC,” and Congress Merger Subsidiary, Inc., an indirect wholly owned subsidiary of AMC, which we refer to as “Merger Sub,” providing for the acquisition of Carmike by AMC. Pursuant to the merger agreement, Merger Sub will merge with and into Carmike, with Carmike continuing as the surviving corporation and as an indirect wholly owned subsidiary of AMC, which we refer to as the “merger.” At the special meeting, we will ask you to consider and vote upon a proposal to adopt the merger agreement, thereby approving the merger, and certain other matters as set forth in the attached Notice of Special Meeting of Stockholders and the accompanying proxy statement.

If the merger is approved and completed, you will be entitled to receive $30.00 in cash, without interest and less any applicable withholding taxes, for each share of Carmike common stock, par value $0.03 per share, which we refer to as the “Carmike common stock,” that you own.

Adoption of the merger agreement and the transactions contemplated thereby, including the merger, requires the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting. Our Board of Directors, after considering various factors, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Carmike’s stockholders, and approved, adopted and declared advisable, the merger agreement and the merger.

Our Board of Directors recommends that you vote:

(1)	“FOR” the adoption of the merger agreement, approving the transactions contemplated thereby, including the merger;

(2)	“FOR” the proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in the accompanying proxy statement that may be payable to Carmike’s named executive officers in connection with the completion of the merger; and

(3)	“FOR” the proposal to approve the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the proposals listed above, which we refer to as the “proposals,” including the merger agreement and the merger. A copy of the merger agreement is included as Annex A to the proxy statement. You can also obtain other information about Carmike from documents that we have filed with the Securities and Exchange Commission. The proxy statement also describes the actions and determinations of our Board of Directors in connection with its evaluation of the merger agreement and the merger. We urge you to read the entire proxy statement carefully.

Your vote is important regardless of the number of shares you own. The merger cannot be completed unless holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting vote in favor of the adoption of the merger agreement.

Although stockholders may exercise their right to vote in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a WHITE proxy card that will enable your shares to be voted on the matters to be considered at the special meeting even if you are unable to attend. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you submit your proxy to vote your shares at your earliest convenience. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy at that time.

If your shares of Carmike common stock are held in an account at a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you fail to vote on the merger agreement or fail to instruct your broker, bank or other nominee on how to vote, the effect will be the same as a vote against the adoption of the merger agreement.

We greatly appreciate your cooperation in voting your shares. If you have any questions about the special meeting or the merger after reading the proxy statement, stockholders may contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

On behalf of the Carmike Board of Directors, we thank you for your support of Carmike Cinemas, Inc. and appreciate your consideration of these matters.

S. David Passman III
President and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission, which we refer to in this proxy statement as the “SEC,” or any state securities commission. Neither the SEC nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in the proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement dated May 23, 2016 and the enclosed proxy card are first being mailed to stockholders on or about May 25, 2016.

CARMIKE CINEMAS, INC.

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

Notice of Special Meeting of Stockholders

To Be Held On June 30, 2016

To the Stockholders of Carmike Cinemas, Inc.:

Notice is hereby given that an special meeting of the stockholders, which we refer to as the “special meeting,” of Carmike Cinemas, Inc., a Delaware corporation, which we refer to as “Carmike” or the “company”, will be held on June 30, 2016 at 9:00 a.m., local time, at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, for the following purposes:

1. Adoption of the Merger Agreement. To consider and vote upon a proposal (which we refer to as the “merger proposal”) to adopt the Agreement and Plan of Merger, dated as of March 3, 2016, as it may be amended from time to time, which we refer to as the “merger agreement,” by and among Carmike, AMC Entertainment Holdings, Inc., a Delaware corporation, which we refer to as “AMC,” and Congress Merger Subsidiary, Inc., an indirect wholly owned subsidiary of AMC, which we refer to as “Merger Sub.” The merger agreement provides for the merger of Merger Sub with and into Carmike, with Carmike continuing as the surviving corporation, which we refer to as the “merger,” and the conversion of each share of Carmike common stock (other than “excluded shares,” defined below), into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes. By “excluded shares,” we mean the shares of Carmike common stock held by Carmike as treasury stock, or owned by subsidiaries of Carmike or by AMC, Merger Sub or any of their subsidiaries, or held by stockholders who are entitled to demand and have properly demanded appraisal for such shares in accordance with, and who comply in all respects with, Section 262 of the Delaware General Corporation Law.

2. Advisory Vote Regarding Merger-Related Named Executive Officer Compensation. To consider and vote upon a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in the accompanying proxy statement that may be payable to Carmike’s named executive officers in connection with the completion of the merger, which we refer to as the “merger-related named executive officer compensation proposal.”

3. Adjournment of the Special Meeting. To consider and vote upon a proposal to approve the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, which we refer to as the “adjournment proposal.”

Only stockholders of record of our common stock, par value $0.03 per share, which we refer to as the “Carmike common stock” or “our common stock,” at the close of business on May 18, 2016, which we refer to as the “record date,” are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. We will make available an alphabetical list of our stockholders of record for examination by any of our stockholders for any purpose germane to the special meeting at Carmike’s principal executive offices, 1301 First Avenue, Columbus, Georgia 31901, during ordinary business hours for the ten days prior to the special meeting and shall keep such list at the special meeting until the end of the special meeting.

The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting. The approval of each of the merger-related named executive officer compensation proposal and the adjournment proposal (if a quorum is present) requires the affirmative vote of holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote at the meeting. The approval of the adjournment proposal (where a quorum is not present) requires the affirmative vote of holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on the matter. The vote to approve the merger-related named executive officer compensation proposal is advisory only, will not be binding on Carmike or AMC and is not a condition to the completion of the merger.

Even if you plan to attend the special meeting in person, we request that you vote as soon as possible via the internet or telephone or that you sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy at that time.

If your shares of Carmike common stock are held in street name through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you fail to instruct your broker, bank or other nominee on how to vote, the effect will be the same as a vote against the adoption of the merger agreement.

YOUR VOTE IS IMPORTANT. FAILURE TO VOTE YOUR SHARES WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL. YOU MAY VOTE BY MAIL, INTERNET OR TELEPHONE OR BY ATTENDING THE SPECIAL MEETING AND VOTING BY BALLOT, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

The Carmike Board of Directors recommends that you vote:

(1)	“FOR” the merger proposal, approving the transactions contemplated thereby, including the merger;

(2)	“FOR” the merger-related named executive officer compensation proposal; and

(3)	“FOR” the adjournment proposal.

Please note that we intend to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Carmike common stock as of the record date. All stockholders should also bring photo identification.

The accompanying proxy statement provides a detailed description of the merger, the merger agreement and the other proposals to be voted upon at the special meeting. We urge you to read the accompanying proxy statement, including the annexes and any documents incorporated by reference, carefully and in their entirety. If you have any questions concerning the merger or the accompanying proxy statement, would like additional copies of the proxy statement or need help voting your shares of Carmike common stock, please contact Carmike’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

By Order of the Board of Directors,

Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

Columbus, Georgia

May 23, 2016

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your shares of Carmike common stock are voted at the special meeting by submitting your proxy or, if your shares of Carmike common stock are held in street name through a broker, bank or other nominee, contacting your broker, bank or other nominee. If you do not vote, it will have the same effect as voting “AGAINST” the merger proposal but will have no effect on the outcome of the merger-related named executive officer compensation proposal or the adjournment proposal. If you do not instruct your broker, bank or other nominee how to vote on any matter, the broker, bank or nominee will not have discretion to vote on any proposal, including the merger proposal. When a broker, bank or nominee votes a client’s shares on some but not all of the proposals presented at a meeting, each non-routine proposal for which the broker, bank or nominee cannot vote is referred to herein as a “broker non-vote.” A broker non-vote will have the same effect as voting “AGAINST” the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal (if a quorum is present). A broker non-vote will have no effect on the adjournment proposal (if no quorum is present).

If your shares of Carmike common stock are registered in street name through a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of Carmike common stock are voted in favor of the proposals at the special meeting.

If your shares of Carmike common stock are registered in your name: submit your proxy as soon as possible via the internet or telephone or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope so that your shares of common stock can be voted in favor of the proposals at the special meeting.

The table below summarizes the votes required and treatment of votes described above:

Proposal Number	Item	Board Voting Recommendation	Votes Required for Approval	Abstentions	Broker Non-Vote
1	Merger Proposal	FOR	Holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting	Count as votes against	Count as votes against

2	Merger-Related Named Executive Officer Compensation Proposal	FOR	Holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote at the special meeting	Count as votes against	Count as votes against

Proposal Number	Item	Board Voting Recommendation	Votes Required for Approval	Abstentions	Broker Non-Vote
3	Adjournment Proposal (if a quorum is present)	FOR	Holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote at the special meeting	Count as votes against	Count as votes against

	Adjournment Proposal (if no quorum)		Holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on the matter	Count as votes against	No effect

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

i

ii

Annex A	Agreement and Plan of Merger, dated as of March 3, 2016, by and among Carmike Cinemas, Inc., AMC Entertainment Holdings, Inc. and Congress Merger Subsidiary, Inc.
Annex B	Text of the Opinion of J.P. Morgan Securities LLC, dated March 3, 2016
Annex C	Delaware General Corporation Law, Section 262

iii

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 30, 2016

This proxy statement contains information related to our special meeting of stockholders to be held on June 30, 2016, at 9:00 a.m., local time, at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, and at any adjournments or postponements thereof. We are furnishing this proxy statement to the stockholders of Carmike Cinemas, Inc. as part of the solicitation of proxies by the Carmike Board of Directors for use at the special meeting.

SUMMARY TERM SHEET

This summary term sheet briefly summarizes material information found in this proxy statement concerning the merger and the proposals to be voted upon at the special meeting. The proxy statement contains a more detailed description of the terms described in this summary. You are urged to read this proxy statement carefully, including the annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all the information that may be important to you. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary term sheet. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page 100 of this proxy statement.

In this proxy statement, the terms “we,” “us,” “our,” “Carmike” and the “company” refer to Carmike Cinemas, Inc. and, where appropriate, its subsidiaries. We refer in this proxy statement to the Carmike Board of Directors as the “Board of Directors” or the “Board,” AMC Entertainment Holdings, Inc. as “AMC” and Congress Merger Subsidiary, Inc. as “Merger Sub.” All references to the “merger” refer to the merger of Merger Sub with and into Carmike, with Carmike surviving as an indirect wholly owned subsidiary of AMC; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of March 3, 2016, as it may be amended from time to time, by and among Carmike, AMC and Merger Sub, a copy of which is included as Annex A to this proxy statement. Carmike, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

Parties Involved in the Merger (Page 21)

Carmike Cinemas, Inc. (Page 21)

Carmike Cinemas, Inc., a Delaware corporation, is a U.S. leader in digital cinema, 3-D cinema deployments and alternative programming and is one of the nation’s largest motion picture exhibitors. Carmike has 276 theatres with 2,954 screens in 41 states. The circuit includes 55 premium large format (PLF) auditoriums featuring state-of-the-art technology and luxurious seating, including 32 “BigDs,” 21 IMAX auditoriums and two MuviXL screens. As “America’s Hometown Theatre Chain” Carmike’s primary focus is mid-sized communities.

Carmike’s common stock is listed on the NASDAQ Global Select Market, which we refer to in this proxy statement as “NASDAQ,” under the symbol “CKEC.”

Carmike’s principal executive offices are located at 1301 First Avenue, Columbus, Georgia 31901 its telephone number is (706) 576-3400 and its internet website address is www.carmike.com. The information provided on or accessible through Carmike’s website, other than securities filings that are otherwise incorporated herein by reference, is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Additional information about Carmike is contained in its public filings, certain of which we incorporate by reference herein. See “Where Stockholders Can Find More Information” beginning on page 100 of this proxy statement.

AMC Entertainment Holdings, Inc. (Page 21)

AMC Entertainment Holdings, Inc., a Delaware corporation, through its direct and indirect subsidiaries is principally involved in the theatrical exhibition business and owns, operates or has interests in 385 locations and 5,380 screens located primarily in the United States. AMC’s common stock is listed on the New York Stock Exchange, which we refer to in this proxy statement as the “NYSE,” under the symbol “AMC.”

AMC’s principal executive offices are located at One AMC Way, 11500 Ash Street, Leawood KS 66211, its telephone number is (913) 213-2000 and its internet website address is www.amctheatres.com. The information provided on or accessible through AMC’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to AMC’s website provided in this proxy statement.

Congress Merger Subsidiary, Inc. (Page 21)

Congress Merger Subsidiary, Inc., an indirect wholly owned subsidiary of AMC, is a Delaware corporation that was formed on February 29, 2016 for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement, including the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Carmike, with Carmike surviving the merger as an indirect wholly owned subsidiary of AMC.

Merger Sub’s principal executive offices are located at One AMC Way, 11500 Ash Street, Leawood, KS 66211, and its telephone number is (913) 213-2000.

The Merger

The proposed transaction is the acquisition of Carmike by AMC pursuant to the merger agreement. The acquisition will be effected by the merger of Merger Sub with and into Carmike, with Carmike continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of AMC.

Expected Timing of the Merger

Carmike and AMC are working to complete the merger promptly, and we expect it to be completed by the end of 2016. The merger is subject, however, to various regulatory approvals and other conditions, which are described in more detail in this proxy statement, and it is possible that factors outside the control of either company could result in the merger being completed at a later time, or not at all.

We expect to complete the merger promptly following the receipt of all required regulatory approvals and the satisfaction or waiver of the other conditions precedent described in the merger agreement.

Merger Consideration (Page 67)

If the merger is completed, each share of our common stock, par value $0.03 per share, which we refer to in this proxy statement as “Carmike common stock” or “our common stock,” issued and outstanding immediately prior to the effective time of the merger (other than the shares of Carmike common stock held by Carmike as treasury stock, or owned by subsidiaries of Carmike or by AMC, Merger Sub or any of their subsidiaries, or held by stockholders who are entitled to demand and have properly demanded appraisal for such shares in accordance with, and who comply in all respects with, Section 262 of the Delaware General Corporation Law, which section we refer to as “Section 262,” which statute we refer to in this proxy statement as the “DGCL” and which shares we refer to collectively as the “excluded shares”), will be converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes, which we refer to in this proxy statement as the “merger consideration.” At or prior to the effective time of the merger, AMC will deposit or cause to be deposited sufficient funds to pay the aggregate merger consideration with the exchange agent.

The Special Meeting (Page 22)

Date, Time and Place (Page 22)

The special meeting will be held on June 30, 2016 at 9:00 a.m., local time at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309.

Purpose of the Special Meeting (Page 22)

At the special meeting, you will be asked to consider and vote upon:

(1)	a proposal to adopt the merger agreement (which we refer to as the “merger proposal”), approving the transactions contemplated thereby, including the merger;

(2)	a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement that may be payable to Carmike’s named executive officers in connection with the completion of the merger, which proposal we refer to in this proxy statement as the “merger-related named executive officer compensation proposal”; and

(3)	a proposal to approve the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, which proposal we refer to in this proxy statement as the “adjournment proposal”.

In this proxy statement, references to the “proposals” refer to proposals (1) to (3) listed above.

Record Date and Voting Information (Page 23)

Only stockholders who hold shares of our common stock at the close of business on May 18, 2016, which we refer to in this proxy statement as the “record date,” will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to our stockholders for approval at the special meeting. As of the record date, there were 24,375,684 outstanding shares of our common stock.

Quorum (Page 23)

The presence in person or by proxy of the holders of record of a majority of the shares of our common stock issued and outstanding and entitled to vote at the meeting is necessary and sufficient to constitute a quorum for the transaction of any business at the special meeting. As of the record date, 12,187,843 shares of our common stock will be required to obtain a quorum.

Required Vote; Effect of Abstentions and Broker Non-Votes (Page 23)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting. Approval of each of the merger-related named executive officer compensation proposal and the adjournment proposal (if a quorum is present) requires the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote at the meeting. Approval of the adjournment proposal (if no quorum is present) will require the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on such matter.

Abstentions will have the same effect as votes “AGAINST” the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal.

Shares not in attendance will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal or the adjournment proposal, but will have the same effect as votes “AGAINST” the merger proposal.

If you hold your shares through a Nominee (as defined below) and do not instruct your Nominee on how you wish your shares of Carmike common stock to be voted using the voting instruction form provided by your Nominee, your Nominee may not vote uninstructed shares on the merger proposal, the merger-related named executive officer compensation proposal or the adjournment proposal. When a Nominee is permitted to vote a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes will be counted as votes “AGAINST” the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal (if a quorum is present). Broker non-votes will have no effect on the adjournment proposal (if no quorum is present).

Voting by Stockholders (Page 24)

Any Carmike stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, through the internet or by telephone, or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of Carmike common stock in “street name” through a broker, bank or other nominee, which we refer to in this proxy statement as a “Nominee,” you should instruct your Nominee on how you wish your shares of Carmike common stock to be voted using the instructions provided by your Nominee. The Nominee cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish your shares to be voted. If you are a street name holder and wish to vote the shares beneficially owned by you in person by ballot at the special meeting, you must provide a “legal proxy” from your Nominee, giving you the right to vote the shares at the special meeting.

Voting by Carmike’s Directors and Executive Officers (Page 25)

At the close of business on the record date, our directors and executive officers and their affiliates owned, in the aggregate, 576,597 shares of our common stock which they are entitled to vote at the special meeting, representing approximately 2.37% of the shares of our common stock outstanding on that date and entitled to vote at the special meeting. We currently expect that Carmike’s directors and executive officers will vote their shares in favor of each of the proposals, although none of them has entered into any agreement obligating them to do so.

Treatment of Stock Options and Other Stock-Based Compensation (Page 69)

At least seven days prior to the effective time of the merger, each outstanding Carmike stock option, which we refer to as the “stock options,” whether or not vested or exercisable, will, contingent upon the consummation of the merger, become 100% vested and exercisable. Each share of Carmike common stock received in connection with the exercise of Carmike stock options will be entitled to receive the merger consideration subject to the terms of the merger agreement. To the extent not exercised, each outstanding Carmike stock option will, at the effective time, be cancelled automatically, and Carmike will pay each holder of such cancelled Carmike stock option an amount in cash (less any applicable tax withholdings), determined by multiplying (x) the excess, if any, of $30.00 over the exercise price per share of Carmike common stock subject to such Carmike stock option by (y) the number of shares of Carmike common stock subject to such Carmike stock option. Notwithstanding the foregoing, if the per share exercise price payable with respect to a Carmike stock option exceeds the merger consideration, then such Carmike stock option will be cancelled without payment of any consideration with respect thereto.

In addition, immediately prior to the effective time of the merger:

•	each share of Carmike restricted stock that is then outstanding, which we refer to as the “restricted stock,” whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and the holders of such shares will be entitled to receive the merger consideration subject to the terms of the merger agreement;

•	each award of Carmike restricted stock units that is then outstanding, which we refer to as the “restricted stock units,” whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and Carmike will with respect to the holder of any such Carmike restricted stock units (1) issue the number of shares of Carmike common stock underlying such Carmike restricted stock units, which shares will be entitled to receive the merger consideration in accordance with the merger agreement, and (2) pay in cash all dividend equivalents, if any, accrued but unpaid as of the effective time with respect to the number of shares of Carmike common stock underlying such Carmike restricted stock units; and

•	each award of Carmike performance shares that is then outstanding, which we refer to as the “performance shares,” whether or not vested, or whether or not performance criteria have been achieved, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied with respect to (1) the actual number of shares of Carmike common stock earned for each performance period completed prior to the effective time of the merger, as determined by Carmike prior to the effective time of the merger in accordance with the terms of the applicable award agreements and the Carmike stock plans in existence as of the effective date of the merger agreement, and (2) the number of shares of Carmike common stock equal to the specified number of target shares for any performance period during which the effective time of the merger occurs and for each succeeding performance period covered by such Carmike performance shares, and the holders of such shares will be entitled to receive the merger consideration in accordance with the merger agreement.

Delisting and Deregistration of Our Common Stock (Page 47)

Upon completion of the merger, we will remove our common stock from listing on NASDAQ and price quotations in the public market will no longer be available for our common stock, and the registration of our common stock under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the “Exchange Act,” will be terminated.

Recommendations of Our Board of Directors (Page 22)

After considering various reasons to approve the merger agreement, as well as certain countervailing factors, the Board members unanimously determined that the merger agreement and transactions contemplated thereby, including the merger, are in the best interests of Carmike’s stockholders and approved, adopted and declared advisable, the merger agreement and the merger. Certain factors considered by the Board in reaching its decision to approve the merger agreement and the merger can be found in the section titled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 36 of this proxy statement.

The Board of Directors recommends that Carmike stockholders vote:

•	“FOR” the merger proposal, approving the transactions contemplated thereby, including the merger;

•	“FOR” the merger-related named executive officer compensation proposal; and

•	“FOR” the adjournment proposal.

Opinion of Carmike’s Financial Advisor (Page 41 and Annex B)

Pursuant to an engagement letter dated February 22, 2016, Carmike retained J.P. Morgan Securities LLC, which we refer to in this proxy statement as “J.P. Morgan,” as its financial advisor in connection with the merger.

At the meeting of the Board on March 3, 2016, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to holders of Carmike’s common stock in the merger was fair, from a financial point of view, to such stockholders. J.P. Morgan confirmed its March 3, 2016 oral opinion by delivering its written opinion to the Board, dated March 3, 2016, that, as of such date, the merger consideration to be paid to Carmike’s stockholders in the merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated March 3, 2016, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Carmike’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the merger consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Carmike or as to the underlying decision by Carmike to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Carmike as to how such stockholder should vote with respect to the merger or any other matter.

Interests of Certain Persons in the Merger (Page 48)

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Carmike’s stockholders generally. These interests include, among others:

•	the merger agreement provides for accelerated vesting and cash-out of all outstanding Carmike equity awards upon the consummation of the merger;

•	certain executive officers of Carmike are entitled to separation benefits in the event that, in connection with or following the merger, the executive is terminated by Carmike without cause, or the executive terminates for “good reason” (with the merger agreement acknowledging that, as a result of the merger, certain named executive officers will be deemed to have experienced a “good reason” event);

•	Carmike’s directors and executive officers are entitled to continued indemnification and insurance coverage following completion of the merger under Carmike’s organizational documents, indemnification agreements and the merger agreement; and

•	the merger agreement requires AMC to provide employees of Carmike who continue as employees of AMC or any of its subsidiaries (including Carmike) benefits that are no less favorable in the aggregate than the level of such employee benefits provided to such employees as of the date of the merger agreement, for a period of twelve months following the closing of the merger.

For more information about these interests, see the section titled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger” beginning on page 48 of this proxy statement. The Board is aware of the different or additional interests set forth in this proxy statement and considered such interests along with other matters in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 47)

In connection with the entry into the merger agreement, AMC Entertainment Inc., a wholly-owned direct subsidiary of AMC, entered into a debt financing commitment letter, which we refer to as the “Debt Commitment Letter,” with Citigroup Global Markets Inc., which we refer to as the “Commitment Party,” on March 3, 2016, pursuant to which the Commitment Party has committed to arrange and provide AMC with (1) a senior secured incremental term loan in an aggregate amount of up to $560.0 million and (2) a senior subordinated bridge loan in an aggregate amount of up to $300.0 million, in each case, on the terms and subject to the conditions set forth in the Debt Commitment Letter. It is expected that AMC will seek long-term debt financing in lieu of drawings under the senior subordinated bridge loan, subject to market and other conditions.

On March 24, 2016, we completed a consent solicitation with respect to our $230.0 million aggregate principal amount of 6.00% senior secured notes due 2023 pursuant to which holders of more than a majority of the aggregate amount of the outstanding notes consented to (i) waive the requirement for us to comply with any “change of control” covenant in the indenture in connection with the merger, including any requirement to offer to repurchase the notes and (ii) an amendment to the reporting covenant contained in the indenture governing the 6.00% senior secured notes due 2023. Therefore, upon the successful completion of the consent solicitation, the commitment under the Debt Commitment Letter for the senior secured incremental term loan was automatically reduced by $235.0 million to $325.0 million. The merger is not subject to a financing condition.

No Solicitation of Acquisition Proposals (Page 76)

Carmike has agreed not to (1) solicit proposals relating to certain alternative transactions or (2) enter into discussions or negotiations or provide non-public information in connection with any proposal for an alternative transaction from a third party, subject to certain exceptions to permit Carmike’s Board of Directors to comply with its fiduciary duties.

For more information about these provisions, see the section titled “Terms of the Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” beginning on page 76 of this proxy statement.

Changes in Board Recommendation (Page 76)

The Board has agreed not to make an adverse change to its recommendation to Carmike stockholders to approve the merger proposal. However, if, prior to the approval and adoption of the merger agreement by Carmike’s stockholders, (1) an intervening event (as defined in the section titled “Terms of the Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” beginning on page 76 of this proxy statement) occurs, and the Board determines in good faith, after consultation with our financial advisor and our outside legal counsel, that any failure to take such action would be inconsistent with its fiduciary duties under applicable law, or (2) Carmike receives an acquisition proposal (that did not result from any material breach of Carmike’s non-solicitation obligations under the merger agreement) that the Board determines in good faith, after consultation with our financial advisor and outside legal counsel, constitutes a superior proposal, then the Board may make an adverse recommendation change (as defined in the section titled “Terms of the Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” beginning on page 76 of this proxy statement) and, in the case of a superior proposal, authorize Carmike to execute acquisition proposal documentation and concurrently terminate the merger agreement, subject to the payment of a termination fee by Carmike to AMC as described in the section titled “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 88 of this proxy statement.

Conditions to Completion of the Merger (Page 85)

The completion of the merger is subject to the satisfaction or waiver of various customary closing conditions, including, among others:

•	the requisite approval of Carmike stockholders;

•	the absence of any pending proceeding brought by a governmental authority in the United States pursuant to certain antitrust laws that challenges or seeks to prevent, enjoin, alter or delay the merger or any of the other transactions contemplated by the merger agreement;

•	the absence of any order or injunction issued by any court or governmental authority in the United States preventing the consummation of the merger;

•	the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”); and

•	the termination or expiration of any agreement with a governmental authority with respect to the HSR Act not to close the merger.

AMC’s obligation to complete the merger is also conditioned on:

•	the absence of a material adverse effect with respect to Carmike, as defined in the section titled “Terms of the Merger Agreement—Representations and Warranties” on page 71 of this proxy statement; and

•	the absence of holders of 20% or more of the outstanding shares of Carmike common stock exercising dissenters’ rights.

In addition, Carmike’s and AMC’s obligations to complete the merger are subject to certain other conditions, including (i) subject to the standards set forth in the merger agreement, the accuracy of the representations and warranties of the other party and (ii) compliance of the other party with its covenants in all material respects. The merger is not subject to a financing condition.

Termination of the Merger Agreement (Page 87)

The merger agreement may be terminated prior to the effective time of the merger, notwithstanding the adoption of the merger agreement by Carmike stockholders, under specified circumstances. See the section titled “Terms of the Merger Agreement—Termination of the Merger Agreement,” beginning on page 87 of this proxy statement, for more information about the circumstances in which either Carmike or AMC could terminate the merger agreement.

Termination Fee; Effect of Termination (Page 88)

The merger agreement provides that Carmike or AMC, as applicable, will pay the other a cash termination fee in specified circumstances. For more information about the circumstances in which Carmike or AMC must pay a termination fee and the amount of the potential fees, see the section titled “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 88 of this proxy statement.

Other than as provided above or as described below in the section titled “Terms of the Merger Agreement—Fees and Expenses” beginning on page 89 of this proxy statement, all fees and expenses incurred by the parties are to be paid by the party that has incurred the fees and expenses.

Specific Performance (Page 89)

The merger agreement generally provides that the parties will be entitled to an injunction to prevent breaches of the merger agreement or to specifically enforce the performance of the terms and provisions contained in the merger agreement, including the consummation of the merger and the payment of the merger consideration.

Material U.S. Federal Income Tax Consequences of the Merger (Page 59)

The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in the section titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement). If you are a U.S. holder and your shares of our common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. The exchange of shares of our common stock for cash pursuant to the merger will generally not result in a non-U.S. holder (as defined in the section titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement) being subject to U.S. federal income tax unless the non-U.S. holder has certain connections to the United States. You should read the section titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement for a more detailed discussion of the U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders. You should also consult with your tax advisor for a complete analysis of the particular tax consequences of the merger to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

Regulatory Matters (Page 80)

The merger is subject to the expiration or termination of the applicable waiting periods under the HSR Act. Each party has agreed to use reasonable best efforts to cause the merger to be consummated and to obtain antitrust approval. To the extent required to obtain such approvals, AMC has agreed to offer, negotiate and agree to divestitures and other restraints with respect to Carmike’s, AMC’s and their respective affiliates’ businesses, services or assets, except that AMC will not be required to agree to a divestiture, license or hold separate of (i) Carmike’s, AMC’s or their respective affiliates’ theatres that would result in a loss of theatre-level cash flows in excess of $25 million in the aggregate, subject to certain limited exceptions or (ii) non-theatre assets with an aggregate net book value in excess of $20 million. On April 12, 2016, Carmike and AMC each filed their respective Notification and Report forms with the Antitrust Division of the Department of Justice, which we refer to in this proxy statement as the “DOJ,” and the Federal Trade Commission, which we refer to in this proxy statement as the “FTC.” On May 12, 2016, the DOJ issued a request for additional information under the HSR Act, which we refer to as a “Second Request”. The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after Carmike and AMC have substantially complied with this request, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. Carmike and AMC intend to cooperate with this request.

At any time before the effective time of the merger, the FTC, the DOJ, or others could take action under antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets, or to impose restrictions on the operations of Carmike or AMC following the completion of the merger. State attorneys general have notified Carmike and AMC that they will be investigating the competitive effects of the merger. In addition, other state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

For further discussion of regulatory matters relating to the merger, see “Terms of the Merger Agreement—Consents, Approvals and Filings” beginning on page 80 of this proxy statement.

Market Price of Carmike Common Stock and Dividend Information (Page 93)

Our common stock is listed on NASDAQ under the trading symbol “CKEC.” The closing sale price of our common stock on NASDAQ on March 3, 2016, which was the last trading day before we announced the execution of the merger agreement, was $25.11, compared to which the merger consideration represents a premium of approximately 19.5%. On May 20, 2016, the last trading day before the date of this proxy statement, the closing price of our common stock on NASDAQ was $29.80.

Under the terms of the merger agreement, we may not declare, set aside or pay any dividend or other distribution without the prior written consent of AMC (not to be unreasonably withheld, conditioned or delayed). We do not expect to pay dividends in the foreseeable future.

Fees and Expenses (Page 89)

All fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger or any of the other transactions contemplated by the merger agreement are completed, with certain exceptions expressly set forth in the merger agreement. These exceptions include reimbursement by AMC of out-of-pocket expenses incurred by Carmike in connection with Carmike’s cooperating with AMC’s obtaining financing.

Litigation Related to the Merger (Page 59)

On April 25, 2016 and May 10, 2016, two putative class action complaints were filed in the United States District Court for the Middle District of Georgia, Columbus Division, against Carmike’s directors, AMC, and Merger Sub arising from the merger: Solak v. Passman, et al., C.A. No. 4:16-cv-154 (CDL) (which we refer to as the “Solak Action”) and Baskette v. Fleming, et al., C.A. No. 4:16-cv-170 (CDL) (which we refer to as the “Baskette Action” and, together with the Solak Action, the “Actions”). The plaintiffs in the Actions, certain purported holders of Carmike’s common stock (which we refer to as the “Plaintiffs”), allege that the preliminary proxy statement filed by Carmike on March 31, 2016 with the SEC in connection with the merger contained false and misleading statements and omitted material information in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder, and further that the director defendants are personally liable for those alleged misstatements and omissions under Section 20(a) of the Exchange Act. Plaintiffs also allege that the director defendants breached their fiduciary duties owed to the public stockholders of Carmike in connection with the merger and that AMC and Merger Sub aided and abetted those breaches. The Actions seek, among other things, to enjoin the merger until the alleged Exchange Act violations and breaches of fiduciary duties are remedied, to rescind the merger agreement or any terms thereof to the extent such agreement or terms have already been implemented, and an award of attorneys’ and experts’ fees and costs. In addition, the Baskette Action seeks an accounting and award of damages. Although it is not possible to predict the outcome of litigation matters with certainty, Carmike believes that the claims raised in the Actions are without merit and intends to defend against them vigorously.

Appraisal Rights (Page 62 and Annex C)

Under Delaware law, you are entitled to appraisal rights in connection with the merger, in lieu of the merger consideration offered by AMC.

If you comply with the requirements of Section 262 of the DGCL, you will have the right under Delaware law to receive, in lieu of the $30.00 per share merger consideration, the fair value of your shares of Carmike common stock as determined by the Delaware Court of Chancery. The amount determined by the Delaware Court of Chancery to be the fair value of Carmike common stock as of the effective time of the merger could be more than, the same as or less than the merger consideration a stockholder would be entitled to receive under the terms of the merger agreement. Your appraisal rights are subject to a number of restrictions and technical requirements. Generally, in order to demand and perfect your appraisal rights, you must comply with the procedures set forth in Section 262, including but not limited to the following:

•	prior to the vote on the merger proposal by the stockholders at the special meeting, you must deliver to Carmike a written demand for appraisal of your shares that complies with the applicable statutory requirements;

•	you must not vote “FOR” the merger proposal, either by proxy or in person, at the special meeting;

•	you must continue to hold your shares through the effective time of the merger;

•	if the merger agreement is adopted at the special meeting, you must not submit your shares for payment of the merger consideration; and

•	within 120 days after the effective time of the merger, you must file a petition in the Court of Chancery of the State of Delaware, requesting a determination of the fair value of your shares of Carmike common stock as of the effective time of the merger.

Merely voting against the merger proposal will not perfect your appraisal rights. If you hold your shares in “street name,” you must instruct your broker or other nominee to take action in strict compliance with the DGCL to exercise your appraisal rights. Requirements under Delaware law for exercising appraisal rights are described in further detail under “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights” beginning on page 62 of this proxy statement. Section 262 regarding appraisal rights available to stockholders of Delaware corporations in certain mergers and consolidations is reproduced and attached as Annex C to this proxy statement. If you wish to avail yourself of your appraisal rights, you should consider consulting your legal advisor.

Help in Answering Questions

We greatly appreciate your cooperation in voting your shares. If you have any questions about the special meeting or the merger after reading this proxy statement, you may contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Neither the U.S. Securities and Exchange Commission, which we refer to in this proxy statement as the “SEC,” nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the merger, or determined if the information contained in this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a holder of our common stock. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: Why am I receiving these materials?

A: You are receiving this proxy statement and the accompanying proxy card because you owned shares of our common stock at the close of business on May 18, 2016, the record date for the special meeting. Our Board is soliciting proxies for use at the special meeting to consider and vote upon the proposal to adopt the merger agreement and the other proposals to be voted upon at the special meeting. These proxy materials provide you information for use in determining how to vote in connection with the matters to be considered at the special meeting.

Q: When and where is the special meeting?

A: The special meeting will take place on June 30, 2016, at 9:00 a.m., local time, at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309.

Q: What matters will be voted on at the special meeting?

A: We will ask you to consider and vote upon:

(1)	a proposal to adopt the merger agreement, approving the transactions contemplated thereby, including the merger;

(2)	a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement that may be payable to Carmike’s named executive officers in connection with the completion of the merger; and

(3)	a proposal to approve the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q: What is the proposed transaction?

A: Under the terms of the merger agreement, upon completion of the merger, Merger Sub will be merged with and into Carmike, with Carmike continuing as the surviving corporation and as an indirect wholly owned subsidiary of AMC. After the merger is completed, our common stock will cease to be traded on NASDAQ, the registration of our common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC.

Q: What will I receive if the merger is completed?

A: If the merger is completed, you will have the right to receive $30.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you own, unless you are entitled to demand and have properly demanded appraisal for such shares in accordance with, and you comply in all respects with, Section 262 of the DGCL. In either case, as a result of the merger, your shares will be cancelled and you will not own shares in the surviving corporation.

Q: Is the merger subject to the satisfaction of any conditions?

A. Yes. In addition to the approval of the proposal to adopt the merger agreement by Carmike’s stockholders, the merger is subject to the satisfaction of various conditions. The merger is not conditioned upon the receipt of any financing by AMC. For a description of these conditions, please see the section titled “Terms of the Merger Agreement—Conditions to Completion of the Merger” beginning on page 85 of this proxy statement.

Q: Should I send in my stock certificates now?

A: No. Please do not send your stock certificates now. If the merger is completed, you will receive shortly thereafter a letter of transmittal instructing you to send your stock certificates to the exchange agent in order to receive the cash payment of the merger consideration for each share of our common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q: Who is entitled to vote at the special meeting?

A: All stockholders of record as of the close of business on May 18, 2016, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were 24,375,684 outstanding shares of our common stock and entitled to vote. As of the record date, Carmike executive officers and directors, together with their affiliates, owned an aggregate of 576,597 shares of Carmike common stock, which represents 2.37% of all shares outstanding and entitled to vote at the special meeting.

Q: What happens if I sell or transfer my shares of common stock after the record date, but before the special meeting?

A: If you sell or transfer your shares of our common stock after the record date, but before the special meeting, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the special meeting.

Q: What vote is required to approve the merger proposal and thereby approve the merger?

A: Under Delaware law, and as a condition to the completion of the merger, approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting. Accordingly, (1) a Carmike stockholder’s failure to submit a proxy card or to vote in person at the special meeting, (2) an abstention from voting or (3) a broker non-vote will have the same effect as a vote “AGAINST” the merger proposal. As of the record date, there were 24,375,684 shares of Carmike common stock outstanding.

Q: What vote is required for the merger-related named executive officer compensation proposal?

A: Assuming a quorum is present, approval of the merger-related named executive officer compensation proposal requires the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present at the special meeting in person or by proxy and entitled to vote at the meeting. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the merger-related named executive officer compensation proposal. Shares not in attendance at the special meeting will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal.

Q: What vote is required for the adjournment proposal?

A: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present at the special meeting in person or by proxy and entitled to vote at the meeting. If a quorum is present, abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the adjournment proposal. Shares not in attendance at the special meeting will have no effect on the outcome of any vote on the adjournment proposal. If a quorum is not present, approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on such matter. If a quorum is not present, abstentions will have the same effect as votes “AGAINST” the adjournment proposal and broker non-votes, if any, will have no effect on the adjournment proposal.

Q: What is “merger-related compensation”?

A: “Merger-related compensation” is certain compensation that is tied to or based on the completion of the merger and may be payable to Carmike’s named executive officers under our existing plans or agreements, which is the subject of the merger-related named executive officer compensation proposal. See “Proposal 2: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 91 of this proxy statement.

Q: Why am I being asked to cast a non-binding, advisory vote to approve “merger-related compensation” payable to Carmike’s named executive officers under its plans or agreements?

A: In accordance with the rules promulgated under the Exchange Act, Carmike is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the merger-related named executive officer compensation proposal on the compensation that may be payable to our named executive officers in connection with the merger.

Q: What will happen if the stockholders do not approve the “merger-related compensation” in the merger-related named executive officer compensation proposal at the special meeting?

A: Approval of the merger-related named executive officer compensation proposal is not a condition to the completion of the merger. The vote with respect to the merger-related named executive officer compensation proposal is an advisory vote and will not be binding on Carmike or AMC. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the “merger-related compensation” is not contingent on stockholder approval of the merger-related named executive officer compensation proposal.

Q: What constitutes a quorum?

A: At the special meeting, stockholders holding a majority of the outstanding shares entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum.

Q: How does the Board of Directors recommend that I vote?

A: After considering various reasons to approve the merger agreement, as well as certain countervailing factors, the Board members unanimously determined that the merger agreement and transactions contemplated thereby, including the merger, are in the best interests of Carmike’s stockholders and approved, adopted and declared advisable, the merger agreement and the merger. Certain factors considered by the Board in reaching its decision to approve the merger agreement and the merger can be found in the section titled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 36 of this proxy statement.

The Board of Directors recommends that Carmike stockholders vote:

(1)	“FOR” the merger proposal, approving the transactions contemplated thereby, including the merger;

(2)	“FOR” the merger-related named executive officer compensation proposal; and

(3)	“FOR” the adjournment proposal.

Q: What is the difference between holding shares as a stockholder of record and a beneficial owner?

A: Most of our stockholders hold their shares through a Nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and this proxy statement is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the proxies named in the enclosed proxy card or to vote your shares in person at the special meeting. We have enclosed a proxy card for you to use.

•	Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement is being forwarded to you, together with a voting instruction card, by your Nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your Nominee on how to vote your shares and you are also invited to attend the special meeting where you may vote your shares in person by following the procedure described below.

Q: How do I vote my shares of Carmike common stock?

A: Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the annexes. You should also determine whether you hold your shares of our common stock directly in your name as a stockholder of record or through a Nominee, because this will determine the procedure that you must follow in order to vote. You are a stockholder of record if you hold your Carmike common stock in certificate form or if you hold your Carmike common stock in your name directly with our transfer agent, American Stock Transfer & Trust Company. If you are a stockholder of record, you may vote in any of the following ways:

•	Via the Internet—If you choose to grant a proxy via the internet, go to the website indicated on the enclosed proxy card and follow the easy instructions. You will need the control number shown on your proxy card in order to vote.

•	Via Telephone—If you choose to grant a proxy via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need the control number shown on your proxy card in order to vote.

•	Via Mail—If you choose to grant a proxy by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, NY 11219, Attn: Proxy Department. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•	At the Special Meeting—Stockholders of record who attend the special meeting may vote in person by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by the vote cast at the special meeting. Even if you intend to attend and vote at the special meeting, our Board recommends that you grant a proxy via the internet, telephone or mail in case you are later unable to attend the special meeting to ensure that your vote is counted.

Q: If I hold my shares through a Nominee, will my Nominee vote my shares for me?

A: Your Nominee will only be permitted to vote your shares if you instruct your Nominee how to vote. You should follow the procedures provided by your Nominee regarding the voting of your shares. If you do not instruct your Nominee to vote your shares, your shares will not be voted, which will be treated as a vote “AGAINST” the proposal to adopt the merger agreement.

If you do not provide voting instructions to your Nominee, your Nominee may not vote your shares on the merger proposal, the merger-related named executive officer compensation proposal or the adjournment proposal without specific instructions from you.

Q: What happens if I return my proxy card but I do not indicate how to vote?

A: If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of our common stock will be voted:

(1)	“FOR” the merger proposal, approving the transactions contemplated thereby, including the merger;

(2)	“FOR” the merger-related named executive officer compensation proposal; and

(3)	“FOR” the adjournment proposal.

We do not currently intend to present any other proposals for consideration at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q: What happens if I abstain from voting on a proposal?

A: If you sign and return a proxy card or grant a proxy over the internet or by telephone but abstain from voting on the merger proposal, the merger-related named executive officer compensation proposal or the adjournment proposal, it will have the same effect as a vote “AGAINST” the applicable proposal or proposals.

Q: May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A: Yes. Even if you sign and return the proxy card accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Corporate Secretary at Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, Attn: Corporate Secretary, specifying such revocation or change in vote. You may also change your vote by delivery of a valid, later-dated proxy prior to the special meeting or by attending and voting at the special meeting.

Q: What does it mean if I receive more than one set of proxy materials?

A: This means that you own shares of our common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q: When do you expect the merger to be completed?

A: Carmike and AMC are working to complete the merger promptly, and we expect it to be completed by the end of 2016. The merger is subject, however, to various regulatory approvals and other conditions, which are described in more detail in this proxy statement, and it is possible that factors outside the control of either company could result in the merger being completed at a later time, or not being completed at all.

Q: If the merger is completed, how will I receive the cash for my shares?

A: If the merger is completed and your shares of our common stock are held in book-entry through the Depositary Trust Company, which we refer to in this proxy statement as “DTC,” or in “street name” by a broker or other nominee, the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you are a stockholder of record with your shares held in certificate form or held directly in your name in book-entry form other than through DTC, you will receive a letter of transmittal with instructions for returning such letter of transmittal, and, in the case of holders of share certificates, how to send your share certificates to the exchange agent, in connection with the merger. The exchange agent will issue and deliver to you a check for your shares after you comply with these instructions. See the section titled “Terms of the Merger Agreement—Exchange of Shares in the Merger” beginning on page 69 of this proxy statement.

Q: Is the merger taxable to me?

A: The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in the section titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement). If you are a U.S. holder and your shares of our common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. The exchange of shares of our common stock for cash pursuant to the merger will generally not result in a non-U.S. holder (as defined in the section titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement) being subject to U.S. federal income tax unless the non-U.S. holder has certain connections to the United States. You should read the section titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement for a more detailed discussion of the U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders. You should also consult your tax advisor for a complete analysis of the particular tax consequences of the merger to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

Q: What happens if the merger is not completed?

A: If the merger agreement is not adopted by the stockholders at the special meeting or if the merger is not completed for any other reason, stockholders will not receive the merger consideration or any payment for their shares of our common stock in connection with the merger. Instead, our common stock will continue to be listed and traded on NASDAQ. In certain circumstances, we may be required to pay, or may be entitled to receive, a termination fee or we may seek other remedies in connection with a termination of the merger agreement, in each case, as described under “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 88 of this proxy statement.

Q: Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A: Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, if the merger is completed, stockholders of Carmike who do not vote in favor of adopting the merger agreement and who meet the other requirements set forth in Section 262 of the DGCL will have the right to receive payment of the fair value of their shares of Carmike common stock as determined by the Delaware Court of Chancery in lieu of the merger consideration. Appraisal rights will only be available to Carmike stockholders that deliver to Carmike a written demand for appraisal of their shares prior to the taking of the vote on the merger proposal by the stockholders at the special meeting, do not vote in favor of the merger proposal, hold their shares continuously through the effective time of the merger, do not submit their shares for payment of the merger consideration, and otherwise comply with the statutory procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The amount determined by the Delaware Court of Chancery to be the fair value of Carmike stock as of the effective time of the merger could be more than, the same as, or less than the merger consideration a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is attached as Annex C to this proxy statement and a summary of Section 262 can be found along with additional information about appraisal rights under “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights” beginning on page 62 of this proxy statement.

Q: Who will count the votes?

A: The votes will be counted by a representative of American Stock Transfer & Trust Company, who will act as the inspector of election appointed for the special meeting.

Q: Where can I find the voting results of the special meeting?

A: Carmike intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All periodic and current reports Carmike files with the SEC are publicly available when filed. See “Where Stockholders Can Find More Information” beginning on page 100 of this proxy statement.

Q: Where can I find more information about Carmike?

A: You can find more information about Carmike in its publicly filed reports with the SEC, on Carmike’s website www.carmike.com, and in the section titled “Where Stockholders Can Find More Information” beginning on page 100 of this proxy statement.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement, or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

If your Nominee holds your shares, you should also call your Nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain statements made in this proxy statement, the documents that we incorporate by reference in this proxy statement and other written or oral statements made by or on behalf of Carmike may constitute “forward-looking statements” within the meaning of the Exchange Act. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond Carmike’s ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder or regulatory approval for the merger or the failure to satisfy other conditions of the merger within the proposed timeframe or at all;

•	disruption in key business activities or any impact on Carmike’s relationships with third parties as a result of the announcement of the merger;

•	the failure to obtain the necessary financing arrangements as set forth in the debt commitment letters delivered pursuant to the merger agreement, or the failure of the merger to close for any other reason;

•	risks related to disruption of management’s attention from Carmike’s ongoing business operations due to the transaction;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Carmike and others relating to the merger agreement;

•	the risk that the pendency of the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	adverse regulatory decisions;

•	unanticipated changes in the markets for Carmike’s business segments;

•	general economic conditions in Carmike’s regional and national markets;

•	our ability to comply with covenants contained in the agreements governing Carmike’s indebtedness;

•	our ability to operate at expected levels of cash flow;

•	financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital;

•	our ability to meet our contractual obligations, including all outstanding financing commitments;

•	the availability of suitable motion pictures for exhibition in Carmike’s markets;

•	competition in Carmike’s markets;

•	competition with other forms of entertainment;

•	the effect of Carmike’s leverage on its financial condition;

•	prices and availability of operating supplies;

•	the impact of continued cost control procedures on operating results;

•	the impact of asset impairments;

•	the impact of terrorist acts;

•	changes in tax laws, regulations and rates; and

•	financial, legal, tax, regulatory, legislative or accounting changes or actions that may affect the overall performance of Carmike’s business.

Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in Carmike’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 29, 2016, under the heading “Item 1A. Risk Factors,” and in its subsequently filed reports with the SEC, including Forms 10-Q and 8-K. You are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement, which speak only as of the date hereof. Carmike does not undertake to update any of these statements in light of new information or future events, except as required by applicable law.

PARTIES INVOLVED IN THE MERGER

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Telephone: (706) 576-3400

Carmike Cinemas, Inc., a Delaware corporation, is a U.S. leader in digital cinema, 3-D cinema deployments and alternative programming and is one of the nation’s largest motion picture exhibitors. Carmike has 276 theatres with 2,954 screens in 41 states. The circuit includes 55 premium large format (PLF) auditoriums featuring state-of-the-art technology and luxurious seating, including 32 “BigDs,” 21 IMAX auditoriums and two MuviXL screens. As “America’s Hometown Theatre Chain” Carmike’s primary focus is mid-sized communities.

Carmike’s common stock is listed on NASDAQ under the symbol “CKEC.”

Carmike’s principal executive offices are located at 1301 First Avenue, Columbus, Georgia 31901, its telephone number is (706) 576-3400 and its internet website address is www.carmike.com. The information provided on or accessible through Carmike’s website, other than securities filings that are otherwise incorporated herein by reference, is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to Carmike’s website provided in this proxy statement.

Detailed descriptions of Carmike’s business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its subsequent reports filed with the SEC, if any, which are incorporated in this proxy statement by reference. See the section titled “Where Stockholders Can Find More Information” beginning on page 100 of this proxy statement.

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, KS 66211

Telephone: (913) 213-2000

AMC Entertainment Holdings, Inc., a Delaware corporation, through its direct and indirect subsidiaries is principally involved in the theatrical exhibition business and owns, operates or has interests in 385 locations and 5,380 screens located primarily in the United States. AMC’s common stock is listed on the NYSE, under the symbol “AMC.”

AMC’s principal executive offices are located at One AMC Way, 11500 Ash Street, Leawood, KS 66211, its telephone number is (913) 213-2000 and its internet website address is www.acmtheatres.com. The information provided on or accessible through AMC’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to AMC’s website provided in this proxy statement.

Congress Merger Subsidiary, Inc.

One AMC Way

11500 Ash Street

Leawood, KS 66211

Telephone: (913) 213-2000

Congress Merger Subsidiary, Inc., an indirect wholly owned subsidiary of AMC, is a Delaware corporation that was formed on February 29, 2016 for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement, including the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Carmike, with Carmike surviving the merger as an indirect wholly owned subsidiary of AMC.

The principal executive offices of Merger Sub are located at One AMC Way, 11500 Ash Street, Leawood, KS 66211, and its telephone number is (913) 213-2000.

THE SPECIAL MEETING

This section contains information about the special meeting of Carmike’s stockholders that has been called to consider and vote upon a proposal to adopt the merger agreement, a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement that may be payable to Carmike’s named executive officers in connection with the completion of the merger and a proposal to approve the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

This proxy statement is being provided to the stockholders of Carmike as part of a solicitation of proxies by the Board of Directors for use at the special meeting to be held at the date, time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting.

Date, Time and Place

The special meeting of stockholders of Carmike is scheduled to be held on June 30, 2016, at 9:00 a.m., local time, at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, unless the special meeting is adjourned or postponed. We intend to mail this proxy statement and the accompanying proxy card to our stockholders on or about May 25, 2016.

Purpose of the Special Meeting

At the special meeting, stockholders will be asked:

•	to consider and vote upon a proposal to adopt the merger agreement, approving the transactions contemplated thereby, including the merger;

•	to consider and vote upon a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement that may be payable to Carmike’s named executive officers in connection with the completion of the merger; and

•	to consider and vote upon a proposal to approve the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendations of Our Board of Directors

After considering various reasons to approve the merger agreement, as well as certain countervailing factors, the Board members unanimously determined that the merger agreement and transactions contemplated thereby, including the merger, are in the best interests of Carmike’s stockholders and approved, adopted and declared advisable, the merger agreement and the merger. Certain factors considered by the Board in reaching its decision to approve the merger agreement and the merger can be found in the section titled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 36 of this proxy statement.

The Board of Directors recommends that Carmike stockholders vote:

(1)	“FOR” the merger proposal, approving the transactions contemplated thereby, including the merger;

(2)	“FOR” the merger-related named executive officer compensation proposal; and

(3)	“FOR” the adjournment proposal.

Record Date and Voting Information

Only holders of record of our common stock at the close of business on May 18, 2016, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each holder of record of our common stock on the record date will be entitled to one vote for each share held as of the record date on each matter submitted to our stockholders for approval at the special meeting. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the special meeting.

As of the close of business on the record date, there were 24,375,684 shares of Carmike common stock, par value $0.03 per share, issued, outstanding and entitled to vote at the special meeting, which shares were held by approximately 268 holders of record.

Nominees typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, Nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters. At the special meeting, Nominees do not have the authority to vote without instructions from the beneficial owner.

Quorum

At the special meeting, stockholders holding a majority of the outstanding shares entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any such stockholders. As of the record date, 12,187,843 shares of our common stock will be required to obtain a quorum. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected the meeting will be adjourned to solicit additional proxies.

Required Vote; Effect of Abstentions and Broker Non-Votes

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting. Assuming a quorum is present, approval of each of the merger-related named executive officer compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote at the meeting. Approval of the adjournment proposal (if no quorum is present) will require the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on such matter.

Abstentions will have the same effect as votes “AGAINST” the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal.

Shares not in attendance will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal and the adjournment proposal, but will have the same effect as votes “AGAINST” the merger proposal.

If you hold your shares through a Nominee and do not instruct your Nominee on how you wish your shares of Carmike common stock to be voted using the voting instruction form provided by your Nominee, your Nominee may not vote uninstructed shares on the merger proposal, the merger-related named executive officer compensation proposal or the adjournment proposal If such failure to instruct your Nominee on any matter results in a “broker non-vote,” these “broker non-votes” will be counted as votes “AGAINST” the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal (if a quorum is present). “Broker non-votes” will have no effect on the adjournment proposal (if no quorum is present).

It is important that you vote your shares. Under the DGCL, the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting and your abstaining from voting, failure to vote, or failure to instruct your Nominee to vote, will have the same effect as a vote “AGAINST” the merger proposal.

If the special meeting is adjourned or postponed for any reason, and the record date remains unchanged, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been revoked or withdrawn in the interim.

Voting by Stockholders

After carefully reading and considering the information contained in this proxy statement, each stockholder of record of Carmike common stock (that is, if your shares of Carmike common stock are registered in your name with our transfer agent, American Stock Transfer & Trust Company) should grant a proxy to vote by mail, through the internet, or by telephone or attend the special meeting in person and vote by ballot, according to the instructions described below. Each beneficial owner of Carmike common stock (that is, if your shares of Carmike common stock are held in “street name” through a Nominee) should vote by directing your Nominee how to vote your shares.

Voting Methods

For Stockholders of Record:

If your shares are held in your name on the records of our transfer agent, American Stock Transfer & Trust Company, you can vote:

•	Via the Internet—If you choose to grant a proxy via the internet, go to the website indicated on the enclosed proxy card and follow the easy instructions. You will need the control number shown on your proxy card in order to vote;

•	Via Telephone—If you choose to grant a proxy via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need the control number shown on your proxy card in order to vote;

•	Via Mail—If you choose to grant a proxy via mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted; or

•	At the Special Meeting—Stockholders of record who attend the special meeting may vote in person by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by the vote cast at the special meeting.

Whether or not you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy via the internet or by telephone prior to the special meeting to ensure that your shares will be voted at the special meeting. Proxies received at any time before the special meeting and not expired, revoked or superseded before being voted will be voted at the special meeting. If the proxy contains instructions on how to vote, it will be voted in accordance with the instructions. If no instruction is indicated, the proxy will be voted:

(1)	“FOR” the merger proposal, voting such shares in favor of approving the transactions contemplated thereby, including the merger;

(2)	“FOR” the merger-related named executive officer compensation proposal; and

(3)	“FOR” the adjournment proposal.

Please do not send us stock certificates or other documents representing Carmike common stock at this time. If the merger is completed, holders of Carmike stock certificates will receive instructions regarding the procedures for exchanging their existing Carmike stock certificates for the payment of the merger consideration.

For Beneficial Owners:

If your shares are held in “street name” through a Nominee, you have the right to direct your Nominee on how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting unless you obtain a “legal proxy” from the Nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Revocation of Proxies

Carmike stockholders of record retain the power to revoke their proxy or change their vote, even if they sign the proxy card in the form accompanying this proxy statement, vote via the internet or vote via telephone. Carmike stockholders can revoke their proxy at any time before it is exercised by giving written notice to our Corporate Secretary at Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, Attn: Corporate Secretary, specifying such revocation. Carmike stockholders may also change their vote by timely delivering to us a valid, later-dated proxy or by voting by ballot in person at the special meeting. Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name” through a Nominee, you should follow the instructions of such Nominee regarding the revocation of voting instructions. If you have voted via the internet or via telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

Voting by Carmike’s Directors and Executive Officers as to the Merger Proposal

At the close of business on the record date, directors and executive officers of Carmike and their affiliates owned, in the aggregate, 576,597 shares of Carmike common stock which they are entitled to vote at the special meeting, representing approximately 2.37% of the shares of Carmike common stock outstanding on that date and entitled to vote at the special meeting. We currently expect that Carmike’s directors and executive officers will vote their shares in favor of each of the proposals, although none of them have entered into any agreement obligating them to do so.

Certain directors and executive officers of Carmike have interests as to the merger proposal that are different from, or in addition to, those of other Carmike stockholders generally. For more information, see the section titled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger” beginning on page 48 of this proxy statement.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our Board. Expenses incurred in connection with printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities relating to this proxy statement under any laws are our responsibility. We have engaged the services of Innisfree M&A Incorporated to solicit proxies for the special meeting. In connection with its retention by us, Innisfree M&A Incorporated has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Innisfree M&A Incorporated a fee of approximately $25,000, plus reasonable out-of-pocket expenses for its services, and we will indemnify Innisfree M&A Incorporated for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Carmike common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Innisfree M&A Incorporated, in person or by telephone, email, fax or other means of communication and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report on Form 10-K addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a Nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that Nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement and annual report on Form 10-K will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a Nominee will be householding, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the Nominee. If you would prefer to receive separate copies of a proxy statement and annual report on Form 10-K for other stockholders in your household, either now or in the future, please contact your Nominee. Upon written or oral request to our Corporate Secretary at Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, (706) 576-3400, we will promptly provide separate copies of this proxy statement and our annual report on Form 10-K.

Tabulation of Votes

All votes will be tabulated by a representative of American Stock Transfer & Trust Company, who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Adjournments and Postponements

In addition to the merger proposal and the merger-related named executive officer compensation proposal, our stockholders are also being asked to approve a proposal that will allow for the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, to allow reasonable additional time for the filing and distribution of any necessary supplemental or amended disclosure to be disseminated to and reviewed by our stockholders prior to the special meeting, or as otherwise required by applicable law or with the consent of AMC. In addition, our Board could postpone the meeting before it commences in the case of any of the circumstances described above. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you submit a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the merger proposal but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

Any adjournment may be made without notice to another time or place if the date, time and place to which the meeting is adjourned is announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if the adjournment is for more than 30 days or, if after the adjournment, our Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Attending the Special Meeting

Only stockholders of record as of the close of business on May 18, 2016, or their duly appointed proxies, and “street name” holders (those whose shares are held through a Nominee) who bring evidence of beneficial ownership on the record date for the special meeting, such as a copy of your account statement or similar evidence of ownership of our common stock as of the record date for the special meeting, may attend the special meeting. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a “legal proxy” from the record holder (your Nominee) of the shares of our common stock authorizing you to vote at the special meeting. All stockholders should bring photo identification (a driver’s license or passport is preferred), as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to grant a proxy to vote by the internet, telephone or mail so that your vote will be counted if you later decide not to attend the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Stockholders will be admitted to the meeting room starting at 8:30 a.m., local time, and admission will be on a first-come, first-served basis.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated by telephone toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

Effects of the Merger

Pursuant to the terms of the merger agreement, if the merger agreement is adopted by Carmike’s stockholders and the other conditions to the closing are either satisfied or waived, at the effective time of the merger, Merger Sub will be merged with and into Carmike, with Carmike surviving the merger as an indirect wholly owned subsidiary of AMC. As a result of the merger, Carmike will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

At the effective time of the merger, each share of Carmike common stock issued and outstanding immediately prior to such time (other than any shares held by Carmike or owned by AMC, Merger Sub or any of their respective subsidiaries (which will be cancelled and shall cease to exist and no payment will be made with respect to such shares), and the excluded shares held by stockholders who are entitled to demand and have properly demanded appraisal rights with respect to such shares pursuant to, and in compliance in all respects with, the DGCL (which will have the rights provided by the applicable provisions of the DGCL)), will be converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes. All equity interests of Merger Sub that are issued and outstanding immediately prior to the effective time of the merger will be converted into and become fully paid and non-assessable shares of common stock of the surviving corporation.

At least seven days prior to the effective time of the merger, each outstanding Carmike stock option, whether or not vested or exercisable, will, contingent upon the consummation of the merger, become 100% vested and exercisable. Each share of Carmike common stock received in connection with the exercise of Carmike stock options will be entitled to receive the merger consideration subject to the terms of the merger agreement. To the extent not exercised, each outstanding Carmike stock option will, at the effective time, be cancelled automatically, and Carmike will pay each holder of such cancelled Carmike stock option an amount in cash (less any applicable tax withholdings), determined by multiplying (x) the excess, if any, of $30.00 over the exercise price per share of Carmike common stock subject to such Carmike stock option by (y) the number of shares of Carmike common stock subject to such Carmike stock option. Notwithstanding the foregoing, if the per share exercise price payable with respect to a Carmike stock option exceeds the merger consideration, then such Carmike stock option will be cancelled without payment of any consideration with respect thereto.

In addition, immediately prior to the effective time of the merger:

•	each share of Carmike restricted stock that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and the holders of such shares will be entitled to receive the merger consideration subject to the terms of the merger agreement;

•	each award of Carmike restricted stock units that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and Carmike will with respect to the holder of any such Carmike restricted stock units (1) issue the number of shares of Carmike common stock underlying such Carmike restricted stock units, which shares will be entitled to receive the merger consideration in accordance with the merger agreement, and (2) pay in cash all dividend equivalents, if any, accrued but unpaid as of the effective time with respect to the number of shares of Carmike common stock underlying such Carmike restricted stock units; and

•	each award of Carmike performance shares that is then outstanding, whether or not vested, or whether or not performance criteria have been achieved, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied with respect to (1) the actual number of shares of Carmike common stock earned for each performance period completed prior to the effective time of the merger, as determined by Carmike prior to the effective time of the merger in accordance with the terms of the applicable award agreements and the Carmike stock plans in existence as of the effective date of the merger agreement, and (2) the number of shares of Carmike common stock equal to the specified number of target shares for any performance period during which the effective time of the merger occurs and for each succeeding performance period covered by such Carmike performance shares, and the holders of such shares will be entitled to receive the merger consideration in accordance with the merger agreement.

At the effective time of the merger, the certificate of incorporation and the by-laws of Carmike, which we refer as the “by-laws” in this proxy statement, will be amended in their entirety to be in the forms set forth as exhibits to the merger agreement until thereafter changed or amended as provided therein or by applicable law. In addition, as of the effective time of the merger, the directors of Merger Sub immediately prior to the effective time will become the directors of the surviving corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with by-laws of the surviving corporation. The officers of Merger Sub immediately prior to the effective time will be the initial officers of the surviving corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

Background of the Merger

Carmike’s Board and senior management regularly review and assess Carmike’s business, operations and financial performance, including Carmike’s capital allocation strategy and potential opportunities to maximize stockholder value through acquisitions, business combinations, and other strategic and financial transactions. As part of this assessment, Carmike regularly engages in discussions with third parties regarding potential transactions. Over the course of Carmike’s last three fiscal years, Carmike has engaged in a significant number of theatre acquisitions and acquired over 40 theatres (with approximately 470 screens) to grow its business.

The Board and senior management also regularly review and assess industry trends and market conditions as they may impact Carmike’s long-term strategic goals and plans. In recent years, the Board and Carmike’s senior management have considered a variety of industry trends, including trends relating to industry consolidation, in-theatre dining, increased investment by theatre exhibitors in areas such as remodeling of theatres, luxury reseating and expanded concession offerings and film release windows.

In May 2014, at the request of Mr. Gerry Lopez, the then President and Chief Executive Officer of AMC, Mr. David Passman, Carmike’s President and Chief Executive Officer and Mr. Richard Hare, Carmike’s Senior Vice President—Finance, Treasurer and Chief Financial Officer met with Mr. Lopez and Mr. Craig Ramsey, AMC’s Executive Vice President and Chief Financial Officer. At the meeting, AMC proposed engaging in discussions regarding a potential transaction in which AMC would acquire Carmike in exchange for cash and stock merger consideration.

At a Board meeting in late May 2014, Carmike’s senior management discussed with the Board the meeting with AMC’s senior management. After discussion, the Board determined not to engage in any discussions at that time regarding a potential transaction with AMC in light of Carmike’s then pending transaction to acquire Digital Cinema Destinations Corp., which we refer to in this proxy statement as “Digiplex.”

Following the closing of the Digiplex transaction in August 2014, AMC’s senior management contacted Carmike’s senior management and proposed that AMC and Carmike engage in discussions regarding a potential transaction. The Board met on August 27, 2014 to discuss this proposal. Although the Board did not make any decision at this meeting regarding Carmike’s strategic alternatives, it authorized Carmike to enter into a confidentiality agreement with AMC, and provide due diligence to, and discuss the terms of a potential transaction with, AMC. The Board also authorized the Board’s Executive Committee to approve the engagement of J.P. Morgan as Carmike’s financial advisor. The Board and the Board’s Executive Committee authorized Carmike to engage J.P. Morgan on the basis of, among other things, J.P. Morgan’s experience and its qualifications and reputation in connection with providing strategic and financial advisor services and its familiarity with Carmike and the industries in which it operates.

During September 2014, Carmike negotiated a confidentiality agreement with AMC and also discussed with AMC the scope of a potential due diligence process.

In October 2014, following approval by the Board’s Executive Committee, Carmike engaged J.P. Morgan as its financial advisor and executed an engagement letter with J.P. Morgan. Also during October 2014, Carmike entered into a confidentiality agreement with AMC.

During the remainder of 2014, Carmike and AMC engaged in due diligence and discussed the terms of a potential transaction. During the course of these discussions, AMC proposed to acquire Carmike for $35.00 per share, with 50% of the merger consideration to be paid in cash, and the remaining 50% of the merger consideration paid in AMC stock. In addition, among other matters, AMC and Carmike discussed how the exchange ratio would be determined, the Carmike termination fee that would be payable if Carmike pursued another transaction and the AMC reverse termination fee that would be payable if the regulatory conditions were not satisfied, AMC’s financing commitments, the conditions to closing a potential transaction, and the efforts AMC and Carmike would be required to take to obtain the necessary regulatory approvals for the transaction. Throughout the process, the Board was actively involved in overseeing these discussions.

In December 2014, representatives of King & Spalding LLP, our outside legal counsel which we refer to in this proxy statement as “King & Spalding,” updated the Board on its fiduciary duties applicable to its consideration of Carmike’s strategic alternatives, including a potential sale of Carmike. The Board also reviewed a list of other potential strategic buyers prepared by representatives of J.P. Morgan. The Board discussed with Carmike’s senior management and representatives of J.P. Morgan whether any other potential strategic buyers would likely be interested in, and financially capable of, consummating a business combination with Carmike. After discussion, the Board determined that Party A, Party B, Party C, and Party D, each of which was a potential strategic buyer, could be interested in, and financially capable of, consummating a potential business combination with Carmike, and authorized Carmike’s management and J.P. Morgan to solicit interest from such Parties regarding a potential transaction.

Also during this period, the Board discussed with Carmike’s senior management and representatives of J.P. Morgan whether any potential financial buyer would be interested in a potential business combination with Carmike. After discussion, the Board determined that, in light of the leverage that would likely be required in connection with a sale of Carmike to a potential financial buyer, the lack of synergies available to a potential financial buyer, and the likely required investment returns that would be sought by a potential financial buyer, a sale of Carmike to a potential financial buyer was not expected to maximize stockholder value as compared to a potential transaction with AMC or another potential strategic buyer.

Accordingly, during December 2014 and January 2015, representatives of J.P. Morgan, with the authorization of the Board, contacted two U.S. strategic buyers (Party A and Party B) and two non-U.S. strategic buyers (Party C and Party D) to determine their interest in a potential business combination with Carmike. During this period, representatives of J.P. Morgan, with the authorization of the Board, also contacted Party E, a potential non-U.S. strategic buyer, to determine whether Party E was interested in pursuing a potential business combination with Carmike. Each of Party B, Party C, Party D and Party E declined to execute a confidentiality agreement, and they each informed representatives of J.P. Morgan that they were not interested in pursuing a potential business combination with Carmike either because they did not believe Carmike’s business would be a strategic fit for their respective businesses or because they were pursuing other long-term acquisition or strategic alternatives. Carmike entered into a confidentiality agreement with Party A, which confidentiality agreement did not contain any “standstill” restriction that would prevent Party A from making a proposal to acquire Carmike if Carmike entered into a definitive agreement with respect to a change of control transaction with another party. Following the execution of the confidentiality agreement, Carmike provided Party A with access to a data room containing financial and other information regarding Carmike. Subsequently, Party A informed representatives of J.P. Morgan that it was not interested in pursuing a potential business combination with Carmike because a transaction did not align with Party A’s strategic priorities at that time.

During the first quarter of 2015, Carmike and AMC continued due diligence and discussions regarding the terms of a potential transaction, including discussions regarding the amount and form of consideration and how the exchange ratio would be determined. During the course of these discussions, AMC proposed to acquire Carmike for $36.00 per share, with 50% of the merger consideration to be paid in cash, and the remaining 50% of the merger consideration paid in AMC stock. Subsequent to this proposal, the parties discussed a potential transaction in which AMC would acquire Carmike for $37.00 per share, with 60% of the merger consideration to be paid in cash, and the remaining 40% of the merger consideration paid in AMC stock. For illustrative purposes only, the $37.00 price represented a premium of approximately 19.2% to the $31.03 closing price per share of our common stock on March 12, 2015 (the day preceding the Reuters report described below) and a premium of approximately 21.7% to the volume weighted average price of our common stock over the 30 days ended March 12, 2015.

In addition, during the course of these discussions, the parties discussed the Carmike termination fee and the AMC reverse termination fee that would be payable in a potential transaction, AMC’s financing commitments, the conditions to closing a potential transaction, and the efforts AMC and Carmike would be required to take to obtain the necessary regulatory approvals for the transaction. With respect to the termination fees, the parties were negotiating a fee in the range of approximately 2.5% to 3.8% of the equity value of the transaction. In addition, the parties were negotiating a reverse termination fee in the range of $45 million to $50 million, which would be paid by AMC to Carmike in certain circumstances where regulatory approval was not obtained. AMC also indicated that it was prepared to make divestitures of theatre and non-theatre assets up to certain thresholds to obtain the necessary regulatory approvals.

On March 13, 2015, Reuters published a report stating, among other matters, that Carmike had hired J.P. Morgan as its financial advisor to help Carmike explore strategic alternatives, including a potential sale of Carmike.

Throughout the first quarter of 2015, the Board was actively involved in overseeing these discussions. In addition, in this period the Board reviewed and discussed with Carmike’s senior management and representatives of J.P. Morgan Carmike’s February 2015 Projections” (as defined below under “—Certain Projections Prepared by the Management of Carmike”).

On April 10, 2015, AMC notified Carmike that it was no longer interested in pursuing the transaction. AMC indicated that over time its management and board grew increasingly less comfortable with the terms of the transaction.

Following the withdrawal of AMC’s interest, the Board and senior management continued to focus on Carmike’s business, operations and financial performance, including Carmike’s theatre acquisition strategy, its capital allocation strategy and its strategy to make investments in existing theatres.

On July 21, 2015, AMC announced that Mr. Lopez was stepping down as President and Chief Executive Officer of AMC effective August 6, 2015. Following this announcement, AMC undertook a search for a new Chief Executive Officer.

In October 2015, Carmike announced its acquisition of Sundance Cinemas, LLC, which included the acquisition of five (5) theatres and 37 screens in Los Angeles, San Francisco, Houston, Seattle and Madison, Wisconsin.

At an industry conference in December 2015, members of Carmike’s senior management received inquiries from three financial sponsors. One such inquiry concerned Carmike’s interest in a “private investment in public equity” (PIPE) transaction or investment in Carmike, with the other two inquiries concerning Carmike’s interest in a “going private” leveraged transaction. Carmike’s senior management reported these inquiries to the Board.

In early December 2015, Mr. Gary Suter, AMC’s Senior Vice President—Purchasing & Strategic Initiatives, contacted Mr. Dan Ellis, Carmike’s Senior Vice President, General Counsel and Secretary, to request a meeting with Mr. Ellis to discuss the process that AMC and Carmike had undertaken earlier in the year. On December 10, 2015, Carmike’s senior management informed the Board that AMC had contacted Carmike. After discussion, the Board authorized Mr. Ellis to meet with AMC, which meeting was scheduled for January 6, 2016.

During the fourth quarter of 2015, the Board continued to review Carmike’s capital allocation strategy and evaluated a potential share repurchase program in view of the then trading price of Carmike’s common stock. On December 10, 2015, Carmike announced that the Board authorized a $50 million share repurchase program. In approving this share repurchase program, the Board, among other considerations, reviewed and discussed with Carmike’s senior management Carmike’s December 2015 Projections (as defined below under “—Certain Projections Prepared by the Management of Carmike”).

On December 14, 2015, AMC announced that its Board of Directors appointed Mr. Adam M. Aron as the Chief Executive Officer and President of AMC, effective as of January 4, 2016.

On January 6, 2016, Mr. Ellis met with Mr. Suter. At the meeting, Mr. Suter asked whether Carmike would be receptive to discussing a potential transaction in which AMC would acquire Carmike. On January 7, 2016, Mr. Aron called Mr. Passman to further inquire regarding Carmike’s interest in a potential transaction. No specific transaction terms were discussed by Carmike’s senior management or AMC’s senior management during the meeting on January 6, 2016 or discussion on January 7, 2016. Carmike’s senior management reported on these developments to the Board’s Executive Committee and Compensation and Nominating Committee on January 14, 2016. The Board’s Executive Committee authorized Carmike’s senior management to further discuss a potential transaction with AMC’s senior management.

On January 20, 2016, Mr. Aron and other members of AMC’s senior management met with Mr. Passman and other members of Carmike’s senior management. At the meeting, AMC’s senior management discussed with Carmike’s senior management AMC’s potential timeline and diligence process to complete a transaction and other issues regarding a potential transaction. Also at the meeting, AMC’s senior management suggested a transaction in which AMC would acquire Carmike for a purchase price of $26.00 per share, which consideration would be payable in cash and shares of AMC common stock. Carmike’s senior management noted that the parties had previously discussed in the first quarter of 2015 a price of $37.00 per share. Following discussion, AMC’s senior management stated that they would give consideration to increasing AMC’s proposed purchase price to a number in the range of $26.00 to $30.00 per share. Carmike’s senior management did not agree to any transaction terms at the meeting and informed AMC’s senior management that they would discuss with Carmike’s Board any specific proposal from AMC to acquire Carmike. AMC’s senior management informed Carmike’s senior management that AMC expected to send Carmike a preliminary proposal regarding a transaction once AMC had received additional diligence information (including diligence material regarding the results of operations of Carmike’s fourth quarter of fiscal 2015).

On January 25, 2016, the Board’s Executive Committee met to discuss the meeting with AMC’s senior management that took place on January 20, 2016. At the meeting, the Board’s Executive Committee authorized Carmike’s senior management to enter into an extension to Carmike’s confidentiality agreement with AMC and to provide AMC with additional diligence material. Also at the meeting, the Board’s Executive Committee agreed to schedule a Board meeting to further discuss a potential transaction with AMC.

On January 26, 2016, Carmike entered into an extension to its confidentiality agreement with AMC, and Carmike thereafter provided AMC with additional diligence material.

On January 28, 2016, the Board held a special meeting which members of Carmike’s senior management and representatives of J.P. Morgan and King & Spalding also attended. At the meeting, the Board reviewed the discussions Carmike’s senior management had with AMC’s senior management regarding a potential transaction. At the meeting, Carmike’s senior management noted that it was expecting a proposal from AMC during the week of February 1, 2016. The Board also considered the advantages and disadvantages of approaching other potential bidders to determine if there were any other parties that would likely be interested in, and financially capable of, consummating a potential transaction with Carmike. Following discussion, the Board determined to further consider a potential transaction with AMC once Carmike had received the expected proposal from AMC.

On February 1, 2016, Mr. Aron contacted Mr. Passman and proposed a potential transaction in which AMC would acquire Carmike for a purchase price in the range of $28.00 to $29.00 per share. Mr. Passman informed Mr. Aron that he did not believe the Board would be supportive of a transaction in that price range. During the week of February 1, 2016, Carmike’s senior management continued to discuss a potential transaction with AMC’s senior management, including discussions regarding price, form of consideration, the efforts AMC and Carmike would take to obtain the necessary regulatory approvals for a transaction, the size of the AMC termination fee payable if regulatory approval were not obtained, and the size of the Carmike termination fee payable if Carmike were to accept a superior proposal.

On February 5, 2016, after further discussion, Mr. Aron contacted Mr. Passman and proposed a transaction in which AMC would acquire Carmike for a price of $30.00 per share in an all cash transaction. Mr. Aron noted that AMC’s proposed purchase price of $30.00 per share may be slightly reduced by AMC following further discussions with AMC’s board of directors. Mr. Aron also discussed with Mr. Passman AMC’s potential timeline and diligence process to complete a transaction and other issues regarding a potential transaction, including the efforts that AMC and Carmike would take to obtain the necessary regulatory approvals for a transaction and the size of the AMC termination fee payable if regulatory approval were not obtained. Mr. Passman noted that he would discuss AMC’s proposal with the Board.

On February 8, 2016, the Board held a special meeting. Members of Carmike’s senior management and representatives of J.P. Morgan and King & Spalding were present at the meeting. At the meeting, the Board discussed AMC’s proposal with Carmike’s senior management and representatives of J.P. Morgan and King & Spalding. The Board also considered the advantages and disadvantages of approaching other potential bidders to determine if there were any other parties that would likely be interested in, and financially capable of, consummating a potential transaction with Carmike. Following discussion, the Board authorized Carmike’s senior management to continue discussions with AMC’s senior management regarding a potential transaction, including to engage in negotiations regarding the terms of a merger agreement, and also instructed representatives of J.P. Morgan to prepare a list of other potential buyers that would likely be interested in a transaction with Carmike. On February 10, 2016, King & Spalding provided a draft merger agreement to AMC’s counsel, Husch Blackwell LLP, which we refer to in this proxy statement as “Husch Blackwell,” and AMC, Carmike, King & Spalding and Husch Blackwell thereafter negotiated the terms of the draft merger agreement. During these negotiations, the parties settled upon a termination fee of $30 million, which would be payable by Carmike to AMC in certain circumstances where the merger agreement was terminated. AMC also indicated it was prepared to agree to requirements satisfactory to Carmike related to AMC’s efforts to obtain the necessary regulatory approvals for a transaction and the parties settled upon a $50 million termination fee payable by AMC in certain circumstances if regulatory approval was not obtained.

On February 15, 2016, the Board held a special meeting. Members of Carmike’s senior management and representatives of J.P. Morgan and King & Spalding were present at the meeting. At the meeting, representatives of King & Spalding updated the Board on its fiduciary duties applicable to its consideration of Carmike’s strategic alternatives, including a potential sale of Carmike.

During the meeting, the Board reviewed and discussed the terms of AMC’s proposal and AMC’s plans to finance the transaction. King & Spalding also discussed with the Board its analysis of antitrust matters related to the proposed transaction, including the regulatory approval process and timing considerations. King & Spalding also discussed the commitments AMC was prepared to make to obtain regulatory approval and the AMC termination fee payable if regulatory approval was not obtained.

The Board also reviewed and discussed with Carmike’s senior management Carmike’s performance during the fourth quarter of 2015, as well as Carmike’s updated financial projections, which we refer to as the “February 2016 Projections” (see below under “—Certain Projections Prepared by the Management of Carmike”). In reviewing the February 2016 Projections, Carmike’s senior management noted a key difference between Carmike’s prior 2015 projections and the February 2016 Projections was that the February 2016 Projections were affected by the fact that the level of theatre acquisition activity by Carmike in 2015 was lower than had been projected. The Board also reviewed Carmike’s growth strategy, including its new theatre development plans and the potential growth opportunities available to Carmike through its theatre acquisition strategy, as well as initiatives such as expansion of in-theatre dining, remodeling of theatres, luxury reseating and expanded concession offerings. As part of this review, the Board considered the opportunities, challenges and risks associated with executing Carmike’s growth strategy, including Carmike’s resources and positioning relative to larger competitors, as well as the uncertainties inherent in its new development and theater acquisition strategy and uncertainties presented by other industry trends.

In addition, representatives of J.P. Morgan reviewed with the Board the financial terms of the offer from AMC. Also at the Board meeting, representatives of J.P. Morgan reviewed and discussed with the Board and Carmike’s senior management a list of potential strategic buyers. The Board discussed with Carmike’s senior management and representatives of J.P. Morgan whether any other potential strategic or financial buyers would likely be interested in, and financially capable of, consummating a business combination with Carmike. Also as part of this discussion, the Board discussed with Carmike’s senior management and representatives of J.P. Morgan the inquiries Carmike’s senior management received at the industry conference in December 2015. Representatives of J.P. Morgan also noted that, with the exception of AMC and the other two largest strategic companies in the industry, U.S. strategic buyers were unlikely to be financially capable of consummating an acquisition of Carmike. Representatives of J.P. Morgan also noted that potential non-U.S. strategic buyers (including Party C, Party D and Party E) were unlikely to be interested in an acquisition of Carmike given their respective other strategic priorities and the challenges presented by current exchange rates.

In connection with this discussion, the Board noted the contacts previously made with potential buyers and the lack of interest expressed by potential buyers at that time. Following discussion, the Board instructed representatives of J.P. Morgan to contact Party A and Party B, to determine if they were interested in potentially acquiring Carmike. Also at the meeting, the Board reviewed and discussed with representatives of J.P. Morgan the absence of business relationships of J.P. Morgan with AMC and its controlling stockholder, as well as Party A. The Board also reviewed and discussed with representatives of J.P. Morgan the business relationships of J.P. Morgan with Party B, which the Board determined were not material.

The Board also determined that in light of the leverage that would likely be required in connection with a sale of Carmike to a potential financial buyer, the lack of synergies available to a potential financial buyer, the likely required investment returns that would be sought by a potential financial buyer, the current volatility of the financing markets, and the increased likelihood of “leaks” arising in a transaction and the potential disruption of Carmike’s management attention with respect to Carmike’s ongoing business operations if the number of potential bidders were expanded to include buyers that were unlikely to be competitive, a sale of Carmike to a potential financial buyer was not expected to maximize stockholder value as compared to a potential transaction with AMC or another potential strategic buyer. As part of this determination, the Board considered the inquiries Carmike’s senior management received at the industry conference in December 2015 and determined that such inquiries were not likely to result in a transaction that would maximize stockholder value as compared to a potential transaction with AMC or another potential strategic buyer.

Following the February 15, 2016 Board meeting, representatives of J.P. Morgan contacted Party A and Party B. Party B informed J.P. Morgan that it was not interested in pursuing a potential transaction with Carmike. Carmike executed an extension to its confidentiality agreement with Party A on February 21, 2016, which confidentiality agreement did not contain any “standstill” restriction that would prevent Party A from making a proposal to acquire Carmike. Following the execution of the extension to the confidentiality agreement, Carmike provided Party A with access to a data room containing financial and other information regarding Carmike, including Carmike’s financial results for the fourth quarter of 2015 and its financial results for the 2015 fiscal year, as well as the March 2016 Projections. On March 1, 2016, Party A informed J.P. Morgan that it was not interested in pursuing a potential transaction with Carmike at this time.

On February 18, 2016, AMC’s senior management contacted Carmike’s senior management and noted that, based upon prior input from AMC’s board of directors, AMC was reducing the proposed purchase price at which AMC would acquire Carmike from $30.00 per share to $29.85 per share.

During the last two weeks of February 2016 and in early March 2016, the parties continued to negotiate the terms of the merger agreement, and the parties also discussed and negotiated the financing documents AMC would be entering into to provide financing for the transaction.

On March 3, 2016, the Board held a special meeting at which members of Carmike’s senior management, as well as representatives of King & Spalding and J.P. Morgan, were also present. Prior to the meeting, the Board had received copies of the merger agreement, and related documents and a summary of the terms of the transaction, as well as presentation materials prepared by representatives of J.P. Morgan. King & Spalding updated the Board on its fiduciary duties applicable to its adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board, Carmike’s senior management and representatives of King & Spalding reviewed the key terms of the proposed merger with AMC and the financing documents AMC would be entering into to provide financing for the transaction. King & Spalding also discussed with the Board its analysis of antitrust matters related to the proposed transaction, including the regulatory approval process and timing considerations. King & Spalding also discussed the commitments AMC was prepared to make to obtain regulatory approval and the AMC termination fee payable if regulatory approval was not obtained.

In addition, the Board reviewed with Carmike’s senior management and representatives of J.P. Morgan Carmike’s March 2016 Projections (as defined below under “—Certain Projections Prepared by the Management of Carmike”) and Carmike’s financial results for the fourth quarter of 2015 and its financial results for the 2015 fiscal year. Also, representatives of J.P. Morgan reviewed the financial terms of the offer from AMC and reported on the results of the discussions with Party A and Party B. J.P. Morgan also confirmed that there had been no changes to J.P. Morgan’s absence of business relationships with AMC and its controlling stockholder since the February 15, 2016 Board meeting. In reviewing the proposed transaction, the Board considered that the transaction value to last twelve months (LTM) EBITDA multiple implied by the transaction represented a multiple of 8.8x LTM EBITDA, based on 2015 EBITDA adjusted to include stock-based compensation expense and expenses related to M&A.

The Board also again considered Carmike’s growth strategy, including its new theatre development plans and the potential growth opportunities available to Carmike through its theatre acquisition strategy, as well as initiatives such as expansion of in-theatre dining, remodeling of theatres, luxury reseating and expanded concession offerings. As part of this review, the Board considered the costs and risks associated with such strategy and initiatives, Carmike’s resources and positioning relative to larger competitors, as well as the uncertainties inherent in its new development and theatre acquisition strategy, and the Board considered the challenges and uncertainties presented by other industry trends. The Board also reviewed the terms of the severance and retention benefits payable to Carmike employees (including senior management) in connection with the transaction.

Our senior management other than Mr. Passman then left the meeting and the Board met in executive session with Mr. Passman and representatives of King & Spalding. Following further discussion, the Board instructed Carmike’s senior management to contact AMC’s senior management to propose increasing AMC’s proposed purchase price from $29.85 per share to $30.00 per share. Mr. Passman then left the meeting, and the Board continued its executive session with representatives of King & Spalding. After discussions with AMC, Mr. Passman reported to the Board that AMC had agreed to increase the purchase price to $30.00 per share.

Carmike’s senior management and representatives of J.P. Morgan rejoined the meeting. J.P. Morgan then reviewed with the Board its financial analysis of the consideration provided for in the merger agreement and delivered to the Board its oral opinion, which was confirmed by delivery of a written opinion dated March 3, 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration to be paid to the holders of Carmike common stock in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below under “—Opinion of Carmike’s Financial Advisor.”

Following thorough review, including discussion of the factors summarized below under “—Reasons for the Merger,” the Board unanimously (1) determined that the merger agreement and transactions contemplated thereby, including the merger, are in the best interests of Carmike’s stockholders, (2) approved, adopted and declared advisable, the merger agreement and the merger, (3) resolved to recommend, subject to the provisions of the merger agreement, that Carmike’s stockholders approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and (4) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to Carmike’s stockholders for approval and adoption.

On March 3, 2016, the parties issued a press release announcing the transaction.

Reasons for the Merger

In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Board consulted with Carmike’s senior management, King & Spalding (our outside legal counsel) and J.P. Morgan (our independent financial advisor). In the course of reaching its determination to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Carmike’s stockholders vote to approve the merger proposal, the Board considered many factors, including the following factors weighing in favor of approving the merger agreement, which are not intended to be exhaustive and are not presented in any relative order of importance:

Value and Certainty

The fact that the merger consideration represents a premium over the market prices at which our common stock traded prior to the announcement of the execution of the merger agreement, including the fact that the merger consideration of $30.00 per share of our common stock represented a premium of approximately:

•	19.5% to the $25.11 closing price per share of our common stock on March 3, 2016, the last trading day before our Board approved the transaction;

•	62% to the low trading price of our common stock over the 12 months ended March 3, 2016 of $18.52;

•	34% to the volume weighted average price of our common stock over the six (6) months ended March 3, 2016; and

•	37% to the volume weighted average price of our common stock over the three (3) months ended March 3, 2016.

The Board also considered the certainty of value and liquidity for our stockholders provided by the fact that the merger consideration is all cash and at a fixed price.

Growth Strategy and Other Initiatives

The risks and challenges of achieving Carmike’s growth strategy, including its new theatre development plans and the potential growth opportunities available to Carmike through its theatre acquisition strategy, as well as the risks and challenges of achieving Carmike’s other initiatives, such as expansion of in-theatre dining, remodeling of theatres, luxury reseating and expanded concession offerings.

Strategic Alternatives

The strategic process undertaken by Carmike, in consultation with its advisors, including the fact that the Board and Carmike’s management had evaluated and considered strategic alternatives, including: (1) continuing to run the company in the ordinary course, (2) the acquisition and/or building of additional theatres and screens to grow the company’s business and (3) selling the company. In addition, the Board considered the market check activities conducted by Carmike from December 2014 through March 2015 as well as the market check activities conducted in February 2016 discussed above under “—Background of the Merger” and the fact that, since December 2014, Carmike approached five (5) separate parties in addition to AMC to discuss a potential transaction and only executed confidentiality agreements with one (1) party other than AMC, with only AMC submitting a proposal to consummate a transaction.

The Board further considered that, after consultation with Carmike’s independent legal and financial advisors, it believed the terms of the merger agreement provide an adequate opportunity for alternative proposals to be made, associated due diligence to be conducted and definitive documentation to be negotiated with respect thereto, and for the Board to consider such alternative proposals and agreements, if any.

Negotiations with AMC

The course of negotiations with AMC, which were conducted at arm’s length and during which the Board was advised by its legal and financial advisors, including the fact that the negotiations resulted in (1) an increased purchase price, (2) a lower fiduciary termination fee, allowing an interested third party to more easily make a superior proposal, (3) robust commitments from AMC to take antitrust actions to complete the transaction, including a requirement to make divestitures up to certain thresholds and a termination fee payable in certain circumstances if regulatory approval is not obtained, and (4) the company being able to contact potential acquirers during the negotiation process to gauge their potential interest in a business combination.

Likelihood of Completion

The likelihood of obtaining required regulatory approvals and AMC’s firm commitments and covenants to take actions to obtain such approval, including robust divestiture commitments and a termination fee payable in certain circumstances if regulatory approval is not obtained. The Board considered the ability of AMC to obtain financing to consummate the transaction, the terms and nature of the financing commitments received by AMC, and the fact that the merger is not contingent on AMC’s obtaining financing. The Board also considered that there is no AMC stockholder vote required to consummate the merger, the likelihood of receiving the approval of Carmike’s stockholders and the other limited conditions to the parties’ obligations to complete the merger.

Opinion of Carmike’s Financial Advisor

The oral opinion of J.P. Morgan delivered to the Board, which was confirmed by delivery of a written opinion dated March 3, 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration to be paid to the holders of Carmike’s common stock in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below under “—Opinion of Carmike’s Financial Advisor.” The full text of the written opinion of J.P. Morgan, dated March 3, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering the opinion, is attached as Annex B to this proxy statement.

Terms of the Merger Agreement

The terms and conditions of the merger agreement, including:

•	the customary nature of the representations, warranties and covenants of Carmike in the merger agreement;

•	the flexibility permitted under the interim operating covenants which restrict the conduct of Carmike’s business prior to the completion of the merger;

•	AMC’s covenants to undertake efforts to obtain regulatory approvals, including the commitment by AMC to divest certain theatre and non-theatre assets, the commitment by AMC to obtain applicable regulatory approvals and the related regulatory termination fee of $50 million payable to the company in certain circumstances if the merger is not completed due to a failure to meet regulatory conditions (see below under “—Regulatory Commitments”);

•	Carmike’s ability, subject to certain limitations, to respond to unsolicited acquisition or business combination proposals from third parties and to provide such third parties with confidential information;

•	the Board’s right, in accordance with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal with the payment of a $30 million termination fee;

•	the Board’s right, in accordance with the terms of the merger agreement, to change its recommendation to Carmike’s stockholders to approve the merger following the occurrence of an intervening event (as defined in the section titled “Terms of the Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” beginning on page 76 of this proxy statement);

•	Carmike’s ability to seek specific performance of AMC’s obligations under the merger agreement, including the obligation to complete the merger, under certain circumstances; and

•	other terms that, in the aggregate, the Board viewed as providing a significant degree of certainty that the merger will be completed as promptly as possible.

Regulatory Commitments

The level of commitment of AMC to obtain regulatory approvals, which was negotiated vigorously and which resulted in enhanced commitments from AMC to divest certain theatre and non-theatre assets and the potential payment to the company in certain circumstances of a termination fee of $50 million if the merger is not completed due to a failure to meet the regulatory conditions.

Stockholder Vote

The fact that the merger agreement will be subject to the adoption by the affirmative vote of the holders of shares representing a majority of Carmike’s outstanding common stock entitled to vote at the special meeting, and the absence of any commitments requiring any stockholders to vote in favor of the merger proposal at the special meeting, allowing our stockholders to approve or disapprove of the merger proposal.

Availability of Appraisal Rights

The fact that our stockholders are entitled under Section 262 of the DGCL to exercise appraisal rights with respect to the merger, allowing such stockholders who have properly demanded and exercised appraisal rights under Section 262 of the DGCL to seek a determination of the fair value of their shares by a court of competent jurisdiction.

The Board also considered a variety of risks and other potentially negative factors concerning the merger and the merger agreement, including the following:

No Stockholder Participation in Future Growth or Earnings

The fact that the nature of the transaction as an all cash transaction would prevent our stockholders from participating in any future earnings or growth of our business, and the fact that our stockholders would not benefit from any potential future appreciation in the value of our common stock, including any value that could be achieved if we engaged in future strategic transactions, including a future sale of Carmike. The Board also considered that the stockholders would be prevented from participating in any future earnings growth or savings due to the combined businesses of Carmike and AMC.

Effect of Failure to Complete the Transaction

While the Board expects that the merger will be completed, there can be no assurance that the required stockholder approval will be obtained or that all of the conditions to the completion of the merger will be satisfied or waived or that the merger will receive required regulatory approvals, and, as a result, it is possible that the merger may not be completed in a timely matter or at all, even if the merger proposal is approved by our stockholders. The Board also considered potential negative effects if the merger proposal were not completed, including that:

•	the trading price of Carmike’s common stock could be adversely affected;

•	Carmike would have incurred significant transaction and opportunity costs attempting to complete the merger, including the loss of potential acquisitions;

•	Carmike could lose business partners and employees after the announcement of the execution of the merger agreement;

•	Carmike’s business may be subject to significant disruption and decline;

•	Carmike’s strategy to grow through theatre acquisition transactions and new theatre developments would not have progressed while Carmike was working to implement the merger;

•	the market’s perceptions of Carmike’s prospects could be adversely affected; and

•	Carmike’s directors, officers, and other employees would have expended considerable time and effort to negotiate, implement and complete the merger, and their time may have been diverted from other important business opportunities and operational matters while working to implement the merger.

Effect of Public Announcement

The Board considered the effect of a public announcement of the execution of the merger agreement on Carmike’s operations, stock price and employees, our ability to retain key employees, our ability to effectively recruit replacement personnel if key personnel were to depart while the merger is pending and the potential adverse effects on Carmike’s financial results as a result of any related disruption in its business.

Regulatory Risk

The Board considered the possibility of significant costs and delays resulting from seeking regulatory approvals necessary to complete the transactions contemplated by the merger agreement, the possibility that the merger may not be completed if such approvals are not obtained, potential negative impacts on Carmike, its business, and its stock price if such approvals are not obtained and the potential difficulties in completing any required divestitures of assets.

Flexibility to Operate the Business

Notwithstanding the increased flexibility to operate Carmike’s business and retain its employees obtained in negotiations with AMC, the Board considered the remaining restrictions imposed by the merger agreement on the conduct of our business prior to the completion of the merger, which require Carmike to operate the business only in the ordinary course of business, and that subject the operations of the business to other restrictions, which could delay or prevent Carmike from undertaking timely business enhancement opportunities, including the acquisition of businesses and theatres and entering into material contracts, that may arise prior to the completion of the merger and that may have an adverse effect on Carmike’s ability to respond to changing market and business conditions in a timely manner or at all.

No Solicit

The Board considered the fact that it would not be permitted to solicit alternative transaction proposals regarding a business combination.

Termination Fee

The Board considered the fact that, under certain circumstances, Carmike may be required to pay to AMC a termination fee of $30 million. The Board considered the potential effect of such termination fee to deter other potential acquirors from making a competing offer for Carmike, and the potential impact of the termination fee on certain transactions involving Carmike in which Carmike or third parties may seek to engage for 18 months following the date on which the merger agreement is terminated in certain circumstances.

Appraisal Rights

The Board considered the fact that, if the holders of 20% or more of Carmike’s shares have exercised their appraisal rights in accordance with Delaware law, then AMC has the right to not complete the merger, even if Carmike’s stockholders otherwise approve the merger.

Interests of the Board and Management

The Board considered that certain of the directors and executive officers have interests in the transactions contemplated by the merger agreement described below under “—Interests of Certain Persons in the Merger” that would be different from, or in addition to, those of Carmike’s stockholders.

Recommendation of Our Board of Directors

After considering various reasons to approve the merger agreement, as well as certain countervailing factors, the Board members unanimously determined that the merger agreement and transactions contemplated thereby, including the merger, are in the best interests of Carmike’s stockholders and approved, adopted and declared advisable, the merger agreement and the merger. Certain factors considered by the Board in reaching its decision to approve the merger agreement and the merger can be found above under “—Reasons for the Merger.”

The Carmike Board of Directors unanimously recommends that you vote “FOR” the merger proposal, thereby approving the transactions contemplated thereby, including the merger.

Opinion of Carmike’s Financial Advisor

Pursuant to an engagement letter dated February 22, 2016, Carmike retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the Board on March 3, 2016, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to holders of Carmike common stock in the proposed merger was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its March 3, 2016 oral opinion by delivering its written opinion to the Board, dated March 3, 2016, that, as of such date, the consideration to be paid to Carmike’s common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated March 3, 2016, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Carmike’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Carmike or as to the underlying decision by Carmike to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Carmike as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Carmike and the industries in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of Carmike with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Carmike common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Carmike relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Carmike with respect to certain aspects of the merger, and the past and current business operations of Carmike, the financial condition and future prospects and operations of Carmike, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Carmike or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Carmike under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Carmike to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Carmike and AMC in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Carmike with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Carmike or on the contemplated benefits of the merger.

The projections furnished to J.P. Morgan for Carmike were prepared by Carmike’s management. One set of projections, the March 2016 Projections—Without Acquisitions (defined below under “—Certain Projections Prepared by the Management of Carmike”), reflected the expected financial performance of Carmike without giving effect to certain strategic acquisitions planned by Carmike. The other set of projections, March 2016 Projections—With Acquisitions (defined below under “—Certain Projections Prepared by the Management of Carmike”), was prepared by Carmike’s management to give effect to such acquisitions. Carmike does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections, see below under “—Certain Projections Prepared by the Management of Carmike.”

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Carmike common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of Carmike or the underlying decision by Carmike to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the consideration in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Carmike common stock will trade at any future time.

The terms of the merger agreement were determined through arm’s length negotiations between Carmike and AMC, and the decision to enter into the merger agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or Carmike’s management with respect to the proposed merger or the merger consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on March 3, 2016 and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of Carmike with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the business of Carmike or aspects thereof. The companies selected by J.P. Morgan were as follows:

•	AMC Entertainment Holdings, Inc.

•	Regal Entertainment Group

•	Cinemark Holdings, Inc.

•	Cineplex Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Carmike. However, certain of these companies may have characteristics that are materially different from those of Carmike. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Carmike.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of the company’s firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus any debt and minority interest, less unconsolidated investments and cash and cash equivalents) to the consensus equity research analyst estimate for the company’s EBITDA (calculated as earnings before interest, tax, depreciation and amortization) for the years ending December 31, 2016, which we refer to in this proxy statement as the “2016E FV/EBITDA,” and December 31, 2017, which we refer to in this proxy statement as the “2017E FV/EBITDA.”

This analysis indicated the following FV/EBITDA multiples for 2016E and 2017E:

	2016E FV/EBITDA	2017E FV/EBITDA
Carmike (March 2016 Projections—With Acquisitions)	7.3x	5.8x
Carmike (Consensus Equity Research Analyst Projection)	7.1x	6.6x
AMC Entertainment Holdings, Inc.	7.5x	6.9x
Regal Entertainment Group	8.8x	8.2x
Cinemark Holdings, Inc.	8.0x	7.4x
Cineplex Inc.	12.1x	11.3x

Based on the results of this analysis, J.P. Morgan selected (1) multiple reference ranges for 2016E FV/EBITDA of 7.0x – 8.0x and (2) multiple reference ranges for 2017E FV/EBITDA of 6.5x – 7.5x.

After applying such ranges to the projected EBITDA for Carmike for the years ending December 31, 2016 and December 31, 2017 based on March 2016 Projections—Without Acquisitions, the analysis indicated the following implied per share equity value ranges for Carmike common stock:

Implied Per Share Equity Value Ranges: March 2016 Projections—Without Acquisitions

	Implied Per Share Equity Value
	Low	High
2016E FV/EBITDA	$22.15	$27.30
2017E FV/EBITDA	$24.55	$30.50

After applying such ranges to the projected EBITDA for Carmike for the years ending December 31, 2016 and December 31, 2017 based on March 2016 Projections—With Acquisitions, the analysis indicated the following implied per share equity value ranges for Carmike common stock:

Implied Per Share Equity Value Ranges: March 2016 Projections—With Acquisitions

	Implied Per Share Equity Value
	Low	High
2016E FV/EBITDA	$23.65	$29.00
2017E FV/EBITDA	$30.20	$36.95

After applying such ranges to the consensus equity research analyst projection of EBITDA for Carmike for the years ending December 31, 2016 and December 31, 2017, the analysis indicated the following implied per share equity value ranges for Carmike common stock:

Implied Per Share Equity Value Ranges—Consensus Equity Research Analyst Projection

	Implied Per Share Equity Value
	Low	High
2016E FV/EBITDA	$24.65	$30.15
2017E FV/EBITDA	$24.75	$30.70

The ranges of implied per share equity values for Carmike common stock based on March 2016 Projections—With Acquisitions, March 2016 Projections—Without Acquisitions and the consensus equity research analyst projection were compared to Carmike’s closing share price of $25.18 on March 1, 2016 and the proposed consideration of $30.00 per share of Carmike common stock.

Selected Transaction Analysis.

Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired businesses and assets that, for purposes of J.P. Morgan’s analysis, may be considered similar to Carmike’s business or assets. Specifically, J.P. Morgan reviewed the following transactions:

Month/Year Announced	Acquiror	Target/Seller
October 2015	Carmike Cinemas, Inc.	Sundance Cinemas, LLC
July 2015	AMC Entertainment Holdings, Inc.	Starplex Cinemas
May 2014	Carmike Cinemas, Inc.	Digital Cinemas Destinations Corp.
November 2013	Carmike Cinemas, Inc.	Muvico Entertainment, L.L.C. (9 locations)
June 2013	Cineplex Entertainment	Empire Theatres Limited (24 locations)
June 2013	Landmark Cinemas of Canada Inc.	Empire Theatres Limited (20 locations)
February 2013	Regal Entertainment Group	Hollywood Theaters
December 2012	Digital Cinema Destinations Corp.	UltraStar Cinemas (7 locations)
November 2012	Regal Entertainment Group	Great Escape Theatres (25 locations)
November 2012	Cinemark Holdings, Inc.	Rave Reviews Cinemas, L.L.C. (32 locations)
October 2012	Carmike Cinemas, Inc.	Rave Reviews Cinemas, L.L.C. (16 locations)
May 2012	Dalian Wanda Group Co., Ltd.	AMC Entertainment Holdings, Inc.
May 2010	AMC Entertainment Holdings, Inc.	Kerasotes ShowPlace Theatres (92 locations)
March 2009	Cinemark Holdings, Inc.	Muvico Entertainment, L.L.C. (4 locations)
January 2008	Regal Entertainment Group	Consolidated Theatres Holdings, GP (28 locations)
September 2006	Regal Entertainment Group	AMC Entertainment Holdings, Inc. (4 locations)
August 2006	Cinemark USA, Inc.	Century Theatres, Inc.

None of the selected transactions reviewed was identical to the merger. However, the transactions selected were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger.

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the transaction value to the target company’s EBITDA for the twelve-month period prior to announcement of the applicable transaction, which we refer to in this proxy statement as the “TV/LTM EBITDA.”

Of the selected transactions, the TV/LTM EBITDA multiple had a high of 12.5x, a low of 5.0x, a mean of 6.7x, and a median of 5.9x. Based on the results of this analysis, J.P. Morgan selected TV/LTM EBITDA multiples of 7.0x and 8.5x and applied them to the EBITDA of Carmike for the year ended December 31, 2015. This analysis indicated the following implied per share equity value range for Carmike’s common stock:

	Implied Per Share Equity Value
	Low	High
TV/LTM EBITDA for the year ended December 31, 2015	$20.85	$28.30

The range of implied per share equity values for Carmike’s common stock was compared to Carmike’s closing share price of $25.18 on March 1, 2016 and the proposed consideration of $30.00 per share of Carmike common stock.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Carmike common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents EBITDA less taxes, capital expenditures, increases in net working capital and certain other one-time cash expenses, as applicable. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan calculated the unlevered free cash flows that Carmike is expected to generate during fiscal years 2016 through 2025 based upon financial projections prepared by the management of Carmike using each of March 2016 Projections—Without Acquisitions and March 2016 Projections—With Acquisitions. For each set of projections, J.P. Morgan also calculated a range of terminal values of Carmike at the end of the ten-year period ending 2025 by applying a perpetual growth rate ranging from 1.0% to 2.0% to the unlevered free cash flow of Carmike during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of December 31, 2015 using a range of discount rates from 7.0% to 8.0%. This discount rate range was based upon J.P. Morgan’s analysis of the capital structures and costs of equity and debt of Carmike and its publicly traded comparable companies.

Based on the foregoing, this analysis indicated the following implied per share equity value ranges for Carmike’s common stock for each of March 2016 Projections—Without Acquisitions and March 2016 Projections—With Acquisitions:

	Implied Per Share Equity Value
	Low	High
March 2016 Projections—Without Acquisitions	$23.35	$34.70
March 2016 Projections—With Acquisitions	$24.90	$40.85

The ranges of implied per share equity values for Carmike’s common stock based on March 2016 Projections—Without Acquisitions and March 2016 Projections—With Acquisitions were compared to Carmike’s closing share price of $25.18 on March 1, 2016 and the proposed consideration of $30.00 per share of Carmike common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Carmike. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Carmike, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Carmike. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Carmike and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Carmike with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Carmike and the industries in which it operates.

A fee of $1.5 million became payable by Carmike to J.P. Morgan at the time J.P. Morgan delivered its opinion. Carmike has agreed to pay J.P. Morgan an additional fee of approximately $10.7 million upon the closing of the merger. In addition, Carmike has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Carmike for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as initial purchaser in connection with the issuance in June 2015 of Carmike’s 6.00% Senior Secured Notes due 2023 and joint lead arranger and joint bookrunner in connection with Carmike’s credit facility agreement in June 2015. During the two year period preceding delivery of its opinion ending on March 3, 2016, the aggregate fees received by J.P. Morgan from Carmike were approximately $3.3 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Carmike or AMC for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Delisting and Deregistration of Our Common Stock

Carmike common stock is registered as a class of equity securities under the Exchange Act and is quoted on NASDAQ under the symbol “CKEC.” As a result of the merger, we will become an indirect wholly owned subsidiary of AMC, with no public market for our common stock. After the merger, our common stock will cease to be traded on NASDAQ, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, the registration of our common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC after the effective time of the merger.

Financing of the Merger

The merger is not subject to a financing condition.

We anticipate that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement will be approximately $830.0 million. These funds include the funds needed to:

•	pay our stockholders (including equity award holders) the amount due under the merger agreement; and

•	pay customary fees and expenses in connection with the transactions contemplated by the merger agreement.

In connection with the entry into the merger agreement, AMC Entertainment Inc., a wholly-owned direct subsidiary of AMC, entered into a Debt Commitment Letter with Citigroup Global Markets Inc., the Commitment Party under the Debt Commitment Letter, on March 3, 2016, pursuant to which the Commitment Party has committed to arrange and provide AMC with (i) a senior secured incremental term loan in an aggregate amount of up to $560.0 million and (ii) a senior subordinated bridge loan in an aggregate amount of up to $300.0 million, in each case, on the terms and subject to the conditions set forth in the Debt Commitment Letter. It is expected that AMC will seek long-term debt financing in lieu of drawings under the senior subordinated bridge loan, subject to market and other conditions.

On March 24, 2016, we completed a consent solicitation with respect to our $230.0 million aggregate principal amount of 6.00% senior secured notes due 2023 pursuant to which holders of more than a majority of the aggregate amount of the outstanding notes consented to (i) waive the requirement for us to comply with any “change of control” covenant in the indenture in connection with the merger, including any requirement to offer to repurchase the notes and (ii) an amendment to the reporting covenant contained in the indenture governing the 6.00% senior secured notes due 2023. Therefore, upon the successful completion of the consent solicitation, the commitment for the senior secured incremental term loan under the Debt Commitment Letter was automatically reduced by $235.0 million to $325.0 million.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The members of the Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to our stockholders that they adopt the merger agreement at the special meeting.

Common Stock and Vested Equity Awards to be Cashed Out in the Merger

The following table sets forth the cash proceeds that each of our executive officers and non-employee directors could receive upon consummation of the merger from:

•	conversion of shares of Carmike common stock that they already hold into the merger consideration; and

•	conversion of their vested “in the money” options to purchase shares of Carmike common stock (i.e., options with a per-share exercise price less than $30.00) into the merger consideration.

No new shares of Carmike common stock were granted to any executive officer or non-employee directors in contemplation of the merger. Our executive officers and non-employee directors also hold certain unvested equity interests that will become vested and be cashed out at the effective time of the merger. The unvested equity awards held by our non-employee directors and executive officers (other than the named executive officers) are described in footnotes 3 and 4 to the table below, and the unvested equity awards held by our named executive officers are described in the tables under “—Merger-Related Compensation” below. The information below is based on beneficial ownership of Carmike common stock as of May 18, 2016.

Name	Value of Common Stock Owned ($)(1)	Value of Vested Stock Options ($)(2)	Total Vested Equity ($)
Named Executive Officers
S. David Passman III	4,965,300	7,229,800	12,195,100
Richard B. Hare	1,220,970	2,124,397	3,345,367
Fred W. Van Noy	2,677,920	1,168,720	3,846,640
Daniel E. Ellis	1,386,000	356,550	1,742,550
A. Dale Mayo	1,970,610	—	1,970,610

Other Executive Officers
Rob Collins	—	—	—
John A. Lundin	509,910	675,620	1,185,530
Jeffrey A. Cole	466,380	220,963	687,343
Gregory S. Wiggins	136,290	—	136,290

Non-Employee Directors
Roland C. Smith	1,226,580	—	1,226,580
Mark R. Bell	432,090	—	432,090
Jeffrey W. Berkman	509,220	150,000	659,220
Sean T. Erwin	279,810	—	279,810
James A. Fleming	722,220	—	722,220
Patricia A. Wilson	804,720	—	804,720

(1)	Includes shares that the executive officers and non-employee directors have purchased and shares that the executive officers and non- employee directors have received on exercise of stock options and vesting of restricted stock and performance shares.
(2)	See “—Treatment of Outstanding Equity Awards” below for a discussion on the treatment of vested stock options upon consummation of the merger.
(3)	In addition to the vested equity awards described in this table, our executive officers (other than our named executive officers) hold unvested restricted stock and performance shares as follows, which will be cashed out for the following value:

Name	Value of Unvested Restricted Stock Owned ($)	Value of Unvested Performance Shares Owned ($)	Total Unvested Equity ($)
Other Executive Officers
Rob Collins	84,000	84,000	168,000
John A. Lundin	132,480	191,100	323,580
Jeffrey A. Cole	119,340	157,980	277,320
Gregory S. Wiggins	82,650	100,440	183,090

(4)	In addition to the vested equity awards described in this table, our non-employee directors hold unvested restricted stock units as follows, which will be cashed out for the following value:

Name	Value of Unvested Restricted Stock Units Owned ($)	Total Unvested Equity ($)
Non-Employee Directors
Roland C. Smith	89,340	89,340
Mark R. Bell	59,550	59,550
Jeffrey W. Berkman	59,550	59,550
Sean T. Erwin	59,550	59,550
James A. Fleming	59,550	59,550
Patricia A. Wilson	59,550	59,550

Treatment of Outstanding Equity Awards

At least seven days prior to the effective time of the merger, each outstanding Carmike stock option, whether or not vested or exercisable, will, contingent upon the consummation of the merger, become 100% vested and exercisable. Each share of Carmike common stock received in connection with the exercise of Carmike stock options will be entitled to receive the merger consideration subject to the terms of the merger agreement. To the extent not exercised, each outstanding Carmike stock option will, at the effective time, be cancelled automatically, and Carmike will pay each holder of such cancelled Carmike stock option an amount in cash (less any applicable tax withholdings), determined by multiplying (x) the excess, if any, of $30.00 over the exercise price per share of Carmike common stock subject to such Carmike stock option by (y) the number of shares of Carmike common stock subject to such Carmike stock option. Notwithstanding the foregoing, if the per share exercise price payable with respect to a Carmike stock option exceeds the merger consideration, then such Carmike stock option will be cancelled without payment of any consideration with respect thereto.

In addition, immediately prior to the effective time of the merger:

•	each share of Carmike restricted stock that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and the holders of such shares will be entitled to receive the merger consideration subject to the terms of the merger agreement;

•	each award of Carmike restricted stock units that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and Carmike will with respect to the holder of any such Carmike restricted stock units (1) issue the number of shares of Carmike common stock underlying such Carmike restricted stock units, which shares will be entitled to receive the merger consideration in accordance with the merger agreement, and (2) pay in cash all dividend equivalents, if any, accrued but unpaid as of the effective time with respect to the number of shares of Carmike common stock underlying such Carmike restricted stock units; and

•	each award of Carmike performance shares that is then outstanding, whether or not vested, or whether or not performance criteria have been achieved, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied with respect to (1) the actual number of shares of Carmike common stock earned for each performance period completed prior to the effective time of the merger, as determined by Carmike prior to the effective time of the merger in accordance with the terms of the applicable award agreements and the Carmike stock plans in existence as of the effective date of the merger agreement, and (2) the number of shares of Carmike common stock equal to the specified number of target shares for any performance period during which the effective time of the merger occurs and for each succeeding performance period covered by such Carmike performance shares, and the holders of such shares will be entitled to receive the merger consideration in accordance with the merger agreement.

For an estimate of the amounts that would be payable to each of Carmike’s named executive officers on settlement of their unvested equity-based awards, see below under “—Merger-Related Compensation.” The estimated aggregate amount payable to non-employee directors of Carmike in settlement of their unvested equity-based awards if the merger were completed on May 18, 2016 is $504,090.

Employment and Separation Agreements

S. David Passman III, President and Chief Executive Officer, and A. Dale Mayo, President of Alternative Programming and Distribution, are parties to employment agreements with Carmike. In addition, certain other named executive officers are party to separation agreements with Carmike. These employment and separation agreements provide for severance benefits in the event that, in connection with or following the merger, the executive is terminated by Carmike without cause, or the executive terminates for “good reason.” Under the merger agreement, certain Carmike employees, including all of Carmike’s named executive officers will be deemed to have experienced a “good reason” event.

For an estimate of the amounts that would be payable to the named executive officers of Carmike upon a qualifying termination of employment in connection with the merger, see below under “—Merger-Related Compensation.”

Indemnification and Insurance

Carmike is party to indemnity agreements with each of its directors and executive officers that require Carmike, among other obligations, to indemnify directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers. These indemnity agreements will be assumed by the surviving corporation in the merger and will survive the merger and continue in full force and effect in accordance with their terms.

In addition, each of AMC and the surviving corporation has agreed to indemnify and hold harmless and provide advancement of expenses to, each of our directors and officers in respect of acts or omissions occurring at or prior to the completion of the merger to the fullest extent permitted by law or as provided under the certificate of incorporation, by-laws and other governing documents of Carmike and its Subsidiaries. Carmike is also entitled to obtain a policy of directors’ and officers’ liability insurance coverage for the benefit of our officers and directors for six years following completion of the merger.

Such indemnification and insurance coverage is further described in the section titled “Terms of the Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 84 of this proxy statement.

Employee Benefits

The merger agreement requires AMC to provide employees of Carmike who continue as employees of AMC or any of its subsidiaries (including Carmike) benefits that are no less favorable in the aggregate than the level of such employee benefits provided to such employees as of the date of the merger agreement, for a period of twelve months following the closing of the merger. AMC must also maintain certain employee severance protections for a period of twelve months following the closing of the merger.

The company will pay bonuses to executive officers and other key corporate office employees under the Carmike annual executive bonus program for the period ending December 31, 2016 as follows: (i) if the merger occurs prior to December 31, 2016, annual cash bonuses will be paid at the target performance level on a pro-rata basis, (ii) if the merger occurs on or after December 31, 2016 and if the Compensation Committee has certified the performance results prior to the merger, annual cash bonuses will be paid based on actual achieved performance, and (iii) if the merger occurs on or after December 31, 2016 and if the Compensation Committee has not certified the performance results prior to the merger, annual cash bonuses will be paid at the target performance level. The company will pay annual cash bonuses to individuals not covered by the executive bonus program in accordance with the terms of the applicable bonus plan.

Merger-Related Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer that is based on or otherwise relates to the merger.

Please note that the amounts indicated below are estimates based on the assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed, solely for purposes of the table below:

•	a closing date for the merger of May 18, 2016 (the latest practicable date prior to the filing of this proxy statement); and

•	unless otherwise described below, with respect to each named executive officer, a termination of employment on the closing date as a result of a resignation by the executive for good reason or a termination by the surviving corporation without cause (each, a “qualifying termination”).

Name	Cash Severance ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
S. David Passman III	3,080,000	5,319,360	24,049	8,423,409
Richard B. Hare	1,405,000	1,397,340	31,606	2,833,946
Fred W. Van Noy	1,580,000	1,915,050	24,565	3,519,615
Daniel E. Ellis	1,282,500	1,022,910	32,263	2,337,673
A. Dale Mayo	600,000	486,870	34,874	1,121,744

(1)	Represents potential cash severance payments upon a qualifying termination of employment under an employment agreement or severance agreement, as applicable. All such amounts are “double trigger.” However, under the merger agreement, all of Carmike’s named executive officers will be deemed to have experienced a “good reason” event.

The following table quantifies each separate form of cash severance included in the aggregate total reported in this column.

Name	Base Salary Component of Severance ($)	Bonus Component of Severance ($)
S. David Passman III	1,540,000	1,540,000
Richard B. Hare	820,000	585,000
Fred W. Van Noy	920,000	660,000
Daniel E. Ellis	750,000	532,500
A. Dale Mayo	600,000	—

(2)	Represents unvested time-based restricted stock and performance shares that accelerate upon consummation of the merger which will be exchanged for the merger consideration, all in accordance with the merger agreement. All such amounts are “single-trigger.”

The following table quantifies each separate form of equity award that accelerates upon consummation of the merger and is included in the aggregate total reported in this column. See “-Treatment of Outstanding Equity Awards” above for additional details regarding restricted stock and performance shares.

Name	Accelerated Restricted Stock ($)	Accelerated Performance Shares ($)
S. David Passman III	2,360,850	2,958,510
Richard B. Hare	630,000	767,340
Fred W. Van Noy	847,470	1,067,580
Daniel E. Ellis	462,000	560,910
A. Dale Mayo	238,770	248,100

(3)	Represents the estimated cost for Carmike-paid insurance coverage payable upon a qualified termination of employment under an employment agreement or separation agreement, as applicable. All such amounts are “double trigger.” However, under the merger agreement, all of Carmike’s named executive officers will be deemed to have experienced a “good reason” event.

Certain Projections Prepared by the Management of Carmike

As a matter of course, we do not develop or publicly disclose long-term projections or internal projections of our future performance and are especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of Carmike’s strategic alternatives described in this proxy statement, Carmike’s senior management prepared and provided to the Board and J.P. Morgan certain non-public, unaudited prospective financial information to assist the Board and J.P. Morgan in considering, analyzing and evaluating Carmike’s strategic alternatives, including the merger.

The projected financial information set forth below under the “Management Projections” headings, which we refer to collectively as the “Management Projections,” was considered by the Board in evaluating our strategic alternatives, including the merger. The Board also reviewed the projected information set forth below under the “Management Extrapolations” headings in evaluating our strategic alternatives, including the merger (which extrapolations we refer to as the “Management Extrapolations” and, together with the “Management Projections,” the “Management Forecasts”). In addition, at J.P. Morgan’s request, to assist J.P. Morgan with its financial analysis of Carmike described above in “—Opinion of Carmike’s Financial Advisor,” Carmike’s senior management also provided J.P. Morgan with the March 2016 Projections and the March 2016 Extrapolations set forth below.

The Management Forecasts also were provided to the Board and certain of the Management Projections were provided to AMC and Party A during our sale process, as described below. In addition, the March 2016 Projections and the March 2016 Extrapolations set forth below are included in this proxy statement because this information was prepared as described above and reviewed and approved for use by J.P. Morgan in connection with J.P. Morgan’s financial analysis of Carmike described in “—Opinion of Carmike’s Financial Advisor.” The Management Forecasts are not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement.

The Management Forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The Management Forecasts were also not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as “GAAP,” the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. For example, certain metrics included in the Management Forecasts are non-GAAP financial measures, and the Management Forecasts do not include footnote disclosures as may be required by GAAP. Furthermore, Deloitte & Touche LLP, our independent registered public accounting firm, has not examined, reviewed, compiled or otherwise applied procedures to the Management Forecasts and, accordingly, assumes no responsibility for, and expresses no opinion on, the Management Forecasts. The Management Forecasts included in this proxy statement have been prepared by, and are the responsibility of, our management.

The Management Forecasts reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, changes to our business, financial condition or results of operations, and other matters. Many of these estimates and assumptions are difficult to predict, subject to significant economic and competitive uncertainties, are beyond our control, and may cause the Management Forecasts or the underlying assumptions to be inaccurate. Since the Management Forecasts cover multiple years, the information contained therein, and the estimates and assumptions on which it is based, by their nature become even less reliable with each successive year. Further, the Management Forecasts do not take into account any circumstances or events occurring after the date they were prepared. As a result, there can be no assurance that the Management Forecasts will be realized or that our actual results will not be significantly higher or lower than projected.

For the foregoing reasons, as well as the bases and assumptions on which the Management Forecasts were compiled, the inclusion of specific portions of the Management Forecasts in this proxy statement should not be regarded as an indication that such Management Forecasts will be an accurate prediction of future events, and they should not be relied on as such. Except as may be required by applicable securities laws, we do not intend to update or otherwise revise the Management Forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events. We have made no representation to AMC or any other person in the merger agreement or otherwise concerning the Management Forecasts.

The Management Forecasts are forward-looking statements and are protected accordingly under the securities laws. For information on factors that may cause our future financial results to materially vary, see the section titled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 19 of this proxy statement.

Management Projections—February 2015 Projections

Our senior management prepared the below Management Projections, which we refer to as the “February 2015 Projections,” and provided them to AMC and Party A. See “—Background of the Merger” beginning on page 29 of this proxy statement.

The February 2015 Projections assumed (a) organic screen count growth from new build theatres, including dine-in theatres, of 95 screens as well as the acquisition of approximately 25 theatres and 300 screens per year through our 2017 fiscal year at a cost of approximately $84 million per year, (b) revenue growth and margin expansion driven by attendance growth and admissions pricing assumptions, partially offset by inflationary increases in theatre operating costs and projected impact from competition and (c) incremental price increases in admissions and concessions per patron of 2.0% and 1.0%, respectively, through our 2017 fiscal year.

	February 2015 Projections
(dollars in millions)	2015 Estimated	2016 Estimated	2017 Estimated
Revenue	$888	$1,048	$1,222
EBITDA(1)	132	160	196
EBIT(2)	79	101	131
NOPAT(3)	52	66	86
Unlevered Free Cash Flows(4)	(39)	(12)	3

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)	EBIT is defined as earnings before interest and taxes.
(3)	NOPAT is defined as net operating profit after taxes.
(4)	Unlevered Free Cash Flows is defined as NOPAT, plus depreciation and amortization, less capital expenditures, less acquisition capital expenditures, less working capital.

Management Extrapolations—February 2015 Extrapolations

In addition, our senior management prepared the below Management Extrapolations, which we refer to as the “February 2015 Extrapolations.” The February 2015 Extrapolations were prepared using the same assumptions as the February 2015 Projections with respect to the 2015 through 2017 fiscal years and further assume that (1) acquisition capital expenditures decrease from 2018 through 2024 as industry consolidation occurs, (2) capital expenditures increase from 2018 through 2024 as a result of the larger circuit and (3) EBITDA margins for the 2018 through 2024 years remain consistent with the February 2015 Projections for Carmike’s 2017 fiscal year. The February 2015 Extrapolations were not provided to AMC or any other potential purchaser of Carmike.

	February 2015 Extrapolations
(dollars in millions)	2018 Estimated	2019 Estimated	2020 Estimated	2021 Estimated	2022 Estimated	2023 Estimated	2024 Estimated
Revenue	$1,344	$1,451	$1,538	$1,600	$1,648	$1,689	$1,723
EBITDA(1)	216	233	247	257	265	271	277
EBIT(2)	138	146	151	157	163	177	191
NOPAT(3)	90	95	99	103	107	115	125
Unlevered Free Cash Flows(4)	16	30	45	61	76	96	115

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)	EBIT is defined as earnings before interest and taxes.
(3)	NOPAT is defined as net operating profit after taxes.
(4)	Unlevered Free Cash Flows is defined as NOPAT, plus depreciation and amortization, less capital expenditures, less acquisition capital expenditures, less working capital.

Management Projections—December 2015 Projections

Our senior management prepared the below Management Projections, which we refer to as the “December 2015 Projections,” in connection with the evaluation and approval by the Board of a potential share repurchase program. The December 2015 Projections were not provided to AMC or any other potential purchaser of Carmike. The December 2015 Projections were based on the same assumptions as the February 2015 Projections (including our theatre acquisition assumptions), except that the December 2015 Projections were based on our actual performance through October 2015 and also reflected (a) the financial impact from the pending amendment of one of our lease agreements, (b) our actual acquisition activity through October 2015, (c) the anticipated results of operations from our October 2015 acquisition of Sundance Cinemas, LLC, (d) our senior management’s refined expectations with respect to the movies set to be released in our 2016 fiscal year, (e) our adoption of a “tax on top” pricing policy in the fourth quarter of 2015, and (f) the compounding effects of differences between our actual 2015 results and the February 2015 Projections (including our acquisition and new-build strategy) on our business in future periods.

	December 2015 Projections
(dollars in millions)	2015 Estimated	2016 Estimated	2017 Estimated
Revenue	$785	$800	$932
EBITDA(1)	120	142	165
EBIT(2)	67	83	99
NOPAT(3)	41	50	60
Unlevered Free Cash Flows(4)	(2)	(39)	(22)

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)	EBIT is defined as earnings before interest and taxes.
(3)	NOPAT is defined as net operating profit after taxes.
(4)	Unlevered Free Cash Flows is defined as NOPAT, plus depreciation and amortization, less capital expenditures, less acquisition capital expenditures, less working capital.

Management Extrapolations—December 2015 Extrapolations

Additionally, for the purpose of advising the Board on the potential share repurchase program, our senior management prepared the below Management Extrapolations, which we refer to as the “December 2015 Extrapolations.”

The December 2015 Extrapolations were prepared using the same assumptions as the December 2015 Projections with respect to the 2015 through 2017 fiscal years and further assume that (1) acquisition capital expenditures decrease from 2018 through 2025 as industry consolidation occurs, (2) capital expenditures decrease from 2018 through 2025 to remain closer to historical levels and (3) EBITDA margins remain consistent with the December 2015 Projections for Carmike’s 2017 fiscal year. The December 2015 Extrapolations were not provided to AMC or any other potential purchaser of Carmike.

	December 2015 Extrapolations
(dollars in millions)	2018 Estimated	2019 Estimated	2020 Estimated	2021 Estimated	2022 Estimated	2023 Estimated	2024 Estimated	2025 Estimated
Revenue	$1,025	$1,108	$1,174	$1,221	$1,258	$1,289	$1,315	$1,334
EBITDA(1)	181	196	207	216	222	228	232	236
EBIT(2)	106	112	118	126	133	148	164	165
NOPAT(3)	64	68	72	76	80	90	99	100
Unlevered Free Cash Flows(4)	(11)	3	16	32	47	68	86	92

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

(2)	EBIT is defined as earnings before interest and taxes.
(3)	NOPAT is defined as net operating profit after taxes.
(4)	Unlevered Free Cash Flows is defined as NOPAT, plus depreciation and amortization, less capital expenditures, less acquisition capital expenditures, less working capital.

Management Projections—February 2016 Projections

At our February 15, 2016 Board meeting, senior management reviewed with the Board projections identical to those described below under “Management Projections-March 2016 Projections,” except that the March 2016 Projections were updated by Carmike’s senior management to reflect incremental depreciation and amortization expense of $2.3 million related to the Sundance Cinemas, LLC acquisition and budgeted 2016 capital expenditures of $58.2 million compared to $65 million as disclosed in the December 2015 Projections. The projections reviewed with the Board at the February 15, 2016 Board meeting were provided to AMC.

Management Projections—March 2016 Projections

Our senior management prepared both of the below Management Projections, which we refer to collectively as the “March 2016 Projections,” and provided them to AMC and Party A. The March 2016 Projections (a) incorporate the results of our 2015 fiscal year (including our acquisition activity during 2015), (b) assume organic revenue growth and margin expansion driven by attendance growth and admissions per patron and concessions per patron increases of 2.0% and 1.0%, respectively, which were the same as the February 2015 Projections and the December 2015 Projections, (c) included the reversal of the financial impact of the amendment of one of our lease agreements, and (d) reflected our senior management’s refined expectations with respect to our “tax on top” pricing policy. The financial projections set forth in the first table below, which we refer to as the “March 2016 Projections—Without Acquisitions,” assume no additional theatre acquisitions being consummated by Carmike. The financial projections set forth in the second table below, which we refer to as the “March 2016 Projections—With Acquisitions,” assume the acquisition of approximately 20 theatres and 250 screens per year through the 2018 fiscal year at a cost of approximately $70 million per year. The March 2016 Projections—With Acquisitions also assume the acquisition of theatres with lower EBITDA margins than contemplated by the February 2015 Projections and the December 2015 Projections. At our direction, J.P. Morgan relied on the March 2016 Projections in connection with its fairness opinion described above under “—Opinion Carmike’s Financial Advisor.”

	March 2016 Projections—Without Acquisitions
(dollars in millions)	2016 Estimated	2017 Estimated	2018 Estimated
Revenue	$825	$875	$893
EBITDA(1)	131	150	162
EBIT(2)	70	94	108
NOPAT(3)	43	57	66
Unlevered free cash flows(4)	43	53	60

	March 2016 Projections—With Acquisitions
(dollars in millions)	2016 Estimated	2017 Estimated	2018 Estimated
Revenue	$861	$1,021	$1,113
EBITDA(1)	136	172	195
EBIT(2)	73	107	128
NOPAT(3)	44	65	77
Unlevered free cash flows(4)	(28)	(2)	14

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)	EBIT is defined as earnings before interest and taxes.
(3)	NOPAT is defined as net operating profit after taxes.
(4)	Unlevered Free Cash Flows is defined as NOPAT, plus depreciation and amortization, less capital expenditures, less acquisition capital expenditures, less working capital.

Management Extrapolations—March 2016 Extrapolations

Our senior management prepared both of the below Management Extrapolations, which we refer to collectively as the “March 2016 Extrapolations,” which were extrapolated from the March 2016 Projections.

The March 2016 Extrapolations were used by J.P. Morgan in connection with its fairness opinion described in “—Opinion of Carmike’s Financial Advisor.” The Management Extrapolations set forth in the first table below, which we refer to as the “March 2016 Extrapolations—Without Acquisitions,” were prepared using the same assumptions as the March 2016 Projections—Without Acquisitions, with respect to the 2016 through 2018 fiscal years and further assume no additional theatre acquisitions being consummated by Carmike. The Management Extrapolations set forth in the second table below, which we refer to as the “March 2016 Extrapolations—With Acquisitions,” were prepared using the same assumptions as the March 2016 Projections—With Acquisitions with respect to the 2016 through 2018 fiscal years and further assume that (1) theatre acquisition activity subsequent to Carmike’s 2018 fiscal year will gradually decrease from approximately $70 million in 2018 to approximately $32 million in 2025 as industry consolidation occurs, (2) capital expenditures increase from 2019 through 2025 as a result of the larger circuit, and (3) EBITDA margins remain consistent with the March 2016 Extrapolations—With Acquisitions for Carmike’s 2018 fiscal year. The March 2016 Extrapolations were not provided to AMC or any other potential purchaser of Carmike.

	March 2016 Extrapolations—Without Acquisitions
(dollars in millions)	2019 Estimated	2020 Estimated	2021 Estimated	2022 Estimated	2023 Estimated	2024 Estimated	2025 Estimated
Revenue	$911	$929	$946	$963	$979	$995	$1,010
EBITDA(1)	166	169	172	175	178	181	184
EBIT(2)	111	114	117	120	123	126	129
NOPAT(3)	67	69	71	73	75	76	78
Unlevered Free Cash Flows(4)	61	63	65	67	68	70	72

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)	EBIT is defined as earnings before interest and taxes.
(3)	NOPAT is defined as net operating profit after taxes.
(4)	Unlevered Free Cash Flows is defined as NOPAT, plus depreciation and amortization, less capital expenditures, less acquisition capital expenditures, less working capital.

	March 2016 Extrapolations—With Acquisitions
(dollars in millions)	2019 Estimated	2020 Estimated	2021 Estimated	2022 Estimated	2023 Estimated	2024 Estimated	2025 Estimated
Revenue	$1,201	$1,284	$1,358	$1,422	$1,474	$1,512	$1,534
EBITDA(1)	211	225	238	250	259	265	269
EBIT(2)	136	144	153	161	170	178	186
NOPAT(3)	82	87	92	97	103	108	113
Unlevered Free Cash Flows(4)	25	38	51	65	78	91	103

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)	EBIT is defined as earnings before interest and taxes.
(3)	NOPAT is defined as net operating profit after taxes.
(4)	Unlevered Free Cash Flows is defined as NOPAT, plus depreciation and amortization, less capital expenditures, less acquisition capital expenditures, less working capital.

Litigation Related to the Merger

On April 25, 2016 and May 10, 2016, two putative class action complaints were filed in the United States District Court for the Middle District of Georgia, Columbus Division, against Carmike’s directors, AMC, and Merger Sub arising from the merger: the Solak Action and the Baskette Action. The Plaintiffs in the Actions allege that the preliminary proxy statement filed by Carmike on March 31, 2016 with the SEC in connection with the merger contained false and misleading statements and omitted material information in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder, and further that the director defendants are personally liable for those alleged misstatements and omissions under Section 20(a) of the Exchange Act. Plaintiffs also allege that the director defendants breached their fiduciary duties owed to the public stockholders of Carmike in connection with the merger and that AMC and Merger Sub aided and abetted those breaches. The Actions seek, among other things, to enjoin the merger until the alleged Exchange Act violations and breaches of fiduciary duties are remedied, to rescind the merger agreement or any terms thereof to the extent such agreement or terms have already been implemented, and an award of attorneys’ and experts’ fees and costs. In addition, the Baskette Action seeks an accounting and award of damages. Although it is not possible to predict the outcome of litigation matters with certainty, Carmike believes that the claims raised in the Actions are without merit and intends to defend against them vigorously.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) who receive cash in exchange for shares of Carmike common stock pursuant to the merger. This discussion does not purport to be a complete analysis of all potential tax consequences of the merger. The tax consequences of the merger under U.S. federal tax laws other than those pertaining to the income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws are not discussed. This discussion also does not address any tax consequences arising under the Medicare contribution tax on net investment income. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Code,” the Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, which we refer to in this proxy statement as the “IRS,” in each case, in effect as of the date hereof. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this summary. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the merger.

This discussion is limited to holders of shares of Carmike common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding shares of Carmike common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers or dealers in securities;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell their shares of Carmike common stock under the constructive sale provisions of the Code;

•	persons who hold or received their shares of Carmike common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

This discussion also does not address the U.S. federal income tax consequences to holders of shares of Carmike common stock who exercise appraisal rights in connection with the merger under the DGCL.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Carmike common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Carmike common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

THIS DISCUSSION IS NOT TAX ADVICE. HOLDERS OF CARMIKE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF THE MEDICARE CONTRIBUTION TAX ON NET INVESTMENT INCOME, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO THE INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of Carmike common stock that for U.S. federal income tax purposes is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (2) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

Effect of the Merger

The receipt of cash by a U.S. holder in exchange for shares of Carmike common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Any gain or loss realized by a U.S. holder in connection therewith must be calculated separately for each block of shares of Carmike common stock (that is, shares acquired at the same cost in a single transaction) exchanged for cash in the merger. The amount of any such gain or loss realized with respect to each block of shares of Carmike common stock generally will equal the difference, if any, between the amount of cash received for such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in a share generally will be equal to the amount the U.S. holder paid for the share. Any gain or loss realized by a U.S. holder upon the receipt of cash in exchange for a share of Carmike common stock in the merger generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held such share for more than one year at the effective time of merger. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made to a U.S. holder in exchange for shares of Carmike common stock pursuant to the merger may be subject to information reporting and may be subject to backup withholding. To avoid backup withholding on such payments, U.S. holders that do not otherwise establish an exemption should complete and return to the exchange agent a properly executed IRS Form W-9, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) are not subject to backup withholding or information reporting rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Carmike common stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Effect of the Merger

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Carmike common stock in the merger unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Carmike common stock in the merger, and certain other requirements are met; or

•	Carmike is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the merger and (ii) the non-U.S. holder’s holding period for Carmike common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates, generally in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If Carmike is a United States real property holding corporation at any time during the period described in the third bullet point above, gain realized by a non-U.S. holder generally will be subject to U.S. federal income tax in the same manner as gain realized by a U.S. person unless Carmike common stock is treated as regularly traded on an established securities market within the meaning of applicable Treasury Regulations. Carmike believes that its common stock will be “regularly traded” within the meaning of those regulations. If Carmike stock is regularly traded, the tax described above generally would not apply to a non-U.S. holder’s disposition of Carmike common stock pursuant to the merger unless the holder owns (directly or under applicable constructive ownership rules) more than 5% of the total fair market value of all outstanding shares of Carmike common stock at any time during the period described in the third bullet point above.

Information Reporting and Backup Withholding

Payments made to non-U.S. holders in the merger may be subject to information reporting and backup withholding. Non-U.S. holders generally can avoid backup withholding and information reporting by providing the exchange agent with the applicable and properly executed IRS Form W-8 certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is organized. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Appraisal Rights

If the merger is completed, stockholders who do not vote in favor of the adoption of the merger proposal and who properly demand appraisal of their shares and who do not withdraw such demand or lose their right to appraisal will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Carmike common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Carmike common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Carmike common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of Carmike common stock who (1) do not vote in favor of the merger proposal; (2) continuously hold such shares through the effective time of the merger; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive in lieu of the merger consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of Carmike common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value as determined by the court. Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the $30.00 per share merger consideration payable pursuant to the merger agreement.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Carmike’s notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of shares of Carmike’s common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Carmike common stock, Carmike believes that if a stockholder is considering exercising appraisal rights, that stockholder should consider seeking the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Carmike common stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

•	the stockholder must not vote in favor of the merger proposal;

•	the stockholder must deliver to Carmike a written demand for appraisal of the stockholder’s shares before the vote by the stockholders on the merger proposal at the special meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

•	the stockholder or the surviving corporation must file a petition in the Court of Chancery of the State of Delaware requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no present intention of doing so.

Filing Written Demand

Any holder of shares of Carmike common stock wishing to exercise appraisal rights must deliver to Carmike, before the vote on the merger proposal by the stockholders at the special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the merger proposal either in person or by proxy. A holder of shares of Carmike common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. However, neither voting against the merger proposal nor abstaining from voting or failing to vote on the merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. A stockholder’s failure to make the written demand prior to the taking of the vote on the merger proposal at the special meeting will cause the stockholder to lose its appraisal rights in connection with the merger.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record and must reasonably inform Carmike of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEES AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSIDER CONSULTING WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attn: Corporate Secretary

Any holder of shares of Carmike common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to Carmike a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Court of Chancery of the State of Delaware will be dismissed without the approval of such court and such approval may be conditioned upon such terms as the court deems just.

Notice by the Surviving Corporation

Within ten days after the effective time of the merger, the surviving corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the merger proposal of the date that the merger has become effective.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of Carmike common stock who has complied with the required conditions of Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery of the State of Delaware, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name file a petition for appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The surviving corporation is under no obligation, and has no present intention, to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, any holders of shares of Carmike common stock who desire to have their shares appraised by the Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery in the manner prescribed in Section 262. The failure of a holder of Carmike common stock to file such a petition for appraisal within the period specified in Section 262 will nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any holder of shares of Carmike common stock who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which Carmike received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder of shares of Carmike common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery of the State of Delaware is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares, and who hold stock represented by certificates, to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After determining the holders of Carmike common stock entitled to appraisal, the Court of Chancery of the State of Delaware will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery of the State of Delaware could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Carmike believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of the State of Delaware, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Each of Carmike and AMC reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Carmike common stock is less than the $30.00 per share merger consideration.

Unless the Court of Chancery of the State of Delaware in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery of the State of Delaware and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of Carmike’s common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration.

From and after the effective time of the merger, no stockholder who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of Carmike common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Carmike common stock, if any, payable to stockholders of record at a time prior to the effective time of the merger.

TERMS OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The merger agreement and the summary of terms included in this proxy statement have been prepared to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about Carmike, AMC, Merger Sub or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement or in the public filings that Carmike or AMC make with the SEC, as described for Carmike in the section titled “Where Stockholders Can Find More Information” beginning on page 100 of this proxy statement. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement and as of specific dates and solely for the benefit of parties to the merger agreement, and:

•	are not intended as statements of fact, but rather as a way of allocating the risk among the parties to the merger agreement in the event the statements therein prove to be inaccurate;

•	have been modified or qualified by certain confidential disclosures that were made among the parties to the merger agreement in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•	may be subject in some cases to other exceptions and qualifications, including exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, as defined below under “—Representations and Warranties.”

Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Carmike, AMC, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Carmike’s or AMC’s public disclosures. Accordingly, the representations, warranties, covenants and other provisions of the merger agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section titled “Where Stockholders Can Find More Information” beginning on page 100 of this proxy statement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into Carmike at the effective time of the merger, whereupon the separate existence of Merger Sub will cease, and Carmike will continue as the surviving corporation and as an indirect wholly owned subsidiary of AMC.

At the effective time of the merger, on the terms and subject to the conditions set forth in the merger agreement:

•	each share of Carmike common stock issued and outstanding immediately prior to such time (other than the excluded shares) will be converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes (which we refer to in this proxy statement as the “merger consideration”);

•	all of the shares of Carmike common stock (other than the excluded shares) will cease to be outstanding, will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the merger consideration;

•	each share of our common stock held by Carmike or AMC or any of their respective subsidiaries will be canceled without payment of any consideration; and

•	each share of common stock of Merger Sub outstanding immediately prior to such time will be converted into and become one share of common stock of the surviving corporation.

Certificate of Incorporation; By-laws; Directors and Officers

At the effective time of the merger, the certificate of incorporation and by-laws of Carmike will be amended and restated in their entirety to read as set forth in exhibits to the merger agreement, and, as so amended, will be the certificate of incorporation and by-laws of the surviving corporation, until thereafter amended, subject to the conditions set forth in the merger agreement, as provided therein and in accordance with applicable law. The directors and officers of Merger Sub immediately prior to the effective time will be the initial directors and officers of the surviving corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

Completion of the Merger

The closing of the merger, subject to the conditions set forth in the merger agreement, will take place on a date no later than two (2) business days after the conditions set forth in the merger agreement and described below under “—Conditions to Completion of the Merger” have been satisfied or waived (other than conditions that by their terms are to be satisfied at closing, but subject to the satisfaction or waiver of such conditions at such time) or at such other time or other date as Carmike, AMC and Merger Sub may mutually agree in writing or unless the marketing period to syndicate participation in the debt financing prior to the closing date in accordance with the debt commitment letters has not ended, in which case the closing will instead occur on the earlier of (1) a date during the marketing period specified by AMC on not less than two business days’ written notice to Carmike and (2) the second business day immediately following the last day of the marketing period.

Effective Time

The effective time of the merger will be at the time when the certificate of merger is duly filed with the Delaware Secretary of State, or at such later time as may be agreed to by Carmike, AMC and Merger Sub and specified in the certificate of merger. As of the date of this proxy statement, we expect to complete the merger by the end of 2016. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, and it is possible that factors outside the control of Carmike or AMC could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Treatment of Outstanding Equity Awards

At least seven days prior to the effective time of the merger, each outstanding Carmike stock option, whether or not vested or exercisable, will, contingent upon the consummation of the merger, become 100% vested and exercisable. Each share of Carmike common stock received in connection with the exercise of Carmike stock options will be entitled to receive the merger consideration subject to the terms of the merger agreement. To the extent not exercised, each outstanding Carmike stock option will, at the effective time, be cancelled automatically, and Carmike will pay each holder of such cancelled Carmike stock option an amount in cash (less any applicable tax withholdings), determined by multiplying (x) the excess, if any, of $30.00 over the exercise price per share of Carmike common stock subject to such Carmike stock option by (y) the number of shares of Carmike common stock subject to such Carmike stock option. Notwithstanding the foregoing, if the per share exercise price payable with respect to a Carmike stock option exceeds the merger consideration, then such Carmike stock option will be cancelled without payment of any consideration with respect thereto.

In addition, immediately prior to the effective time of the merger:

•	each share of Carmike restricted stock that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and the holders of such shares will be entitled to receive the merger consideration subject to the terms of the merger agreement;

•	each award of Carmike restricted stock units that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and Carmike will with respect to the holder of any such Carmike restricted stock units (1) issue the number of shares of Carmike common stock underlying such Carmike restricted stock units, which shares will be entitled to receive the merger consideration in accordance with the merger agreement, and (2) pay in cash all dividend equivalents, if any, accrued but unpaid as of the effective time with respect to the number of shares of Carmike common stock underlying such Carmike restricted stock units; and

•	each award of Carmike performance shares that is then outstanding, whether or not vested, or whether or not performance criteria have been achieved, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied with respect to (1) the actual number of shares of Carmike common stock earned for each performance period completed prior to the effective time of the merger, as determined by Carmike prior to the effective time of the merger in accordance with the terms of the applicable award agreements and the Carmike stock plans in existence as of the effective date of the merger agreement, and (2) the number of shares of Carmike common stock equal to the specified number of target shares for any performance period during which the effective time of the merger occurs and for each succeeding performance period covered by such Carmike performance shares, and the holders of such shares will be entitled to receive the merger consideration in accordance with the merger agreement.

Exchange of Shares in the Merger

At or prior to the effective time, AMC will select an “exchange agent” (who must be reasonably acceptable to Carmike). At or prior to the effective time, AMC will make available to the exchange agent cash equal to the aggregate merger consideration (such cash is collectively referred to in this proxy statement as the “exchange fund”), which will be used to pay the merger consideration to our stockholders.

Promptly (and no later than three business days) after the effective time, AMC will send or cause the exchange agent to send to each holder of shares of Carmike common stock a letter of transmittal and instructions for effecting the surrender of any certificates representing shares of Carmike common stock (which we refer to in this proxy statement as the “certificates”) or the transfer of uncertificated shares of Carmike common stock (which we refer to in this proxy statement as “uncertificated shares”), in each case in exchange for the merger consideration to which such stockholder is entitled pursuant to the merger agreement.

Carmike stockholders should not return certificates with the enclosed proxy card, and Carmike stockholders should not forward certificates to the exchange agent without a letter of transmittal.

Upon proper surrender of the certificates for exchange (or affidavits of loss in lieu thereof) and cancellation or transfer of the uncertificated shares to the exchange agent, together with such properly completed letter of transmittal, the holder of such certificates or uncertificated shares will be entitled to receive the merger consideration for such shares. Until so surrendered, after the effective time of the merger each certificate or uncertificated share will represent only the right to receive the merger consideration.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that: (1) either such certificate be properly endorsed or otherwise in proper form for transfer or such uncertificated share has been properly transferred, accompanied by all documents which are reasonably required to evidence and effect such transfer, and (2) the person requesting such payment pay to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

The merger consideration paid in accordance with the merger agreement upon conversion of any shares of Carmike common stock will be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares. From and after the effective time, subject to Delaware law in the case of dissenting shares, all holders of certificates and uncertificated shares will cease to have any rights as stockholders of Carmike, other than the right to receive the merger consideration in accordance with the merger agreement. After the effective time, there will be no further registration of transfers of shares of Carmike common stock. If, after the effective time of the merger, certificates or uncertificated shares are presented to the surviving corporation or the exchange agent, they will be canceled and exchanged for the merger consideration in accordance with the merger agreement.

Any portion of the exchange fund that remains unclaimed by the former holders of shares of Carmike common stock one year after the effective time of the merger will be returned to AMC, upon demand. Any former stockholders of Carmike who have not yet complied with the merger agreement will thereafter look to AMC for the payment of the merger consideration, without any interest thereon.

Lost, Stolen or Destroyed Certificates

If any certificate representing Carmike common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the surviving corporation, AMC or the exchange agent, the posting by such person of a bond, in such an amount as the surviving corporation, AMC or the exchange agent may determine is reasonably necessary, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent (or if subsequent to the termination of the exchange fund and subject to the merger agreement, AMC) will pay the merger consideration in exchange for such lost, stolen or destroyed certificate.

Dissenting Shares

Any shares of Carmike common stock held by holders who have not voted in favor of the merger or consented to the merger in writing and who have demanded appraisal for such shares in accordance with Delaware law (which we refer to in this proxy statement as “dissenting shares”) will not be converted into the right to receive the merger consideration, unless such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such shares. If any holder of Carmike common stock that demands appraisal rights properly perfects such rights, such holder will be entitled to the fair value of such shares as determined by the Delaware Court of Chancery plus interest, if any, on the amount determined to be the fair value, as further described above in “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”

Representations and Warranties

Carmike has made customary representations and warranties to AMC and Merger Sub in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	the due organization, good standing, corporate power and qualifications of Carmike and its subsidiaries;

•	the authority of Carmike to enter into the merger agreement and complete the merger and other transactions contemplated by the merger agreement;

•	the unanimous approval of the merger agreement by the Carmike Board of Directors;

•	the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of (1) any conflict with or violation or breach of any provision within the organizational documents of Carmike, (2) any conflict with or violation or breach of applicable laws, (3) any required consents or approvals, defaults, or termination rights under any contract of Carmike or its subsidiaries, or (4) the creation or imposition of any liens on the assets of Carmike or any of its subsidiaries, in each case as a result of the merger agreement and the transactions contemplated thereby;

•	the capital structure of Carmike and its subsidiaries and the absence of restrictions, liens or encumbrances with respect to the equity interests of Carmike’s subsidiaries;

•	compliance with SEC filing requirements for Carmike’s SEC filings since January 1, 2014, including the accuracy of the information contained in such filings and the absence of outstanding or unresolved comments received from the SEC with respect to such filings;

•	compliance with the rules and regulations of the NASDAQ and the Sarbanes-Oxley Act and the existence of disclosure controls and procedures under applicable securities laws and regulations;

•	Carmike’s internal system of disclosure controls and procedures concerning financial reporting;

•	Carmike’s financial statements;

•	the accuracy of this proxy statement and its compliance with applicable securities laws;

•	the absence of certain changes and events since September 30, 2015;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws;

•	required governmental licenses, grants, registrations, clearances, authorizations, permits, consents and orders for Carmike to own, lease and operate its properties and assets and Carmike’s compliance therewith;

•	litigation matters;

•	valid and marketable title to owned real property and the validity of leaseholds;

•	intellectual property and confidentiality matters;

•	information technology;

•	data protection and privacy matters;

•	tax matters;

•	employee benefit plans;

•	labor and employment matters;

•	environmental matters;

•	material contracts and the absence of breaches or defaults thereunder;

•	food and beverage inventories;

•	goodwill passes and prepaid tickets;

•	insurance matters;

•	finders’ and brokers’ fees relating to the merger;

•	the opinion of Carmike’s financial advisor; and

•	compliance with certain antitakeover statutes.

AMC has made customary representations and warranties to us in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	AMC’s and Merger Sub’s due organization, valid existence, good standing and corporate power and authority;

•	(1) the corporate power and authority of AMC and Merger Sub to enter into the merger agreement and consummate the transactions contemplated thereby, (2) the adoption of the merger agreement by the sole stockholder of Merger Sub and (3) the enforceability of the merger agreement against AMC and Merger Sub;

•	the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of (1) any conflict with or violation or breach of any provision within the organizational documents of AMC or Merger Sub, (2) any conflict with or violation or breach of applicable laws, (3) any required consents or approvals, defaults, or termination rights under any contract of AMC or its subsidiaries, or (4) the creation or imposition of any liens on the assets of AMC or any of its subsidiaries, in each case as a result of the merger agreement and the transactions contemplated thereby;

•	the accuracy of information provided by AMC for use in this proxy statement;

•	litigation matters;

•	absence of certain agreements with Carmike stockholders or third parties relating to the merger agreement and adoption thereof;

•	the business activities of AMC, its subsidiaries and affiliates and Beijing Wanda Culture Industry Group Co., Ltd. and its controlled affiliates (which we refer to in this proxy statement as the “Wanda Group parties”);

•	finders’ and brokers’ fees relating to the merger;

•	the availability of financing to consummate the merger and pay the merger consideration;

•	the delivery to Carmike and validity of certain financing documents, including debt commitment letters and fee letters;

•	the solvency of the surviving corporation and its subsidiaries as of the effective time and immediately after the consummation of the transactions contemplated by the merger agreement;

•	the ownership of Carmike common stock by AMC, Merger Sub and their affiliates;

•	the absence of agreements or understandings between AMC and Merger Sub, on the one hand, and any member of Carmike’s management or Board of Directors, on the other hand, relating to the transactions contemplated by the merger agreement or operations of Carmike after the effective time of the merger; and

•	AMC and Merger Sub not relying on certain estimates, projections, forecasts and other forward-looking information provided to AMC and Merger Sub by Carmike and the inability to bring any claim under the merger agreement against Carmike or its subsidiaries and representatives with respect to such estimates.

None of the representations and warranties in the merger agreement will survive the effective time of the merger.

Many of the representations and warranties in the merger agreement are qualified by a materiality or material adverse effect standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect).

For purposes of the merger agreement, a “material adverse effect” means, with respect to Carmike, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Carmike and its subsidiaries, taken as a whole, or the ability of Carmike and its subsidiaries to consummate the transactions contemplated by the merger agreement, in each case, excluding any effect resulting from any circumstance involving, resulting from, relating to or with respect to:

•	changes in GAAP or any other accounting requirements applicable to the industry in which Carmike or any of its subsidiaries operates;

•	financial, securities, debt or financing markets or general economic or political conditions;

•	the industry in which Carmike or any of its subsidiaries operate;

•	changes in laws of general applicability to companies in the industry in which Carmike or any of its subsidiaries operate, or any official interpretation thereof by a governmental authority;

•	acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or natural disasters or weather-related events or conditions;

•	the execution and delivery of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement or the identity of, or any facts or circumstances relating to, AMC, including the impact thereof on the relationships, contractual or otherwise, of Carmike or any of its subsidiaries with employees, customers, suppliers or other third parties by the merger agreement;

•	any failure by Carmike or any of its subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of Carmike or any of its subsidiaries to realize the anticipated benefits of any business-related launch, initiative or roll-out (except that the underlying cause of any such failure described in this clause, unless expressly excluded by another clause of the definition, may be considered in determining whether or not a Carmike material adverse effect has occurred);

•	any action taken (or omitted to be taken) at the written request, or with the written consent, of AMC or Merger Sub;

•	the price and/or trading volume of Carmike’s common stock on NASDAQ or any other market in which such securities are quoted for purchase and sale;

•	any action taken by AMC, Carmike, any of their respective subsidiaries or affiliates, or the Wanda Group parties that is required, contemplated or permitted pursuant to the merger agreement (including regulatory undertakings), including any actions required under the merger agreement to obtain any approval or authorization under antitrust, competition, trade regulation, or other applicable laws for the consummation of the merger; or

•	any litigation, action, suit, proceeding or investigation made or brought by any of the stockholders of Carmike (on their own behalf or on behalf of Carmike) that assert allegations of a breach of fiduciary duty relating to the merger agreement, violations of securities laws in connection with this proxy statement or otherwise arising out of any of the transactions contemplated by the merger agreement.

In the case of the first five clauses above, such circumstances may be taken into account in determining whether or not there has been a Carmike material adverse effect to the extent such circumstances have a materially disproportionate adverse effect on Carmike and its subsidiaries, taken as a whole, as compared to other participants in the industry in which Carmike and its subsidiaries operate.

For purposes of the merger agreement, a “material adverse effect” means, with respect to AMC, a material adverse effect on the ability of AMC and its subsidiaries to consummate the transactions contemplated by the merger agreement.

In addition, for purposes of the merger agreement, “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person. However, with respect to AMC, the term “affiliate” does not include AMC’s controlling stockholder or any of such controlling stockholder’s affiliates (other than AMC or any of AMC’s controlled affiliates).

Covenants Regarding Conduct of Business by Carmike Pending the Merger

Carmike has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, Carmike has agreed that, except (1) with the prior written consent of AMC (not to be unreasonably withheld, conditioned or delayed), (2) as contemplated by the merger agreement, (3) as set forth in Carmike’s disclosure letter or (4) as required by law, from date of the merger agreement until the effective time, Carmike will and will cause each of its subsidiaries to (a) conduct its business in the ordinary course consistent with past practices, (b) conduct its business in material compliance with all applicable laws (except where such failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Carmike) and (c) use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and keep available the services of its present officers and key employees.

Without limiting the generality of the preceding paragraph, Carmike has agreed that, except (1) with the prior written consent of AMC (not to be unreasonably withheld, conditioned or delayed), (2) as contemplated by the merger agreement or (3) as set forth in Carmike’s disclosure letter, Carmike will not, nor will Carmike permit any of its subsidiaries to:

•	amend its certificate of incorporation, by-laws or other similar organizational documents;

•	(1) split, combine or reclassify any shares of its capital stock, (2) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned subsidiaries or (3) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Carmike securities or any securities of Carmike subsidiaries except pursuant to any Carmike stock plan;

•	(1) grant, issue, deliver or sell, or authorize the grant, issuance, delivery or sale of, any shares of any Carmike securities or any securities of Carmike subsidiaries, other than the issuance of (A) any shares of Carmike stock upon the exercise of outstanding Carmike stock options in accordance with the terms of such Carmike stock options, (B) any Carmike restricted shares and Carmike restricted stock units to directors of Carmike in the ordinary course consistent with past practices, and (C) any shares of earned Carmike performance shares that have been granted prior to the date of the merger agreement or (2) amend any term of any Carmike security or any security of a Carmike subsidiary;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses having a value (1) in excess of $2 million individually, or $5 million in the aggregate, from any other person, (2) merge or consolidate with any other person or (3) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring merger or other reorganization;

•	sell, lease, license or otherwise transfer any subsidiary or any amount of assets, securities, properties, interests or businesses, having a value in excess of $2 million individually, or $5 million in the aggregate, except (1) pursuant to existing contracts or commitments disclosed in Carmike’s disclosure letter, and (2) in the ordinary course of business consistent with past practices in an amount not to exceed $8 million in the aggregate;

•	make any loans, advances or capital contributions to, or investments in, any other person in excess of $1 million either by purchase of stock or securities, contributions to capital, property transfer, purchase of any property or assets of any person or otherwise (other than (1) loans or advances between and among Carmike and/or any of its wholly-owned subsidiaries made in the ordinary course of business consistent with past practices and (2) capital contributions to or investments in wholly-owned subsidiaries made in the ordinary course of business consistent with past practices);

•	create, assume, incur or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (or amend and restate or refinance any existing indebtedness for borrowed money), other than (1) (A) up to $25 million of indebtedness under lines of credit existing on the date of the merger agreement, (B) any indebtedness or guarantee (including any lease guarantee) incurred in the ordinary course of business consistent with past practices in an amount not to exceed $5 million in the aggregate, or (2) indebtedness incurred between or among Carmike and/or any of its wholly-owned subsidiaries made in the ordinary course of business consistent with past practices or between any of such wholly-owned subsidiaries or guarantees by Carmike of indebtedness of any wholly-owned subsidiary made in the ordinary course of business consistent with past practices;

•	prepay, redeem, repurchase, defease, cancel or otherwise terminate (or amend, restate or refinance any existing indebtedness for borrowed money) any indebtedness for borrowed money of Carmike or any of its subsidiaries;

•	except as required by applicable law and except as required under any employee plan, (1) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any Carmike employee or director of Carmike or any subsidiary, (2) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the merger agreement, (3) enter into any employment, deferred compensation, retention or other similar agreement (or any amendment to any such existing agreement) with any Carmike employee or directors of Carmike or any subsidiary, (4) establish, adopt or amend any collective bargaining agreement or Carmike employee plan, or (5) increase compensation, bonus or other benefits payable to any Carmike employee or director of Carmike or any subsidiary other than (A) annual salary increases in the ordinary course of business consistent with past practice; (B) increases in amounts in accounts under the executive pan resulting from the annual salary increases described in (A); or (C) as contemplated the merger agreement;

•	change Carmike’s methods of accounting or accounting principles or practices, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act approved by its independent public accountants;

•	make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, amend any material tax returns or file claims for material tax refunds, enter into any material closing agreement, settle any material tax claim, audit or assessment, surrender any right to claim a material tax refund, offset or other reduction in tax liability or take any material position on any tax return filed on or after the date of the merger agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods;

•	make any capital expenditure, or incur any obligation or liability in respect thereof, other than those capital expenditure projects that are (1) not in excess of $4 million in the aggregate or (2) contemplated by Carmike’s 2016 fiscal year forecast that has been made available to AMC;

•	create or incur any lien on any material asset other than in the ordinary course of business consistent with past practices;

•	enter into (1) any contract that would have been a material contract were Carmike a party or subject thereto on the date of the merger agreement other than entry into renewals of existing contracts in the ordinary course of business consistent with past practices (but in no event, for terms of more than twenty-four months) or (2) lease agreement for real property;

•	terminate or amend in any material respect any material contract or real property lease, or waive, release or assign any material right, claims or benefit of Carmike thereunder, except for such terminations, amendments, waivers, releases or assignments in the ordinary course of business consistent with past practices;

•	terminate, renew, suspend, abrogate, amend or modify in any material respect any permit other than in the ordinary course of business consistent with past practices;

•	settle, or offer or propose to settle, any litigation, investigation, arbitration, proceeding or other claim involving or against Carmike or any subsidiary involving a payment by Carmike or any subsidiary in excess of $1.5 million individually or $3 million in the aggregate;

•	fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies; or

•	except as, in the reasonable judgment of Carmike, is necessary to comply with the ongoing requirements of the Exchange Act or prepare or make any filings with the SEC agree, resolve or commit to do any of the foregoing.

Stockholder Meeting

Carmike has agreed that, subject to the terms of the merger agreement, (1) the Board of Directors of Carmike will recommend approval and adoption of the merger agreement and the merger by Carmike’s stockholders and include such recommendation in this proxy statement, (2) Carmike will use its reasonable best efforts to obtain the Carmike stockholder approval, and (3) Carmike will otherwise comply in all material respects with the legal requirements applicable to the Carmike stockholder meeting.

Notwithstanding the foregoing, if on a date within two (2) business days of the date of the Carmike stockholders meeting, Carmike has not received such number of proxies required to approve the merger proposal, Carmike may postpone or adjourn, or make one or more successive postponements or adjournments of, the Carmike stockholder meeting and if Carmike has not previously adjourned or postponed the stockholders meeting, it will make one such postponement or adjournment at the request of AMC and to the extent permitted by the applicable law. However, in these circumstances Carmike may not postpone or adjourn the stockholders meeting to a date that is later than the later of (1) 30 days from originally scheduled Carmike stockholder meeting and (2) 10 business days following termination of the negotiated period (defined below under “No Solicitation of Acquisition Proposals; Changes in Board Recommendation”) without the prior written consent of AMC (not to be unreasonably withheld). Carmike may also make one or more successive postponements or adjournments of the Carmike stockholder meeting if it is required by applicable law to provide Carmike stockholders with additional information or disclosures in connection with the matters to be voted upon at the stockholder meeting, only for such period of time as is reasonably necessary in order to give Carmike’s stockholders sufficient time to evaluate such additional information or disclosure.

No Solicitation of Acquisition Proposals; Changes in Board Recommendation

Except as provided in the merger agreement, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, Carmike, its subsidiaries and their respective officers and directors have agreed not to, and will not authorize any of their respective representatives to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations with, or afford access to the business, properties, assets, books or records of Carmike or any of its subsidiaries to, any third party with respect to any potential acquisition proposal;

•	except for an acceptable confidentiality agreement, enter into any agreement in principle, memorandum of understanding, letter of intent, merger agreement, acquisition agreement, joint venture agreement, option agreement or other similar agreement providing for a transaction that is the subject of an acquisition proposal (which we refer to in this proxy statement as an “alternative acquisition agreement”); or

•	subject to certain exceptions, grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an acquisition proposal.

We have also agreed to (and to cause our subsidiaries and our and their respective representatives to) immediately cease and cause to be terminated as of the effective time of the merger all then-existing activities, discussions and negotiations, if any, with any third party and its representatives with respect to any acquisition proposal.

Notwithstanding the foregoing, following the receipt of an acquisition proposal that was made after the date of the merger agreement that did not result from a material breach by Carmike, any of its subsidiaries or its or their respective representatives of the foregoing and prior to obtaining the approval of the Carmike stockholders, if (1) Carmike or any of its representatives has received an acquisition proposal that the Board of Directors of Carmike, after consultation with its outside legal counsel and with its financial advisor, reasonably believes is or could reasonably result in a superior proposal (as that term is defined below) and (2) the Board of Directors of Carmike determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, then, subject to providing written notice to AMC of its decision to take such action and compliance in all material respects with the merger agreement, Carmike, directly or indirectly through its representatives, may:

•	engage in negotiations or discussions with such third party and its representatives; and

•	furnish to such third party or its representatives non-public information relating to Carmike or any of its subsidiaries pursuant to an acceptable confidentiality agreement, as long as Carmike promptly (and in any event within twenty-four hours) provides to AMC any such information relating to Carmike that it provided to any such person or entity which was not previously provided to or made available to AMC.

Carmike has agreed to promptly (and, in any event, within twenty-four hours) notify AMC orally and in writing after the receipt by Carmike of any acquisition proposal or any request for information or access relating to Carmike or any of its subsidiaries with respect to an acquisition proposal indicating, in connection with such notice, the name of such person or entity (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the date of the merger agreement) and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, which in each case may be redacted, if necessary to remove the identity of any third party to comply with any confidentiality obligation in effect prior to the date of the merger agreement) and thereafter, subject to the foregoing confidentiality qualifications, will (1) keep AMC reasonably informed, on a prompt and timely basis, of the status and terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations, and (2) provide to AMC as soon as practicable copies of all written proposals or offers (including proposed agreements) sent or provided to Carmike or any of its subsidiaries from any person (or such person’s representative) making an acquisition proposal that describes any of the financial or other material terms or conditions of such acquisition proposal.

Except as provided in the merger agreement, the Board of Directors of Carmike and each committee thereof has agreed not to:

•	withhold, withdraw, qualify or modify (or publicly propose or announce any intention to or resolve to withhold, withdraw, qualify or modify), in a manner adverse to AMC or Merger Sub, the recommendation by the Board of Directors of approval and adoption of the merger agreement by Carmike’s stockholders, which we refer to in this proxy statement as the “Carmike Board recommendation”;

•	other than in the case of an acquisition proposal in the form of a tender offer or exchange offer, fail to publicly affirm the Carmike Board recommendation upon AMC’s written request within five business days after such request after a public announcement of an acquisition proposal;

•	fail to recommend against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by AMC or any of its subsidiaries) prior to the eleventh business day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act;

•	recommend that the stockholders of Carmike tender their shares of Carmike stock in such tender offer or exchange offer;

•	fail to include the Carmike Board recommendation in this proxy statement in connection with the Carmike stockholder meeting; or

•	approve, adopt, recommend, or publicly propose to approve, adopt or recommend, any acquisition proposal.

We refer to any action described in the foregoing as an “adverse recommendation change.”

Notwithstanding anything to the contrary in the merger agreement, prior to the approval and adoption of the merger agreement by our stockholders, if (1) in response to any event, change, effect, development, state of facts, condition, circumstance or occurrence that was not known to the Board of Directors of Carmike on the date of the merger agreement (or, if known, the consequences of which were not known to the Board of Directors of Carmike as of the date of the merger agreement), which we refer to in this proxy statement as an “intervening event,” but in no event will the receipt, existence of, or terms of any acquisition proposal, or any inquiry relating thereto, constitute an intervening event, our Board of Directors or any committee thereof determines in good faith, after consultation with our financial advisor and our outside legal counsel, that any failure to take such action would be inconsistent with its fiduciary duties under applicable law, or (2) we receive an acquisition proposal (that did not result from any material breach of our non-solicitation obligations under the merger agreement) that our Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a superior proposal, then our Board of Directors or any committee thereof may:

•	make an adverse recommendation change; or

•	in the case of a superior proposal, authorize Carmike or any of its subsidiaries to execute acquisition proposal documentation which will include a definitive acquisition agreement, with respect to such superior proposal if we concurrently terminate the merger agreement based on such superior proposal and definitive acquisition agreement (as described below under “—Termination of the Merger Agreement”).

Our Board of Directors and each committee thereof are generally not permitted to make an adverse recommendation change with respect to an intervening event or superior proposal, and we and our subsidiaries are generally not permitted to execute any acquisition proposal documentation and terminate the merger agreement in connection with a superior proposal, unless:

•	we have given AMC at least three business days’ prior written notice of our intention to take such action (which notice will, in the event of a superior proposal, include the current version of the proposal agreement under which such superior proposal will be consummated, and, in the event of an intervening event, provide all material information with respect to such intervening event);

•	we have negotiated, and caused our representatives to negotiate, in good faith with AMC during the three business day period following our delivery of written notice described above, which we refer to in this proxy statement as the ‘‘negotiation period’’, to the extent AMC wishes to negotiate, to enable AMC to propose in writing revisions to the terms of the merger agreement so that such superior proposal would no longer constitute a superior proposal or the failure to make an adverse recommendation change with respect to such intervening event would no longer be inconsistent with fiduciary duties under applicable law;

•	following the end of the negotiation period, our Board of Directors or any committee thereof has considered in good faith AMC’s written proposal, if any, and determined such superior proposal continues to constitute a superior proposal or the failure to make an adverse recommendation change with respect to such intervening event continues to be inconsistent with fiduciary duties under applicable law even if the revisions in AMC’s written proposal, if any, were given effect; and

•	in the event of any material change to the material terms of such superior proposal, we have delivered to AMC an additional notice consistent with the requirements described above and allowed the negotiation period to recommence for an additional three business days.

Notwithstanding anything to the contrary in the merger agreement, unless the merger agreement is terminated pursuant to, and in accordance with, its terms, (1) the obligation of Carmike to establish a record date for, duly call, give notice of, and, subject to the merger agreement, convene and hold the Carmike stockholder meeting and to hold a vote of Carmike’s stockholders on the adoption of the merger agreement and the merger at the Carmike stockholder meeting pursuant to the merger agreement will not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any acquisition proposal (whether or not a superior proposal) or by an adverse recommendation change, and (2) in any case in which Carmike makes an adverse recommendation change, Carmike must nevertheless submit the merger agreement to a vote of its stockholders at the Carmike stockholder meeting for the purpose of the approval of the merger agreement.

Nothing contained in the merger agreement will prevent Carmike or the Board of Directors of Carmike from (1) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to its stockholders with regard to the transactions contemplated by the merger agreement or an acquisition proposal which the Board of Directors of Carmike (after consultation with outside counsel) determines in its good faith judgment that failure to make such disclosure would reasonably be expected to violate U.S. federal or state securities law or other applicable law or its fiduciary obligations under applicable law; provided that the Board of Directors of Carmike may not effect an adverse recommendation change unless permitted to do so pursuant to the merger agreement; provided, further, that notwithstanding anything to the contrary in the merger agreement, any “stop, look and listen” disclosure in and of itself will not be considered an adverse recommendation change or (2) contacting and engaging in discussions with any person, entity or group and their respective representatives who has made an acquisition proposal solely for the purpose of clarifying such acquisition proposal and the terms thereof.

For the purposes of this proxy statement, an “acquisition proposal” means, other than with respect to the transactions contemplated by the merger agreement or any other transaction involving AMC and Carmike, any offer, proposal or indication of interest relating to (1) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Carmike and its subsidiaries, assets of Carmike and its subsidiaries representing 20% or more of the consolidated net revenues or consolidated net income of Carmike and its subsidiaries, or 20% or more of any class of equity or voting securities of Carmike or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Carmike and its subsidiaries, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party’s beneficially owning 20% or more of any class of equity or voting securities of Carmike or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Carmike and its subsidiaries, or (3) a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Carmike or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Carmike and its subsidiaries.

For the purposes of this proxy statement, “superior proposal” means a bona fide, written acquisition proposal for at least a majority of the outstanding shares of Carmike common stock or more than 50% of the consolidated assets of Carmike and its subsidiaries (or assets of Carmike and its subsidiaries representing more than 50% of the consolidated net revenues or consolidated net income of Carmike and its subsidiaries) that the Board of Directors of Carmike determines in good faith, after considering the advice of its outside counsel and a financial advisor of nationally recognized reputation, (1) is reasonably likely to be consummated in accordance with its terms, and (2) taking into account all relevant factors (including the legal, financial and regulatory aspects of the proposal and the party making the proposal), if consummated, would result in a transaction that is more favorable to Carmike’s stockholders from a financial point of view than as provided hereunder (including any revisions to the terms of the merger agreement as contemplated by the merger agreement).

Consents, Approvals and Filings

U.S. Antitrust Filings

The merger is subject to the expiration or termination of the applicable waiting periods under the HSR Act. Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be completed unless specified waiting periods have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification form with the FTC and the Antitrust Division of the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms unless the waiting period is terminated early or is extended by a request for additional information or documentary materials. Carmike and AMC submitted their pre-merger notification forms with the FTC and DOJ on April 12, 2016. On May 12, 2016, the DOJ issued a Second Request. The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after Carmike and AMC have substantially complied with this request, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. Carmike and AMC intend to cooperate with this request.

At any time before the effective time of the merger, the FTC, the DOJ, or others could take action under antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets, or to impose restrictions on the operations of Carmike or AMC following the completion of the merger. State attorneys general have notified Carmike and AMC that they will be investigating the competitive effects of the merger. In addition, other state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

Obligations of the Parties Under the Merger Agreement

AMC, Carmike and Merger Sub have each agreed, subject to the terms of the merger agreement, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable (and in any event prior to the end date), the transactions contemplated by the merger agreement, including:

•	obtaining and maintaining all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals (which we refer to in this proxy statement as “approvals”) from governmental authorities and the making of all other necessary registrations and filings;

•	obtaining all approvals from third parties that are necessary or desirable in connection with the transactions contemplated by the merger agreement;

•	the execution and delivery of any additional instruments necessary to consummate any of the transactions contemplated by, and to fully carry out the purposes of, the merger agreement; and

•	providing all such information concerning such party, its ultimate parent, its affiliates, its affiliate’s officers, directors, employees and partners, and, in the case of AMC, the Wanda Group parties and their respective officers, directors, employees and partners, as may reasonably be requested in connection with any of the matters set forth in the merger agreement regarding regulatory matters.

AMC, Carmike and Merger Sub have each agreed that none of them will, nor will it permit any of its affiliates to, take or agree to take any action that would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any approvals from any governmental authority with respect to the transactions contemplated by the merger agreement.

Antitrust Cooperation

Subject to the terms of the merger agreement, AMC and Carmike have agreed to:

•	make or cause to be made the filings required of such party or any of its affiliates, and in the case of AMC, any Wanda Group party or its ultimate parent entity, under the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable and advisable as mutually agreed by the parties, and not later than September 30, 2016, unless otherwise agreed to by the parties in writing;

•	make or cause to be made such other filings as are required under applicable law by such party or any of its affiliates in foreign jurisdictions governing antitrust, competition, trade regulation or similar matters as soon as reasonably practicable after the date of the merger agreement;

•	comply with any request for additional information, documents or other materials received by such party or any of its affiliates from the FTC, the DOJ or any other governmental authority under the HSR Act or any other applicable laws when practicable and advisable as mutually agreed by the parties; and

•	cooperate in good faith with the other party in obtaining all approvals required under applicable laws and in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other governmental authority under any applicable laws with respect to any such filing or any such approval.

AMC and Carmike have agreed to coordinate with respect to the overall strategy relating to antitrust laws, including with respect to any filings, notifications, submissions and communications with or to any antitrust regulatory authority; provided, however, that (1) subject to the merger agreement, AMC will make the final determination as to the appropriate course of action and (2) neither AMC nor Carmike will be constrained from complying with applicable law. Each party will (1) consult and cooperate with the other party regarding, allow the other party to have a reasonable opportunity to review in advance prior to their submission (if applicable) and consider in good faith the views of the other party regarding the form and content of, any filings, correspondence, written communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to any antitrust laws, (2) promptly furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives, on the one hand, and any such governmental authority or its respective staff on the other hand, with respect to the merger agreement and the transactions contemplated thereby and (3) give the other party the opportunity to attend and participate in any in-person meetings, and to the extent reasonably practicable, substantive telephone calls with the DOJ, the FTC or any other governmental authority (to the extent permitted by the DOJ, the FTC or such governmental authority) with respect to regulatory undertakings and, if the other party is prohibited by applicable laws or by the DOJ, the FTC or such governmental authority from attending and participating in any such meetings or calls, keep the other party reasonably apprised with respect thereto to the extent permitted under applicable law.

AMC and Carmike have each agreed to use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by the merger agreement. Neither party will directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a governmental authority related to the merger agreement or the transactions contemplated thereby except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

Each of AMC and Carmike have agreed to use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the HSR Act or other antitrust laws with respect to the transactions contemplated by the merger agreement as soon as practicable after the execution of the merger agreement. If any proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any applicable laws, each of AMC and Carmike have agreed to, and have agreed to cause their respective affiliates to, vigorously contest and resist any such proceeding (through negotiation, litigation or otherwise), including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each referred to in this proxy statement as an “order”), that is in effect and that prohibits, prevents, delays or restricts the consummation of the transactions contemplated by the merger agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Notwithstanding anything to the contrary in the merger agreement, Carmike has agreed not to, without the written consent of AMC, agree to or effect any antitrust action required by any governmental authority. If necessary to avoid the commencement of any proceeding by any governmental authority challenging the transactions under the merger agreement under any applicable laws, or if already commenced, to avoid the entry of, or to effect the dissolution of, any order that would prohibit, prevent or restrict the consummation of the transactions contemplated by the merger agreement, then, subject to the penultimate sentence of this paragraph, AMC has agreed to, and has agreed to cause its affiliates to, offer, negotiate and agree to, and shall effect, any antitrust action with respect to AMC’s, Carmike’s or their respective affiliates’ businesses or assets; provided, that AMC will not be required to agree to a divestiture, license or hold separate of (1) Carmike’s, AMC’s or their respective affiliates’ theatres that would result in a loss of theatre-level cash flows in excess of $25 million in the aggregate, subject to certain limited exceptions or (2) non-theatre assets with an aggregate net book value in excess of $20 million. Notwithstanding the foregoing or anything contained in the merger agreement to the contrary, AMC will not be required to agree to or effect any antitrust action with respect to Carmike, AMC or any of their respective affiliates’ businesses or assets unless such actions are conditioned upon the occurrence of the closing of the merger or are effective on or after the closing of the merger, and no party to the merger agreement will be required to waive any closing conditions as they apply to such party. None of the actions taken or proposed to be taken pursuant to this paragraph will be deemed to result in a breach of the representations and warranties set forth in the merger agreement or shall be considered for purposes of determining whether a Carmike material adverse effect or an AMC material adverse effect has occurred.

Proxy Statement Cooperation

Carmike and AMC have agreed to cooperate with one another (1) in connection with the preparation of the this proxy statement, (2) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the merger agreement and (3) in taking such actions or making any such filings, furnishing information required in connection therewith or with this proxy statement and seeking timely to obtain any such actions, consents, approvals or waivers.

Carmike has agreed to mail this proxy statement as promptly as practicable after receipt of confirmation from the SEC that it has no further comments to this proxy statement. Carmike has agreed to provide AMC with a reasonable opportunity to review and comment on any amendment or supplement to this proxy statement prior to filing such with the SEC and, if required, Carmike has agreed to disseminate to Carmike’s stockholders, as promptly as reasonably practicable, any amendment of or supplement to this proxy statement required as a result of such comments or as otherwise required by applicable law. No filing of, or amendment or supplement to, this proxy statement, or response to SEC comments with respect thereto, will be made by AMC or Carmike, as applicable, without the other’s prior consent (which will not be unreasonably withheld, conditioned or delayed). AMC and Carmike have agreed to use reasonable best efforts to take any other action required to be taken under the Exchange Act, Delaware law and the rules of NASDAQ and the NYSE, in connection with the filing and distribution of this proxy statement and the solicitation of proxies from the Carmike’s stockholders thereunder.

Employee Benefits Matters

AMC has agreed for a period of twelve months following the closing of the merger to provide to each Carmike employee who is employed immediately prior to the closing and who becomes an employee of AMC, Carmike or any of its subsidiaries upon the closing (each such individual referred to in this proxy statement as a “continuing employee”) employee benefits that are no less favorable in the aggregate than the level of such employee benefits provided to such employees as of the date of the merger agreement. AMC has agreed for a period of twelve months following the closing to maintain certain employee severance protections, which will be lieu of any AMC severance plans or benefits.

AMC has agreed to, and has agreed to cause it subsidiaries (including Carmike) to, cause each AMC employee plan to (1) recognize the pre-closing service of participating continuing employees with Carmike for all purposes of vesting, eligibility and benefit entitlement (but not for purposes of pension benefit accrual), except to the extent such service credit would result in a duplication of benefits for the same period, (2) waive any preexisting condition limitations for participating continuing employees and (3) use commercially reasonable efforts to provide credit to each participating continuing employee under the applicable AMC employee plan for amounts paid by the continuing employee prior to the closing during the year in which the closing occurs under any analogous Carmike employee plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such AMC employee plan.

Carmike has agreed to pay annual cash bonuses to executive officers and other key corporate office employees covered by Carmike’s executive plan for the period ending December 31, 2016 according to the terms of the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

AMC and the surviving corporation have agreed to, and AMC has agreed to cause the surviving corporation to, do the following:

•	indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of Carmike and its subsidiaries (each referred to in this proxy statement as an “indemnified person”) in respect of acts or omissions in their capacity as a director or officer of Carmike or its subsidiaries or as an officer, director, employee, fiduciary or agent of another enterprise if the indemnified person was serving in such capacity at the request of Carmike or any of its subsidiaries, in any case occurring at or prior to the effective time, to the fullest extent permitted by Delaware law or any other applicable law (in the case of non-Delaware entities) or provided under the certificate of incorporation, by-laws, any indemnification agreements and any other governing documents of Carmike and its subsidiaries in effect on the date of the merger agreement.

•	for a period of six years after the effective time, the certificate of incorporation and by-laws of the surviving corporation will contain provisions regarding (1) elimination of liability of directors and managers, (2) indemnification of officers, directors and managers, and (3) advancement of expenses, in each case, for periods prior to and including the effective time, that are no less advantageous to the intended beneficiaries than the corresponding provisions in Carmike’s governing documents in existence on the date of the merger agreement. The indemnification agreements with Carmike’s directors and officers that survive the merger will continue in full force and effect in accordance with their terms.

•	for a period of six years after the effective time, AMC will cause to be maintained in effect all provisions in the certificate of incorporation, by-laws and other governing documents of Carmike’s subsidiaries regarding (1) elimination of liability of directors and managers, (2) indemnification of officers, directors and managers, and (3) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement.

•	prior to the effective time, Carmike will (or, if Carmike is unable to or does not, AMC will and will cause the surviving corporation to) obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Carmike’s existing directors’ and officers’ insurance policies and Carmike’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time, subject to the terms of the merger agreement.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	AMC’s using its reasonable best efforts to consummate the financing relating to the merger;

•	reasonable access to information about Carmike and any of its subsidiaries to be given to AMC and Merger Sub;

•	confidentiality obligations of AMC and Merger Sub to certain information about Carmike pursuant to the confidentiality agreement between AMC and Carmike;

•	the execution and delivery of any deeds, bills of sale, assignment or assurance and the taking of any other actions and things to vest, perfect or confirm of record or otherwise in the surviving corporation;

•	AMC and Carmike providing each other prompt notice of (1) any notice or other communication from any person or entity alleging that the consent of such person or entity is required in connection with the transactions contemplated by the merger agreement, (2) any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement and (3) any actions, suits, claims, investigations or proceedings commenced or threated against or involving Carmike, any of its subsidiaries or AMC, as the case may be, that, if it were pending on the date of the merger agreement, would have been required to have been disclosed pursuant to the merger agreement or that relate to the consummation of the transactions contemplated by the merger agreement;

•	the control, defense and settlement of any litigation brought by Carmike stockholders against Carmike or its directors and officers arising out of or relating to the transactions contemplated by the merger agreement;

•	Carmike, at the reasonable request of AMC, adopting amendments and taking such other actions with respect to Carmike employee plans;

•	AMC taking any action or failing to take any action that is intended or reasonably likely to result in delay in the consummation of the transactions contemplated by the merger agreement, any impediment to AMC’s ability to consummate the transactions contemplated by the merger agreement, any of AMC’s representations and warranties in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, any closing conditions to the merger not being satisfied or a material violation of any provision of the merger agreement, except, in each case, as required by applicable law; and

•	AMC causing Merger Sub to perform its obligations under the merger agreement.

Conditions to Completion of the Merger

The obligations of Carmike, AMC and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger and the merger agreement by the Carmike stockholders;

•	the absence of any proceeding brought by any governmental authority in the United States of America pursuant to antitrust laws that is pending that challenges or seeks to prevent, enjoin, alter or delay the merger or any of the other transactions contemplated by the merger agreement;

•	the absence of any restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any governmental authority in the United States of America preventing the consummation of the merger that has taken effect after the date of the merger agreement and is still in effect; and

•	the expiration or termination of any applicable waiting period (and any extension of such period) under the HSR Act relating to the merger and any agreement with any governmental authority with respect to the HSR Act not to close the transaction.

The obligation of AMC and Merger Sub to consummate the merger is further subject to the satisfaction at or prior to the effective time of the merger of the following conditions:

•	the representations and warranties of Carmike set forth in the merger agreement relating to the capitalization of Carmike being true and correct as of the date of the merger agreement and as of the closing date, except for inaccuracies that are not material, provided that representations and warranties that are made as of a particular date or period need only to be true as of such date or period;

•	each of the representations and warranties of Carmike set forth in the merger agreement with respect to (1) Carmike’s due organization, valid existence, good standing and corporate power, (2) the authority and corporate power of Carmike to enter into the merger agreement and consummate the transactions contemplated thereby, (3) the absence of conflict with or contravention of the organizational documents of Carmike with respect to the merger agreement and the transactions contemplated thereby, and (4) the opinion of Carmike’s financial advisor being true and correct in all material respects as though made at and as of the closing date, provided that representations and warranties that are made as of a particular date or period need only to be true as of such date or period;

•	the other representations and warranties of Carmike set forth in the merger agreement being true and correct both at and as of the date of the merger agreement and at and as of the closing date as though made at the closing date, except where such failures to be so true and correct (without regard to “materiality,” Carmike material adverse effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Carmike material adverse effect, provided that representations and warranties that are made as of a particular date or period need only to be true as of such date or period;

•	Carmike and its subsidiaries having performed and complied in all material respects with the covenants and obligations under the merger agreement contemplated to be performed or complied with by Carmike or its subsidiaries prior to the effective time;

•	there not having been circumstances since the date of the merger agreement that have had, or would reasonably be expected to have, individually or in the aggregate, a Carmike material adverse effect, and that are continuing;

•	Carmike having delivered to AMC a certificate signed by an executive officer of Carmike dated as of the date of the effective time certifying that the preceding conditions have been satisfied; and

•	the aggregate number of dissenting shares not equaling or exceeding 20% of the shares of Carmike stock outstanding at the record date for the Carmike stockholder meeting.

Carmike’s obligation to consummate the merger is further subject to the satisfaction at or prior to the effective time of the following conditions:

•	the representations and warranties of AMC set forth in the merger agreement regarding (1) AMC’s due organization, valid existence, good standing and corporate power and authority and (2) AMC’s corporate power and authority to enter into the merger agreement and consummate the transactions contemplated thereby being true and correct in all material respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, provided, however, that representations and warranties that are made as of a particular date or period need be true and correct only as of such date or period;

•	the other representations and warranties of AMC set forth in the merger agreement being true and correct both at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, except where such failures to be so true and correct (without regard to “materiality,” AMC material adverse effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, an AMC material adverse effect;

•	AMC and its subsidiaries having performed and complied in all material respects with the covenants and obligations under the merger agreement contemplated to be performed or complied with by AMC or its subsidiaries prior to the effective time; and

•	AMC having delivered to Carmike a certificate signed by an executive officer of AMC dated as of the date of the effective time certifying that the preceding conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time by mutual written agreement of AMC and Carmike. In addition, either AMC or Carmike may terminate the merger agreement prior to the effective time, if:

•	the merger has not been consummated on or before December 5, 2016 (which we refer to in this proxy statement as the “end date”); provided, however, that if all of the closing conditions except those related to certain competition laws or legal restraints have been satisfied or are capable of being satisfied, then either AMC or Carmike may extend the end date an additional 90 days upon written notice before the end date; provided, further, that if the marketing period has not ended as of the third business day prior to the end date and all other closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at closing), the end date will be extended automatically to the third business day immediately after the last day of the marketing period; provided, further, however, that (1) the right to extend the end date will not be available to any party whose intentional failure to provide all of the information required pursuant to the HSR Act or to fulfill any obligation of such party under the merger agreement caused such closing condition not be satisfied and (2) the right to terminate the merger agreement pursuant to this paragraph will not be available to any party whose breach of any provision of the merger agreement resulted in the failure of the merger to be consummated by the end date;

•	there has been any permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the merger and such injunction or other order has become final and nonappealable; or

•	the Carmike stockholder approval was not obtained at the Carmike stockholder meeting (including after taking into account any adjournment or postponement of the meeting in accordance with the merger agreement).

In addition, AMC may terminate the merger agreement at any time prior to the effective time if:

•	an adverse recommendation change has occurred; or

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Carmike set forth in the merger agreement has occurred that would cause the conditions to the obligations of AMC (excluding the delivery of a certificate from an executive officer of Carmike) not to be satisfied and incapable of being satisfied by the end date.

In addition, Carmike may terminate the merger agreement at any time prior to the effective time of the merger if:

•	at any time prior to (but not after) receipt of the Carmike stockholder approval (1) the Board of Directors of Carmike authorizes Carmike, in accordance with the terms of the merger agreement, to enter into an alternative acquisition agreement with respect to a superior proposal that did not result from a material breach of the non-solicitation provisions of the merger agreement, (2) concurrently with the termination of the merger agreement Carmike, in accordance with the terms of the merger agreement, enters into an alternative acquisition agreement with respect to a superior proposal that did not result from a material breach of the non-solicitation provisions of the merger agreement and (3) prior to or concurrently with such termination, Carmike pays to AMC the termination fee (as defined below);

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of AMC set forth in the merger agreement has occurred that would cause the conditions to the obligations of Carmike (excluding the delivery of a certificate from an executive officer of AMC) not to be satisfied and incapable of being satisfied by the end date; or

•	all of the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), Carmike has given written notice to AMC and Merger Sub that it is prepared to consummate the closing, and AMC and Merger Sub fail to consummate the transactions contemplated by the merger agreement on the date the closing should have occurred pursuant to the merger agreement.

Termination Fee; Effect of Termination

Under the merger agreement, Carmike will be required to pay AMC a “termination fee” of $30 million if:

•	AMC terminates the merger agreement upon the occurrence of an adverse recommendation change;

•	Carmike terminates the merger agreement to enter into an alternative acquisition agreement relating to a superior proposal pursuant to the terms of the merger agreement; or

•	(1) AMC or Carmike terminates the merger agreement due to the merger having not been consummated before the end date (other than in circumstances where AMC is required to pay the regulatory termination fee) or due to the failure to obtain Carmike stockholder approval at the Carmike stockholder meeting, and at the time of termination all other closing conditions have been satisfied or waived, (2) an acquisition proposal has been made or, in the case of failure to obtain Carmike stockholder approval, publicly announced, after the date of the merger agreement and not withdrawn prior to the Carmike stockholder meeting and (3) within 18 months following the date of such termination, Carmike or any of its subsidiaries enters into a definitive agreement with respect to an acquisition proposal (which is thereafter consummated) or an acquisition proposal is consummated (provided that, for the purposes of this paragraph, each reference to “20%” in the definition of acquisition proposal will be deemed to be a reference to “50%”).

Under the merger agreement, AMC must pay to Carmike a “regulatory termination fee” of $50 million if the merger agreement is terminated:

•	by Carmike or AMC due to the existence of any permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the merger that has become final and nonappealable;

•	by Carmike upon the material breach by AMC of certain covenants relating to regulatory matters that results in certain closing conditions regarding antitrust and competition law matters not being satisfied; or

•	by Carmike or AMC due to the merger not having been consummated by the end date (in the case of termination by AMC, only under circumstances in which Carmike has a concurrent right to terminate due to the merger not having been consummated by the end date), and as of the end date, (1) one or more closing conditions relating to antitrust laws and the HSR Act have not been satisfied, including as a result of AMC not agreeing to take or not taking any antitrust actions that have a regulatory material adverse effect and (2) all of the other closing conditions have been satisfied (other than any such conditions which by their nature cannot be satisfied until the closing date but subject to such conditions being capable of being satisfied if the closing date were the date of termination).

If either Carmike or AMC fails to promptly pay any applicable termination fee or regulatory termination fee when due pursuant to the terms of the merger agreement, and, in order to obtain such payment, AMC, Merger Sub or Carmike, as applicable, commences a suit that results in a judgment against Carmike or AMC, as applicable, for the termination fee or regulatory termination fee, then (1) in the case of the termination fee, Carmike will pay to AMC and (2) in the case of the regulatory termination fee, AMC will pay to Carmike, its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee.

Except as set forth in the preceding sentence or in the case of fraud, (1) upon any termination of the merger agreement under circumstances where the termination fee is payable and such termination fee is paid in full, AMC and Merger Sub will be precluded from any other remedy against Carmike, and AMC and Merger Sub have agreed not to seek to obtain any recovery, judgment, or damages of any kind, against Carmike or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or affiliates or their respective representatives in connection with the merger agreement or the transactions contemplated thereby and (2) upon any termination of the merger agreement under circumstances where the regulatory termination fee is payable and such regulatory termination fee is paid in full, Carmike will be precluded from any other remedy against AMC or Merger Sub, and Carmike has agreed not to seek to obtain any recovery, judgment, or damages of any kind, against AMC or Merger Sub or any of their subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or affiliates or their respective representatives in connection with the merger agreement or the transactions contemplated thereby.

Fees and Expenses

Except as set forth above under “—Termination Fee; Effect of Termination,” all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Specific Performance

The merger agreement generally provides that the parties will be entitled to an injunction to prevent breaches of the merger agreement or to specifically enforce the performance of the terms and provisions contained in the merger agreement, including the consummation of the merger and the payment of the merger consideration.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived prior to the effective time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Carmike stockholder approval has been obtained there will be no amendment or waiver that would require the further approval of the holder of Carmike common stock under Delaware law without such approval having first been obtained.

In the event that any party seeks an amendment or waiver to certain provisions of the merger agreement that is adverse to any financing source, the prior written consent of the adversely affected financing source will be required.

Governing Law and Venue; Waiver of Jury Trial

The merger agreement is governed by and will be construed in accordance with Delaware law, without regard to the Delaware conflicts of law rules. Each party to the merger agreement has agreed to irrevocably consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state courts (and in each case, any appellate court therefrom) for purposes of any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the merger agreement or the transactions contemplated by the merger agreement. Each party to the merger agreement has further irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the merger agreement or the transactions contemplated by the merger agreement.

Vote Required

Assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting is required to approve the merger proposal. A failure to vote your shares of Carmike common stock, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the merger proposal.

Board Recommendation

The Board of Directors unanimously recommends that Carmike stockholders vote “FOR” the merger proposal.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED

NAMED EXECUTIVE OFFICER COMPENSATION

Merger-Related Named Executive Officer Compensation

Carmike stockholders are being asked to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement that may be payable to Carmike’s named executive officers in connection with the completion of the merger. This compensation is summarized in “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger” beginning on page 48 of this proxy statement.

The Carmike Board of Directors encourages you to review carefully the merger-related named executive officer compensation information disclosed in this proxy statement and unanimously recommends that you approve the following resolution:

“RESOLVED, that the stockholders of Carmike Cinemas, Inc. hereby approve, on a non-binding advisory basis, the compensation that will or may become payable by Carmike Cinemas, Inc. to its named executive officers that is based on or otherwise relates to the merger as disclosed in the proxy statement for this special meeting of stockholders.”

Vote Required

The vote on this proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, you may vote not to approve the merger-related named executive officer compensation proposal and vote to approve the merger proposal and vice versa. The vote to approve the merger-related named executive officer compensation proposal is advisory in nature and, therefore, is not binding on Carmike, AMC, the boards of directors of Carmike or AMC, or their respective compensation committees, regardless of whether the merger proposal is approved. Approval of the merger-related named executive officer compensation proposal is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to approve the merger proposal. The merger-related named executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers, and accordingly, the outcome of this advisory vote will not affect the obligation to make these payments.

Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present at the special meeting in person or by proxy and entitled to vote at the meeting is required to approve the merger-related named executive officer compensation proposal. Abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” the merger-related executive officer compensation proposal. Shares not in attendance will have no effect on the outcome of any vote on the merger-related executive officer compensation proposal.

Board Recommendation

The Board of Directors unanimously recommends that Carmike stockholders vote “FOR” the merger-related named executive officer compensation proposal.

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

Adjournment Proposal

Carmike stockholders are being asked to approve the adjournment proposal, providing for the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, to allow reasonable additional time for the filing and distribution of any necessary supplemental or amended disclosure to be disseminated to and reviewed by Carmike stockholders prior to the special meeting or as otherwise required by applicable law or with the consent of AMC.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If Carmike stockholders approve the adjournment proposal, we could adjourn the special meeting in any of the circumstances described above, and any adjourned session of the special meeting, to a later date and use the additional time to, among other things, solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of Carmike common stock that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger proposal.

Vote Required

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present at the special meeting in person or by proxy and entitled to vote at the meeting is required to approve the adjournment proposal. If a quorum is present, abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” the adjournment proposal. In the event that a quorum is not present, approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on such matter. If a quorum is not present, abstentions will have the same effect as votes “AGAINST” the adjournment proposal and broker non-votes, if any, will have no effect on the adjournment proposal. Shares not in attendance will have no effect on the outcome of any vote on the adjournment proposal.

If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Board Recommendation

The Board believes that if the number of shares of Carmike common stock present in person or represented at the special meeting and voting in favor of the merger proposal is not sufficient to adopt the merger agreement, it is in the best interests of the holders of Carmike common stock to enable the Board to continue to seek to obtain a sufficient number of additional votes to adopt the merger agreement.

The Board of Directors unanimously recommends that Carmike stockholders vote “FOR” the adjournment proposal.

MARKET PRICE OF CARMIKE

COMMON STOCK AND DIVIDEND INFORMATION

Our common stock trades on NASDAQ under the symbol “CKEC.” As of the record date, there were 24,375,684 shares of our common stock outstanding, held by approximately 268 stockholders of record.

The following table sets forth the high and low reported sale prices for our common stock for the periods shown as reported on NASDAQ. No dividends were declared on the Carmike common stock in the periods shown.

	Common Stock
	High	Low
Fiscal year Ending December 31, 2016
First Quarter	$30.70	$18.52
Second Quarter (through May 20, 2016)	$30.36	$29.67
Fiscal year Ended December 31, 2015	$34.94	$18.93
First Quarter	$34.94	$24.00
Second Quarter	$34.14	$26.09
Third Quarter	$28.61	$18.93
Fourth Quarter	$26.48	$19.67
Fiscal year Ended December 31, 2014	$36.22	$24.83
First Quarter	$32.60	$25.63
Second Quarter	$36.22	$27.67
Third Quarter	$35.49	$30.50
Fourth Quarter	$32.51	$24.83

On March 3, 2016, the last trading day before we publicly announced the execution of the merger agreement, the high and low sale prices for our common stock as reported on NASDAQ were $25.62 and $24.66 per share, respectively, and the closing sale price on that date was $25.11, compared to which the merger consideration represents a premium of approximately 19.5%. On May 20, 2016, the last trading day before the date of this proxy statement, the high and low sale prices for our common stock as reported on NASDAQ were $29.88 and $29.67 per share, respectively, and the closing sale price on that date was $29.80.

No cash dividends were paid on our common stock during fiscal year 2015 and 2014. Our ability to pay future cash dividends will depend upon, among other things, our earnings, anticipated expansions, capital requirements, compliance with limitations under our senior secured loan and revolving credit facilities, and our financial condition. Furthermore, under the terms of the merger agreement, we are generally prohibited from declaring, setting aside or paying any dividend or distribution. We do not expect to pay cash dividends in the foreseeable future.

STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR OUR COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Holders

The following table sets forth certain information as to Carmike’s common stock beneficially owned by each person, other than persons whose ownership is reflected below under “—Security Ownership of Management and Directors,” who is known by us to own, directly or indirectly, more than 5% of the outstanding shares of Carmike’s common stock as of the dates set forth below, and reflects information presented either in each such person’s filings with the SEC or otherwise provided to us. Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person or entity has sole voting and dispositive power.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class(1)
Driehaus Capital Management, LLC(2) 25 East Erie Street Chicago, Illinois 60611	2,430,578	9.97%
Mittleman Investment Management, LLC(3) 188 Birch Hill Road Locust Valley, NY 11560	2,348,720	9.64%
Fidelity (Canada) Asset Management ULC(4) 245 Summer Street Boston, MA 02210	1,820,000	7.47%
BlackRock, Inc(5) 40 East 52nd Street New York, NY 10022	1,622,231	6.66%

(1)	Percent of class is with respect to 24,375,684 outstanding shares of Carmike’s common stock as of May 18, 2016.
(2)	Based on Schedule 13D filed April 19, 2016 by Driehaus Capital Management, LLC, which we refer to as “DCM,” and Driehaus Active Income Fund, which we refer to as “DAIF,” DCM has shared voting and dispositive authority over 2,430,578 shares of Carmike common stock and DAIF has shared voting and dispositive authority over 1,735,011 shares of Carmike’s common stock. The Schedule 13D contained information as of April 18, 2016 and may not reflect current holdings of Carmike’s common stock.
(3)	Based on the Schedule 13D/A filed May 3, 2016, by Mittleman Brothers, LLC, which we refer to in this proxy statement as the “Mittleman Brothers,” Master Control LLC, which we refer to in this proxy statement as “Master,” Mittleman Investment Management LLC, which we refer to in this proxy statement as the “MIM” and Christopher P. Mittleman, Mittleman Brothers is the sole member of Master, Master is the sole member of MIM, Mr. Mittleman is the Chief Investment Officer of MIM, and each has sole voting authority and shared dispositive authority over 2,348,720 shares of Carmike’s common stock. The Schedule 13D/A contained information as of May 2, 2016 and may not reflect current holdings of Carmike’s common stock.
(4)	Based on Schedule 13F filed by FMR LLC on May 16, 2016, Fidelity (Canada) Asset Management ULC has sole voting authority over 1,820,000 shares of Carmike’s common stock. The Schedule 13F contained information as of March 31, 2016 and may not reflect current holdings of Carmike’s common stock.
(5)	Based on Schedule 13G/A filed January 26, 2016, BlackRock, Inc. beneficially owns 1,622,231 shares of Carmike’s common stock with sole voting authority power 1,571,464 shares and sole dispositive authority over 1,622,231 shares. The Schedule 13G/A contained information as of December 31, 2015 and may not reflect current holdings of Carmike’s common stock.

Security Ownership of Management and Directors

Unless otherwise indicated, the following table sets forth certain information known to us regarding the beneficial ownership of Carmike’s common stock as of May 18, 2016 by:

•	our current directors and director nominees;

•	our named executive officers; and

•	all executive officers and directors as a group.

Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person has sole voting and dispositive power. The address for the following individuals is: c/o Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901. None of the shares below is subject to pledge.

Name of Beneficial Owner	Beneficial Ownership	Percent of Class(1)
S. David Passman III(2)	616,406	2.47%
Richard B. Hare(3)	191,810	*
Fred W. Van Noy(4)	185,000	*
Daniel E. Ellis(5)	83,250	*
A. Dale Mayo(6)	88,082	*
Jeffrey W. Berkman(7)	23,959	*
Mark R. Bell(8)	16,388	*
Sean T. Erwin(9)	11,312	*
James A. Fleming(10)	26,059	*
Roland C. Smith(11)	43,864	*
Patricia A. Wilson(12)	28,809	*
All directors and executive officers as a group (14 persons)(13)	1,369,090	5.49%

*	Indicates less than 1%.
(1)	Percent of class is with respect to 24,375,684 outstanding shares of Carmike’s common stock as of May 18, 2016. In computing the percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of May 18, 2016 by the exercise of options or the vesting of stock awards. These shares, however, are not counted in computing the percentage of ownership of any other person.
(2)	Includes options to purchase 340,000 shares, vested or vesting within 60 days of May 18, 2016. Also includes 110,678 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of May 18, 2016.
(3)	Includes options to purchase 121,666 shares, vested or vesting within 60 days of May 18, 2016. Also includes 29,445 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of May 18, 2016.
(4)	Includes options to purchase 56,000 shares, vested or vesting within 60 days of May 18, 2016. Also includes 39,736 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of May 18, 2016.
(5)	Includes options to purchase 15,000 shares, vested or vesting within 60 days of May 18, 2016. Also includes 21,531 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of May 18, 2016.
(6)	Includes 12,104 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of May 18, 2016.
(7)	Includes options to purchase 5,000 shares and 1,985 restricted stock units vested or vesting within 60 days of May 18, 2016.
(8)	Includes 1,985 restricted stock units vesting within 60 days of May 18, 2016.
(9)	Includes 1,985 restricted stock units vesting within 60 days of May 18, 2016.
(10)	Includes 1,985 restricted stock units vesting within 60 days of May 18, 2016.
(11)	Includes 2,978 restricted stock units vesting within 60 days of May 18, 2016.
(12)	Includes 1,985 restricted stock units vesting within 60 days of May 18, 2016.
(13)	Includes options to purchase 559,000 shares, vested or vesting within 60 days of May 18, 2016 and 12,903 restricted stock units vesting within 60 days of May 18, 2016. Also includes 225,832 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days or May 18, 2016.

OTHER MATTERS

As of the date of this proxy statement the Board of Directors does not know of any other matters to be presented for action at the meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any of our stockholder meetings that occur after completion of the merger. However, if the merger is not completed, or if Carmike is otherwise required to do so under applicable law, we will continue to hold annual meetings of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to Carmike as set forth below.

Rule 14a-8 Proposals for Carmike’s 2017 Proxy Statement

Any stockholder of Carmike who wishes to present a proposal at the 2017 annual meeting of stockholders of Carmike and who wishes to have such proposal included in Carmike’s proxy statement for that meeting must deliver the proposal to Carmike’s Corporate Secretary not later than December 16, 2016. Carmike reserves the right to decline to include in Carmike’s proxy statement any stockholder proposal that does not comply with the rules of the SEC for inclusion therein.

Stockholder Proposals of Business at an Annual Meeting

Under our by-laws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting, outside the processes of Rule 14a-8, if the stockholder is:

•	a stockholder of record on the record date for determining stockholders entitled to vote at the annual meeting;

•	a stockholder of record on the date the stockholder gives notice of the proposal to our Corporate Secretary; and

•	entitled to vote at the meeting.

In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our by-laws, our Corporate Secretary must receive written notice of a proposal for business at the 2017 annual meeting between January 25, 2017 and February 24, 2017, provided however, if and only if the 2017 annual meeting is not scheduled to be held between April 25, 2017 and June 24, 2017, such stockholder’s notice must be delivered to our Corporate Secretary by the later of:

•	the tenth day following the date of the public announcement (as defined in our by-laws) of the date of the 2017 annual meeting; or

•	90 days prior to the date of the 2017 annual meeting.

The advance notice of the proposal must contain certain information specified in our by-laws, including information concerning the proposal and the stockholder proponent, and the stockholder must update and supplement that information:

•	as of, and within five business days of, the record date for the 2017 annual meeting; and

•	as of ten business days prior to the 2017 annual meeting and not later than eight business days prior to the annual meeting.

The foregoing description is only a summary of the requirements of our by-laws. Stockholders intending to submit a proposal of business at the 2017 annual meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our by-laws, which were filed with the SEC as an exhibit to a Form 8-K on January 22, 2009.

Stockholder Nominations of Directors at an Annual Meeting

Stockholders may nominate directors for election at an annual meeting without consideration by the Compensation and Nominating Committee by complying with the eligibility, advance notice and other provisions of our by-laws. Under our by-laws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is:

•	a stockholder of record on the record date for determining stockholders entitled to vote at the annual meeting;

•	a stockholder of record on the date the stockholder gives notice of the nomination to our Corporate Secretary; and

•	entitled to vote at the meeting.

The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. To be timely under our by-laws, our Corporate Secretary must receive written notice of a nomination for election of a director at the 2017 annual meeting between January 25, 2017 and February 24, 2017, provided however, if and only if the 2017 annual meeting is not scheduled to be held between April 25, 2017 and June 24, 2017, such stockholder’s notice must be delivered to our Corporate Secretary by the later of:

•	the tenth day following the date of the public announcement (as defined in our by-laws) of the date of the 2017 annual meeting; or

•	90 days prior to the date of the 2017 annual meeting.

The advance notice of the nomination must contain certain information specified in our by-laws, including information concerning the nominee and the stockholder proponent, and the stockholder must update and supplement that information:

•	as of, and within five business days of, the record date for the 2017 annual meeting; and

•	as of ten business days prior to the 2017 annual meeting and not later than eight business days prior to the annual meeting.

The foregoing description is only a summary of the requirements of our by-laws. Stockholders intending to submit a nomination for the 2017 annual meeting must comply with the provisions specified in our by-laws, which were filed with the SEC as an exhibit to a Form 8-K on January 22, 2009.

In order for proposals submitted outside the processes of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the deadline date for stockholder proposals determined pursuant to our by-laws, as described above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Carmike’s directors and executive officers, and persons who beneficially own more than 10% of any class of Carmike’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Carmike’s common stock and other equity securities of Carmike. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Carmike with copies of all Section 16(a) reports they file. To Carmike’s knowledge, based solely on a review of the copies of such reports furnished to Carmike and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 2015.

Contact Information

Stockholder proposals and nominations should be sent to:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attention: Corporate Secretary

Stockholder Communications with the Board of Directors

The independent members of Carmike’s Board of Directors have adopted a formal process by which stockholders may communicate with the Board of Directors. Stockholders who wish to communicate with the Board of Directors as a group, our non-executive Chairman or the non-management directors as a group may do so by sending written communications addressed to: Corporate Secretary of Carmike Cinemas, Inc., Attention: Board of Directors, 1301 First Avenue, Columbus, Georgia 31901. This information is also contained on Carmike’s website at www.carmike.com.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by marking the appropriate boxes on the proxy card or voting over the internet or by telephone.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other documents contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Carmike through our Investor Relations website and the “SEC Filings” tab therein. The website address is www.carmikeinvestors.com. The information provided on or accessible through Carmike’s website, other than securities filings that are otherwise incorporated herein by reference, is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to Carmike’s website provided in this proxy statement. You may also send a written request to our Corporate Secretary at Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, Attn: Corporate Secretary, or request materials by calling the Corporate Secretary at (706) 576-3400.

A list of stockholders will be available for inspection by stockholders of record at our executive offices at 1301 First Avenue, Columbus, Georgia 31901, during ordinary business hours for ten days prior to the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). We also incorporate by reference in this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016;

•	our Current Reports on Form 8-K filed with the SEC on March 3, 2016, March 16, 2016 and March 29, 2016: and

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 2, 2016.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Carmike Cinemas, Inc.

Attn: Corporate Secretary

1301 First Avenue

Columbus, Georgia 31901

Telephone number: (706) 576-3400

You may also obtain documents incorporated by reference by requesting them by telephone from Innisfree M&A Incorporated, our proxy solicitation firm, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833. Documents should be requested by June 23, 2016 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Carmike since the date of this proxy statement or that the information herein is correct as of any later date.

AMC and Merger Sub have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning AMC and Merger Sub.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated May 23, 2016. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, we will, where relevant and to the extent required by applicable law, update such information through a supplement to this proxy statement.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

March 3, 2016

Among

Carmike Cinemas, Inc.,

AMC Entertainment Holdings, Inc.

and

Congress Merger Subsidiary, Inc.

Exhibit A—Surviving Corporation Certificate of Incorporation

Exhibit B—Surviving Corporation Bylaws

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of March 3, 2016, among Carmike Cinemas, Inc., a Delaware corporation (the “Company”), AMC Entertainment Holdings, Inc., a Delaware corporation (“Parent”), and Congress Merger Subsidiary, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”). The Company, Parent and Merger Subsidiary are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved the execution of this Agreement and the transactions contemplated hereby and declared it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent will acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement (i) in effect on the date hereof, or (ii) that contains provisions that are substantially comparable in the aggregate to those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction and, if entered into after the date hereof, shall not restrict the Company or its Representatives from complying with its disclosure obligations under Section 6.04 of this Agreement.

“Acquisition Proposal” means, other than with respect to the transactions contemplated by this Agreement or any other transaction involving Parent and the Company, any offer, proposal or indication of interest relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries, assets of the Company and its Subsidiaries representing 20% or more of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries, or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, or (iii) a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided, however, that with respect to Parent, Affiliate shall not include Parent’s controlling stockholder or any of its Affiliates (other than Parent or any of its Controlled Affiliates).

“Antitrust Action” means (i) any divestiture, license, hold separate (including by trust or otherwise) of any businesses or assets of any Party or its respective Affiliates, or (ii) any other commitment of any Party or any of its respective Affiliates to take any action that limits any freedom of action with respect to such Party or its Affiliates’ ability to retain, operate, manage, govern or influence any of their respective businesses or assets.

“Applicable Law” means, with respect to any Person, any federal, state, local or non-U.S. law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar legal requirement enacted, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Circumstance” means any event, change, occurrence, condition, development, state of facts, or circumstance.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2015 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2015.

“Company Balance Sheet Date” means September 30, 2015.

“Company Disclosure Letter” means the disclosure letter, dated the date hereof, regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee” means, at any specified time, a current or former employee of the Company or any of its Subsidiaries.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement benefits, in each case, (A) for the benefit of any Company Employee or current or former member of the Company’s Board of Directors and (B) (1) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its ERISA Affiliates or (2) with respect to which the Company might have any liability.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement, in each case, excluding any effect resulting from any Circumstance involving, resulting from, relating to or with respect to (A) changes in GAAP or any other accounting requirements applicable to the industry in which the Company or any of its Subsidiaries operates, (B) financial, securities, debt or financing markets or general economic or political conditions, (C) the industry in which the Company or any of its Subsidiaries operate, (D) changes in Applicable Law of general applicability to companies in the industry in which the Company or any of its Subsidiaries operate, or any official interpretation thereof by a Governmental Authority, (E) acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or natural disasters or weather-related events or conditions, (F) the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of, or any facts or circumstances relating to, Parent, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or other Third Parties by this Agreement, (G) any failure by the Company or any of its Subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of the Company or any of its Subsidiaries to realize the anticipated benefits of any business-related launch, initiative or roll-out (it being agreed that the underlying cause of any such failure described in this clause (G), unless expressly excluded by another clause of this definition, may be considered in determining whether or not a Company Material Adverse Effect has occurred), (H) any action taken (or omitted to be taken) at the written request, or with the written consent, of Parent or Merger Subsidiary, (I) the price and/or trading volume of the Company Stock on NASDAQ or any other market in which such securities are quoted for purchase and sale, (J) any action taken by Parent, the Company, any of their respective Subsidiaries or Affiliates, or any Wanda Group Party that is required, contemplated or permitted pursuant to this Agreement (including pursuant to Section 8.01), including any actions required under this Agreement to obtain any approval or authorization under antitrust, competition, trade regulation, or other Applicable Laws for the consummation of the Merger, or (K) any litigation, action, suit, proceeding or investigation made or brought by any of the stockholders of the Company (on their own behalf or on behalf of the Company) that assert allegations of a breach of fiduciary duty relating to this Agreement, violations of securities laws in connection with the Company Proxy Statement or otherwise arising out of any of the transactions contemplated by this Agreement; provided, in the case of clauses (A), (B), (C), (D) and (E), such Circumstances may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such Circumstance has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Stock” means the common stock, $0.03 par value, of the Company.

“Company Stock Plans” means the Carmike 2004 Incentive Stock Plan and the Carmike 2014 Incentive Stock Plan.

“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information, taken as a whole, in light of the circumstances under which the statements contained in the Required Financial Information are made, not materially misleading, (ii) such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the 1933 Act for offerings of debt securities on a registration statement on Form S-3 and (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information.

“Confidentiality Agreement” means the confidentiality agreement, dated October 23, 2014, among the Company, Parent, Wanda America Investment Holding Co. Ltd. and Dalian Wanda Group Co., Ltd., as amended January 20, 2016.

“Control” or “Controlled” ” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Debt Financing Documents” means the definitive credit documentation required to be executed and delivered as a condition to the consummation of the Financing to be provided pursuant to the Debt Commitment Letters, including: all (i) credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Financing will be governed or otherwise contemplated by the Debt Commitment Letters, (ii) officer, secretary, solvency and perfection certificates, legal opinions, and resolutions contemplated by the Debt Commitment Letters, and (iii) agreements, documents or certificates that facilitate the creation of Liens securing the Financing as required by the Debt Commitment Letters.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environment” means the air (including ambient or indoor air), soil, sediments, water (including surface waters, groundwater, streams, and water in drains), land (including surface or subsurface), plant or animal life, or natural resources.

“Environmental Laws” means Applicable Law, or any agreement with any Governmental Authority, pertaining to, regulating, relating to, or imposing liability, standards or obligations of conduct concerning (i) pollution or protection of human health or the Environment or (ii) generation, handling, treatment, storage, disposal, transportation, manufacture, processing, distribution, use, threatened Release, or Release of Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, grants, registrations, exemptions, exceptions, variances, and other similar authorizations of Governmental Authorities relating to or required by an Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with the first entity, would be treated as a single employer under Section 414 of the Code.

“Executive Officer” has the meaning specified in Rule 3b-7 under the 1934 Act.

“Existing Credit Facility” means that certain Credit Agreement, dated as of April 30, 2013, by and among the Parent, the lenders and issuers thereto, Citicorp North America, Inc., as agent, and the other agents and arrangers party thereto, as amended by that certain First Amendment to Credit Agreement, dated as of December 11, 2015, and all Loan Documents (as defined therein) related thereto.

“Financing Sources” means the financial institutions party to the Debt Commitment Letters, including, to the extent permitted under Section 8.03(a), the parties to any joinder agreements or amendments entered into in connection therewith, and the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Subsidiaries, members, managers, general or limited partners or assignees of such lenders (and alternative debt financing sources) and/or their respective Subsidiaries, successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any substance, pollutant, contaminant, material, waste, or chemical that is (i) regulated pursuant to any Environmental Law, (ii) defined or treated under any Environmental Law as a “pollutant,” “contaminant,” “hazardous constituent,” “solid waste,” “toxic substance,” “special waste,” “toxic waste,” “hazardous substance,” “hazardous waste,” “hazardous material,” or (iii) asbestos or asbestos containing materials, lead, polychlorinated biphenyls, petroleum or petroleum products, urea formaldehyde foam insulation, and radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all (i) trademarks, service marks, trade names, domain names, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary brand names, logos, corporate names, certification marks, trade dress, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction, (iii) copyrightable works of authorship, mask works and any and all copyright rights, whether registered or not (including such rights in software); and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (iv) Trade Secrets, (v) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar proprietary rights.

“Intervening Event” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that was not known to the Board of Directors of the Company on the date of this Agreement (or, if known, the consequences of which were not known to the Board of Directors of the Company as of the date of this Agreement), which event, change, effect, development, state of facts, condition, circumstance or occurrence (or the consequences thereof) becomes known to the Board of Directors of the Company before receipt of the Company Stockholder Approval; provided that in no event will the receipt, existence of, or terms of any Acquisition Proposal, or any inquiry relating thereto, constitute an Intervening Event.

“IT Assets” means computers, computer software, firmware (including software delivered on a cloud computing or software as a service basis), middleware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology infrastructure and equipment, and all associated Trade Secrets documentation, owned, licensed or leased by the Company or its Subsidiaries for information technology operations (excluding any public networks and any and all cinema video projection or display systems, cinema sound systems and cinema motion seating systems).

“knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(a) of the Parent Disclosure Letter.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim in respect of such property or asset.

“Marketing Period” means the first period of (x) prior to the date of delivery of the Required Financial Information with respect to the fiscal quarter ending September 30, 2016, at least fifteen (15) consecutive Business Days after the date of this Agreement or (y) on or after such date of delivery, at least eight (8) consecutive Business Days after the date of this Agreement, (i) commencing on the first Business Day after Parent has received the Required Financial Information in Compliant form; provided, that if the Company shall in good faith reasonably believe it has provided the Required Financial Information the Company may deliver to Parent a written notice to that effect, in which case the Company shall be deemed to have complied with clause (i) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information that the Company has not delivered), and (ii) throughout which nothing has occurred and no condition exists that has caused the conditions set forth in Section 9.02(a) or (b) (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at Closing) to fail to be satisfied, in each case, assuming the Closing were to be scheduled for any time during such period; provided, however, that (i) for purposes of calculating such period, July 4, 2016, November 24, 2016 and November 25, 2016 shall be disregarded as Business Days, (ii) to the extent such period has not been completed on or prior to August 23, 2016, such period shall not be deemed to have commenced prior to September 5, 2016 and (iii) to the extent such period has not been completed on or prior to December 20, 2016, such period shall not be deemed to have commenced prior to January 2, 2017 and the Marketing Period shall end on the date the Financing is consummated if such date is prior to the end of an applicable period. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, during or prior to the completion of such period (a) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any audited financial statements in the Company Financial Statements, in which case the Marketing Period shall not be able to commence until a new audit opinion is issued with respect to the audited financial statements in the Company Financial Statements for the applicable periods by Deloitte & Touche LLP or another independent public accounting firm reasonably acceptable to Parent, (b) the Company indicates its intent to restate any financial statements or other financial information included in the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or the Company has provided written notice to Parent or otherwise publicly announced that it has concluded that no restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied throughout and on the last day of such period or (c) the Required Financial Information is not Compliant throughout and on the last day of such period (it being understood, for the avoidance of doubt, that if at any time during the Marketing Period the Required Financial Information provided on the first day of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced).

“MOFCOM” means the Ministry of Commerce of the PRC as well as its local counterpart in Dalian, Liaoning province of the PRC.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“NASDAQ” means the NASDAQ Global Market.

“NDRC” means the National Development and Reform Commission of the PRC as well as its local counterpart in Dalian, Liaoning province of the PRC.

“NYSE” means the New York Stock Exchange.

“Parent Class A Common Stock” means the class A common stock, $0.01 par value, of Parent.

“Parent Class B Common Stock” means the class B common stock, $0.01 par value, of Parent.

“Parent Disclosure Letter” means the disclosure letter, dated the date hereof, regarding this Agreement that has been provided by Parent to the Company.

“Parent Employee” means, a current employee of Parent or any of its Subsidiaries.

“Parent Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement benefits, in each case, (A) for the benefit of any Parent Employee and (B)(1) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its ERISA Affiliates or (2) with respect to which Parent might have any liability.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent and its Subsidiaries to consummate the transactions contemplated by this Agreement.

“Parent SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent to the SEC since January 1, 2014, together with any exhibits and schedules thereto and other information incorporated therein.

“Permitted Lien” means (i) any Lien for Taxes or other governmental charges or assessments not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (iii) Liens imposed or promulgated by Applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions, excluding any Liens created by or on account of the violation of any of the foregoing, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and other Liens that do not individually or in the aggregate materially interfere with the present occupancy or use of the respective Company Owned Real Property or Leased Real Property or otherwise materially impair the business operations of the Company and its Subsidiaries, (vi) matters disclosed by any existing title insurance policies or title reports, when copies of the same have been made available to Parent, (vii) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business for Intellectual Property owned by the Company or any of its Subsidiaries, (viii) any other mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset that does not materially interfere with the Company’s use of such asset in the ordinary course of business, and (ix) Liens set forth on Section 1.01(b) of the Company Disclosure Letter.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

“Previously Disclosed by Parent” means disclosed by Parent in the Parent Disclosure Letter.

“Previously Disclosed by the Company” means disclosed by the Company (i) in the Company Disclosure Letter, or (ii) prior to the execution of this Agreement in the Company SEC Documents.

“Proscribed Theatres” means those theatres set forth on Section 1.01(c) of the Company Disclosure Letter.

“Regulatory Material Adverse Effect” means any divestiture, license or hold separate of:

(i) any theatres of the Company, Parent or any of their respective Affiliates required by any Governmental Authority pursuant to Section 8.01(e) that would result in the loss of adjusted theatre-level cash flows (determined in accordance with the financial information provided by the Parties on or prior to the date hereof) for the twelve months ended December 31, 2015 in excess of Twenty-Five Million Dollars ($25,000,000) in the aggregate (the “Theatre Asset Threshold”); provided that the sale of any Proscribed Theatres shall not be counted towards the Theatre Asset Threshold for purposes of determining the occurrence of any Regulatory Material Adverse Effect; provided, further, that, if, in any geographic area, region, or market, any Governmental Authority, pursuant to Section 8.01(e), provides Parent with the ability to select among the theatres of the Company and its Affiliates or Parent and its Affiliates, respectively, to be divested, licensed or held separate, then the theatre with the lowest adjusted theatre-level cash flow (determined in accordance with this clause (i)) in such geographic area, region, or market, shall be deemed to have been divested, licensed, or held separate for purposes of determining the occurrence of any Regulatory Material Adverse Effect due to the divestiture, license or hold separate of theatres in excess of the Theatre Asset Threshold; provided, further, that if Parent or its Affiliates acquire any theatre following the date of this Agreement (a “Newly Acquired Theatre”), then the adjusted theatre-level cash flow of (A) such Newly Acquired Theatre, or (B) any other theatre of the Company, Parent, or their respective Affiliates in the geographic area, region, or market of such Newly Acquired Theatre that is required to be divested, licensed, or held separate shall not be counted towards the Theatre Asset Threshold for purposes of determining the occurrence of any Regulatory Material Adverse Effect if such requirement to divest, license or hold separate is reasonably related to such acquisition of a Newly Acquired Theatre, or

(ii) any non-theatre assets of the Company, Parent, or any of their respective Affiliates required by any Governmental Authority pursuant to Section 8.01(e) with an aggregate net book value (determined by reference to the most recent financial statements set forth in the Company SEC Documents or Parent SEC Documents, as applicable, prior to the date hereof) in excess of Twenty Million Dollars ($20,000,000); provided that if any Governmental Authority, pursuant to Section 8.01(e), provides Parent with the ability to select among non-theatre assets owned by the Company and its Affiliates or Parent and its Affiliates, respectively, to be divested, licensed or held separate, then for each selection of non-theatre assets permitted by the Governmental Authority, the non-theatre assets with the lowest net book value shall be deemed to have been divested, licensed or held separate for purposes of determining the occurrence of any Regulatory Material Adverse Effect.

“Release” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Substances into, under, above, onto or from the Environment.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Financial Information” means (i) all financial and other information regarding the Company and its Subsidiaries to the extent required under the Debt Commitment Letters in order for Parent to complete and deliver (A) a customary confidential information memorandum (other than the portions thereof customarily provided by financing or other sources) to syndicate the Financing under the Debt Commitment Letters and (B) a customary offering document relating to an offering of high-yield debt securities under Rule 144A of the 1933 Act (other than the portions thereof customarily provided by investment banks or their counsel) and (ii) all financial and other information of the Company and its Subsidiaries required by paragraphs 4, 5 and 6 of Exhibit D to the Debt Commitment Letters; in each case of the foregoing subclauses (i) and (ii), provided that, for the avoidance of doubt, the Company’s obligations with respect to information related to post-Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information or projections shall be limited to providing Parent with the information regarding the Company and its Subsidiaries that is (x) reasonably necessary in order for Parent to produce such pro forma financial information or projections and (y) requested by Parent in writing no later than ten (10) Business Days prior to the filing by the Company of the relevant financial statements on Form 10-K and Form 10-Q.

“SAFE” means the State Administration of Foreign Exchange of the PRC as well as its applicable local counterpart.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or more than 50% of the consolidated assets of the Company and its Subsidiaries (or assets of the Company and its Subsidiaries representing more than 50% of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries) that the Board of Directors of the Company determines in good faith, after considering the advice of its outside counsel and a financial advisor of nationally recognized reputation, (i) is reasonably likely to be consummated in accordance with its terms, and (ii) taking into account all relevant factors (including the legal, financial and regulatory aspects of the proposal and the party making the proposal), if consummated, would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than as provided hereunder (including any revisions to the terms of this Agreement contemplated by Section 6.04(f)).

“Tax” means (i) any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee and (ii) in the case of any Person, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Tax Sharing Agreement, as a result of which liability of such Person to a Taxing Authority is determined or taken into account with reference to the activities of any other Person.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) legally binding on a Person that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent, the Merger Subsidiary or the Company, and their respective Affiliates.

“Trade Secrets” means trade secrets and other proprietary and confidential information that provides the Company or any of its Subsidiaries with a competitive advantage and is maintained in confidence, including know how, and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Ultimate Parent Entity” has the meaning set forth in 16 Code of Federal Regulations 801.1(a)(3).

“Wanda Group Parties” means Beijing Wanda Culture Industry Group Co., Ltd. and its Controlled Affiliates.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.04
Agreement	Preamble
Alternative Acquisition Agreement	6.04
Antitrust Laws	8.01
Approvals	8.01
Bankruptcy and Equity Exception	4.02
Certificate	2.02
Closing	2.01
Closing Date	2.01
Collective Bargaining Agreement	4.20
Company	Preamble
Company Board Recommendation	4.02
Company Financial Statements	4.08
Company Material Contract	4.22
Company Owned Real Property	4.14
Company Performance Shares	2.05
Company Permits	4.12
Company Preferred Shares	4.05
Company Proxy Statement	4.09
Company Restricted Shares	2.05
Company Restricted Stock Units	2.05
Company SEC Documents	4.07
Company Securities	4.05
Company Stock Option	2.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06
Compensation Committee	7.05
Continuing Employee	7.05
D&O Insurance	7.04
Debt Commitment Letters	5.10
Dissenting Shares	2.04

Term	Section
DOJ	8.01
Effective Time	2.01
e-mail	11.01
End Date	10.01
ESPP	2.05
Exchange Agent	2.03
Exchange Fund	2.03
Executive Plan	7.05
Fee Letters	5.10
Financing	5.10
FTC	8.01
Improvements	4.14
Indemnified Person	7.04
Insurance Policies	4.25
internal controls	4.07
Intervening Event Notice	6.04
Intervening Negotiation Period	6.04
Inventories	4.23
Leased Real Property	4.14
Lenders	5.10
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Negotiation Period	6.04
Newly Acquired Theatre	1.01
Option Exercise Period	2.05
Order	8.01
Parent	Preamble
Parties	Preamble
Party	Preamble
Personal Data	4.17
Proceeding	7.04
Process Agent	11.08
Real Property Leases	4.14
Regulatory Termination Fee	11.04
Solvent	5.11
Substitute Financing	8.03
Superior Proposal Notice	6.04
Surviving Corporation	2.01
Tail Cap	7.04
Taxing Authority	1.01
Termination Fee	11.04
Theatre Asset Threshold	1.01
Uncertificated Shares	2.02
Underwater Option	2.05
WARN Act	4.20

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time on or prior to the Effective Time and to any rules or regulations promulgated thereunder on or prior to the Effective Time. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. If the last day of any time period under this Agreement is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in Atlanta, Georgia at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, Georgia 30309, as soon as possible after, but in any event no later than two (2) Business Days after, the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), the Closing shall instead occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on not less than two (2) Business Days’ written notice to the Company and (b) the second Business Day immediately following the last day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article 9 for the Closing as of the date determined pursuant to this proviso (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time)). The date upon which the Closing occurs is referred to herein as the “Closing Date”.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the Parties and specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any shares of Company Stock or any shares of capital stock of Parent or any membership interests of Merger Subsidiary:

(a) Except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive Thirty Dollars ($30.00) in cash, without interest (such per share amount, the “Merger Consideration”).

(b) Each share of Company Stock held by the Company or owned by Parent, Merger Subsidiary or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) All of the shares of Company Stock converted into the right to receive the Merger Consideration pursuant to this Article 2 shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and, subject to Section 2.03, each certificate previously representing any such shares of Company Stock (each a “Certificate”) or uncertificated shares of Company Stock (the “Uncertificated Shares”) shall thereafter represent only the right to receive the Merger Consideration.

Section 2.03. Surrender and Payment.

(a) At or prior to the Effective Time, Parent shall make available to the Person authorized to act as exchange agent in connection with the transactions contemplated by this Agreement, which Person shall be selected by Parent and be reasonably acceptable to the Company (the “Exchange Agent”), pursuant to any agreement reasonably acceptable to Parent and the Company entered into prior to the Effective Time, immediately available funds equal to the aggregate Merger Consideration (such cash, collectively being referred to as the “Exchange Fund”). Such cash funds may be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment or losses thereon shall affect the Merger Consideration or other amounts payable hereunder, (ii) if, for any reason (including if Dissenting Shares cease to be Dissenting Shares), the cash in the Exchange Fund becomes insufficient to make the payments contemplated by this Article 2, then Parent shall promptly provide additional cash to the Exchange Agent for the benefit of the former stockholders of the Company sufficient to make the payments contemplated by this Article 2 and (iii) such investments shall only be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time (but not later than three (3) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Uncertificated Shares to the Exchange Agent) and shall be in such form and have such other or different provisions as Parent shall reasonably designate for use in such exchange. Upon proper surrender of the Certificates for exchange (or affidavits of loss in lieu thereof) and cancellation or transfer of the Uncertificated Shares to the Exchange Agent, together with such properly completed letter of transmittal, the holder of such Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor a check representing an amount equal to the product of (i) the number of shares of Company Stock represented by such Certificate or Uncertificated Shares multiplied by (ii) the Merger Consideration (rounded up to the nearest whole cent). Until so surrendered, each Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. The Parent, the Company and the Exchange Agent may agree on transfer procedures in addition to or different from the procedures set forth above in order to effect the transfer and conversion of the Company Stock in accordance with this Agreement.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, accompanied by all documents reasonably required to evidence and effect such transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) The Merger Consideration paid in accordance with the terms of this Article 2 upon conversion of any shares of the Company Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of the Company Stock. From and after the Effective Time, subject to Delaware Law in the case of Dissenting Shares, all holders of Certificates and Uncertificated Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Uncertificated Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Uncertificated Share in accordance with this Article 2. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Exchange Fund that remains unclaimed by the former holders of shares of Company Stock as of the one year anniversary of the Effective Time shall be returned to Parent, upon demand. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Applicable Laws), as general creditors thereof, for payment of the Merger Consideration in respect of each share of Company Stock as such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Subsidiary, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration to be paid in accordance with this Article 2 that remains undistributed to any former holder of Company Stock, as of immediately prior to the date on which the Merger Consideration that would otherwise escheat to or become the property of any Governmental Authority, shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing with respect to such shares and who has demanded appraisal for such shares in accordance with Delaware Law (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them pursuant to Delaware Law. If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such shares, in any case pursuant to Delaware Law, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Company Equity and Equity-Based Awards.

(a) At least seven days prior to the Effective Time, each option to purchase shares of Company Stock that is then-outstanding under the Company Stock Plans (each, a “Company Stock Option”), whether or not vested or exercisable, shall, contingent upon consummation of the Merger, (i) become 100% vested and (ii) be exercisable at any time during the seven day period prior to the Effective Time (the “Option Exercise Period”), reasonable notice of which shall be provided by the Company. Each share of Company Stock received in connection with the exercise of Company Stock Options will be entitled to receive the Merger Consideration pursuant to Section 2.02. To the extent not exercised within the Option Exercise Period, each outstanding Company Stock Option shall, at the Effective Time, be canceled, automatically and without any action on behalf of the holder thereof, and the Company shall pay each holder of such canceled Company Stock Option an amount in cash (less any applicable Tax withholding), determined by multiplying (x) the excess, if any, of the Merger Consideration over the exercise price per share of Company Stock subject to such Company Stock Option by (y) the number of shares of Company Stock subject to such Company Stock Option; provided that if the per share exercise price payable with respect to a Company Stock Option exceeds the Merger Consideration (an “Underwater Option”), then such Underwater Option shall be canceled without payment of any consideration with respect thereto.

(b) Immediately prior to the Effective Time, each share of restricted stock that is then outstanding under the Company Stock Plans (each, an award of “Company Restricted Shares”), whether or not vested, shall, contingent upon consummation of the Merger, become 100% vested and all outstanding issuance and forfeiture conditions shall be deemed 100% satisfied, and the holders of such shares shall be entitled to receive the Merger Consideration pursuant to Section 2.02.

(c) Immediately prior to the Effective Time, each award of restricted stock units that is then outstanding under the Company Stock Plans (each, an award of “Company Restricted Stock Units”), whether or not vested, shall, contingent upon consummation of the Merger, become 100% vested and all outstanding issuance and forfeiture conditions shall be deemed 100% satisfied, and the Company shall with respect to the holder of any such Company Restricted Stock Units (i) issue the number of shares of Company Stock underlying such Company Restricted Stock Units, which shares shall be entitled to receive the Merger Consideration pursuant to Section 2.02, and (ii) pay in cash all dividend equivalents, if any, accrued but unpaid as of the Effective Time with respect to the number of shares of Company Stock underlying such Company Restricted Stock Units.

(d) Immediately prior to the Effective Time, each award of performance shares that is then outstanding under the Company Stock Plans (each, an award of “Company Performance Shares”), whether or not vested, or whether or not performance criteria have been achieved, shall, contingent upon consummation of the Merger, become 100% vested and all outstanding issuance and forfeiture conditions shall be deemed 100% satisfied with respect to (i) the actual number of shares of Company Stock earned for each performance period completed prior to the Effective Time, as determined by the Company prior to the Effective Time in accordance with the terms of the applicable award agreements and the Company Stock Plans in existence as of the date hereof, and (ii) the number of shares of Company Stock equal to the specified number of target shares for any performance period during which the Effective Time occurs and for each succeeding performance period covered by such Company Performance Shares, and the holders of such shares shall be entitled to receive the Merger Consideration pursuant to Section 2.02.

(e) The Company shall terminate the Company Stock Plans immediately as of the Effective Time, and following the Effective Time, no participant in any Company Stock Plan shall have any right under any such Company Stock Plan other than the right to receive the awards or payments in accordance with the terms of this Section 2.05. Prior to the Effective Time, the Company shall take all actions necessary to obtain any consents and make any amendments to the terms of any outstanding awards under the Company Stock Plans as may be necessary to give effect to the transactions contemplated by this Section 2.05. The Company will take steps necessary to arrange for all required Tax withholdings with respect to the Company Restricted Shares, Company Restricted Stock Units, and Company Performance Shares. The Company shall ensure that, as of immediately following the Effective Time, no holder of a Company Stock Option, Company Restricted Shares, Company Restricted Stock Units or Company Performance Shares (or former holder or a participant in any Company Stock Plan) shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, or any other equity interest therein, except for the right to receive the Merger Consideration described in this Section 2.05. All payments under this Section 2.05 shall be made at or as soon as practicable after the Effective Time, pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholding.

(f) The Company shall take all of the following actions (including adoption of any required amendments) with respect to the Carmike Employee Stock Purchase Plan (the “ESPP”): (i) unless otherwise agreed between the Parties, suspend the ESPP effective no later than after the close of business on March 31, 2016, so that no purchases of Company Stock shall be permitted with respect to purchase periods commencing on or after April 1, 2016 and (ii) terminate the ESPP immediately as of the Effective Time so that no further purchase rights shall accrue after the Effective Time. All ESPP participants will automatically receive their accrued purchase rights under the ESPP upon the termination of the ESPP.

Section 2.06. Withholding Rights. The Exchange Agent (or the Company, if necessary pursuant to Section 2.05) (or, subsequent to the one year anniversary of the Effective Time, Parent or the Surviving Corporation) shall be entitled to deduct and withhold from the Merger Consideration and any other cash amounts otherwise payable pursuant to this Agreement, such amounts as the Exchange Agent, the Company, or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, the Company, Parent, or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as the Surviving Corporation, Parent or the Exchange Agent may determine is reasonably necessary, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or if subsequent to the termination of the Exchange Fund and subject to Section 2.03(e), Parent) will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated in their entirety to read as set forth in Exhibits A and B, and, as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended, subject to Section 7.04, in accordance with Delaware Law and the applicable provisions of such certificate of incorporation and bylaws.

Section 3.02. Directors and Officers.

(a) The Parties shall take all actions necessary so that the directors of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation, or removal in accordance with the bylaws of the Surviving Corporation.

(b) Except as otherwise determined by Parent prior to the Effective Time, the officers of Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as Previously Disclosed by the Company, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing as, and to have corporate power and authority the absence of which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02. Corporate Authorization.

(a) Assuming the accuracy and completeness of the representation and warranty in Section 5.12, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate power and authority and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the accuracy and completeness of the representation and warranty in Section 5.12, the affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming the accuracy and completeness of the representation and warranty in Section 5.12, subject to the receipt of the Company Stockholder Approval, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby in accordance with the requirements of Delaware Law and (iii) resolved, subject to Section 6.04, to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NASDAQ and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Affiliates has any interests in any entities, has any material assets or derives any material revenue from outside the United States.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, and the accuracy and completeness of the representation and warranty in Section 5.12, contravene, conflict with or result in a violation or breach of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any agreement or other instrument binding upon the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.Capitalization.

(a) The authorized capital stock of the Company consists of (i) 52,500,000 shares of Company Stock and (ii) 1,000,000 shares of preferred stock, par value One Dollar ($1.00) per share (“Company Preferred Shares”). As of March 2, 2016, there were outstanding: (i) 24,548,635 shares of Company Stock (excluding Company Restricted Shares), (ii) no Company Preferred Shares, (iii) Company Stock Options to purchase an aggregate of 623,334 shares of Company Stock, (iv) 1,750 Company Restricted Shares, (v) 178,965 Company Performance Shares and (vi) 77,503 Company Restricted Stock Units. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any grant of Company Stock Options, Company Restricted Shares, Company Performance Shares, or Company Restricted Stock Units will be, duly authorized and validly issued and fully paid.

(b) Except (i) as set forth in Section 4.05(a) of this Agreement, (ii) for changes since March 2, 2016 resulting from the issuance of shares of Company Stock pursuant to the ESPP or the exercise or settlement of Company Stock Options, Company Restricted Shares, Company Performance Shares or Company Restricted Stock Units set forth on the Company Disclosure Letter or issued in accordance with Section 6.01, and (iii) for the issuance of any Company Stock Options, Company Restricted Shares, Company Performance Shares or Company Restricted Stock Units issued in accordance with Section 6.01, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities or ownership interests in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (C) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights, in each case issued by the Company, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(c) None of the Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all organizational power and authority required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing as, and to have power and authority as, the absence of which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any material Lien. As of March 2, 2016, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights, in each case issued by the Company or any Subsidiary, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been corrected by any subsequent filing prior to the date hereof, the Company SEC Documents filed pursuant to the 1934 Act did not, and the Company SEC Documents filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents. To the Company’s knowledge, as of the date hereof, none of the Company SEC Documents are the subject of any ongoing SEC review or investigation.

(e) Except as may have been corrected by any subsequent filing, each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) The Company has complied in all material respects with (i) all current listing and corporate governance rules and regulations of the NASDAQ and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act.

(g) The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the 1934 Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is made known to the Company’s principal executive officer and principal financial officer by others within the Company. Such disclosure controls and procedures are reasonably effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For the purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(h) Since January 1, 2014, the Company, under the supervision of its principal executive officer and principal financial officer, has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee of the Company’s Board of Directors (x) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee of the Company’s Board of Directors since January 1, 2014.

(i) There are no outstanding loans or other extensions of credit including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by the Company to any Executive Officer or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act since January 1, 2014.

(j) Since January 1, 2014, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were, or will be, when made complete and correct.

(k) Since January 1, 2014, no Executive Officer or director of the Company has received from any former or current auditor, accountant, consultant or representative of the Company or any Governmental Authority, written notice of, any material complaint or allegation, whether written or oral, that the Company has engaged in material improper accounting practices. No attorney representing the Company has reported to the current Board of Directors of the Company or any committee thereof or to any current director or Executive Officer of the Company evidence of a material violation of United States or other securities laws or material breach of fiduciary duty by the Company or any of its officers or directors.

(l) To the Company’s knowledge, no employee of the Company is providing, or since January 1, 2014 has provided, information to any law enforcement agency regarding any conduct which the employee reasonably believes constitutes a violation of, nor filed, caused to be filed, testified, participated in, or otherwise assisted in a proceeding relating to an alleged material violation of, chapter 63 of title 18, United States Code, sections 1341, 1343, 1344, or 1348, any rule or regulation of the SEC, or any provision of Federal law relating to fraud against shareholders as described in Section 806 of the Sarbanes-Oxley Act by the Company.

(m) Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of the Company, the Company is not a party to any off-balance sheet contract or other “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

Section 4.08. Financial Statements. The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company, as of the respective dates thereof, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from and are in accordance with, in all material respects, the books and records of the Company and its Subsidiaries. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date hereof, Deloitte & Touche LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (as it may be amended, supplemented or modified, the “Company Proxy Statement”) will comply as to form in all material respects with the applicable requirements of the 1934 Act. The Company Proxy Statement, at the date of mailing to the Company’s stockholders and at the date of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, its Subsidiaries or any of their Representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date until the date hereof, there has not been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Company Balance Sheet Date (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects and (b) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Sections 6.01(a), 6.01(b), 6.01(c) or 6.01(d).

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (d) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date, and (e) liabilities or obligations not required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company.

Section 4.12. Compliance with Laws. Except with respect to matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company (a) is in compliance with, and since January 1, 2014 has been in compliance with, all Applicable Laws, (b) has not received written notice of any violation of Applicable Laws since January 1, 2014, and (c) is not subject to a pending, or to the knowledge of the Company, threatened investigation by any Governmental Authority with respect to a violation of Applicable Laws. The Company holds all material federal, state and local governmental licenses, franchises, grants, registrations, clearances, authorizations, permits, consents, certifications, approvals, variances, exemptions and orders necessary for the Company to own, lease, and operate its properties and assets, and to carry on its business as now conducted (the “Company Permits”), except for those the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is and has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the avoidance of doubt, for purposes of this Section 4.12, the term “Applicable Laws” shall include the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973.

Section 4.13. Litigation. There is no Proceeding pending against or, to the knowledge of the Company, threatened against, (a) the Company or any of its Subsidiaries, (b) any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such, (c) any Person for whom the Company or any of its Subsidiaries may be liable with respect to such Proceeding or (d) any of the Company or its Subsidiaries’ assets or properties, before (or, in the case of threatened Proceedings, would be before) any arbitrator or Governmental Authority, except, in each case, for those Proceedings that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no Proceeding pending against or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries that challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding or, to the knowledge of the Company threatened against, or investigation by any Governmental Authority involving, the Company or any of its Subsidiaries, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14. Properties.

(a) The Company and its Subsidiaries have a good and valid leasehold (or, as applicable, license or other) interest in all leases, subleases and other agreements under which the Company and its Subsidiaries use or occupy or have the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leased Real Property as of the date hereof. Except as would not be material to the Company and its Subsidiaries, each Real Property Lease (i) is a valid and binding obligation of the Company or its Subsidiary that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) no uncured default on the part of the Company or its Subsidiaries or the landlord thereunder, exists under any such Real Property Lease, and (iii) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Real Property Lease. Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Real Property Lease to terminate for default, convenience or otherwise any Real Property Lease, nor is any such party, to the knowledge of the Company, threatening to do so. Neither the Company nor any of its Subsidiaries are currently subleasing, licensing or otherwise granting any Person any right to use or occupy Leased Real Property.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”). Except as would not be material to the Company and its Subsidiaries, the Company and its Subsidiaries have valid and marketable title to the Company Owned Real Property, including all appurtenances thereto and fixtures thereon, free and clear of any and all Liens except Permitted Liens. Neither the Company nor any of its Subsidiaries is currently leasing, licensing or otherwise granting any Person any right to use or occupy Company Owned Real Property.

(c) Except as would not be material to the Company and its Subsidiaries, all buildings, structures, fixtures and improvements included within the Company Owned Real Property or Leased Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use and there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(d) There is no pending, or to the knowledge of the Company, threatened proceedings in eminent domain or condemnation against any of the Company Owned Real Property or Leased Real Property that are material to the Company or its Subsidiaries.

(e) Section 4.14(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement (i) all theatre locations that are scheduled to be closed within the twelve-month period following the date of this Agreement, (ii) all new theatre locations that the Company and its Subsidiaries are scheduled to open within the twelve-month period following the date of this Agreement, and (iii) all theatre locations that are under renovation or construction (excluding renovations and construction for any single location that do not exceed Two Hundred Fifty Thousand Dollars ($250,000)), together with the budgeted renovation or construction costs, (iv) the current landlord and tenant under each Real Property Lease, (v) the lease commencement and expiration date under each Real Property Lease, and (vi) the number of extension periods or extension terms (or, for the avoidance of doubt, the number of opportunities to extend the term of each Real Property Lease as provided therein) for each Real Property Lease.

(f) True, correct and complete copies of each Real Property Lease, any amendment thereto and any material agreement between the landlord and tenant or any third party relating to or impacting the terms and provisions of any Real Property Lease, have been made available to Parent.

(g) In the event that the term of any Real Property Lease will expire on or prior to February 28, 2017, the Company has provided any notice required pursuant to the terms and provisions of such Real Property Lease, in such form and containing such content as required under such Real Property Lease, in order to extend the term thereof, such that each Real Property Lease currently carries the maximum term provided under the Real Property Lease (subject to any subsequent opportunities to extend the term thereof).

(h) Except as would not be material to the Company and its Subsidiaries, each theatre located on the Leased Real Property or Company Owned Real Property, together with the related items of personal property located therein, constitutes a fully-operable motion picture theatre, and each such motion picture theatre and related personal property is fit for the use for which it is intended and to which it is presently devoted.

(i) To the knowledge of the Company, (i) no petition or application to rezone or otherwise alter or amend the land use regulations affecting the Leased Real Property or Company Owned Real Property is pending nor threatened, (ii) neither the Company nor any of its Subsidiaries has received any written notice of any violation of Applicable Laws, including zoning and land use regulations affecting the Leased Real Property or Company Owned Real Property, and there are no present violations of applicable zoning and land use regulations affecting the Leased Real Property or Company Owned Real Property and (iii) neither the Company nor any of its Subsidiaries has received written notice of any pending improvements, Liens or special assessments from any Governmental Authority to be made against (A) the Leased Real Property for which the tenant under the Real Property Leases would be responsible or (B) the Company Owned Real Property for which the Company would be responsible.

Section 4.15. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries own, or have a valid and enforceable license to use (in each case, free and clear of any Liens except for Permitted Liens), all Intellectual Property used in, or necessary for the conduct of, its business, including any registrations or patents for Intellectual Property, in each case (i) owned by the Company and any of its Subsidiaries (all of which are valid and enforceable) or (ii) licensed by the Company and any of its Subsidiaries, (b) to the knowledge of the Company, neither the Company nor any of its Subsidiaries infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party in connection with the conduct of the business of the Company and its Subsidiaries as currently conducted, (c) to the knowledge of the Company, no Person is challenging, infringing, misappropriating or otherwise violating any Intellectual Property rights owned by and/or licensed to the Company or its Subsidiaries, (d) neither the Company nor any of its Subsidiaries have received since January 1, 2013 any written notice of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property owned or used by the Company or its Subsidiaries or alleging that any services provided, processes used or products used, imported, offered for sale or sold by the Company or its Subsidiaries infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person, (e) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any material Intellectual Property right of the Company or its Subsidiaries or impair the right of Parent immediately after the Closing Date to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any material Intellectual Property right held by the Company or its Subsidiaries immediately before the Closing Date, (f) the Company and its Subsidiaries take reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets, owned, used or held for use by the Company and its Subsidiaries and no such Trade Secrets have been disclosed by the Company or any of its Subsidiaries other than to employees, representatives and agents of the Company or its Subsidiaries or any Third Party under a confidentiality agreement, and (g) neither the Company nor any of its Subsidiaries have granted any licenses or other use rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company to any Third Party except as disclosed in the Company Disclosure Letter.

Section 4.16. Information Technology.

(a) To the knowledge of the Company, since January 1, 2014, neither the Company nor any of its Subsidiaries have experienced any material disruption to, or material interruption in, the conduct of the business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other material failure or material deficiency on the part of any computer software or computer equipment of the IT Assets used by the Company or its Subsidiaries.

(b) The material IT Assets are reasonably sufficient for the needs of the business of the Company and its Subsidiaries as currently conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The material IT Assets are in good working condition to effectively perform the information technology operations necessary for the needs of the business of the Company and its Subsidiaries as currently conducted. All material IT Assets, other than software, outsourced services and hosted systems (including web sites), used in the conduct of the business by the Company and its Subsidiaries as currently conducted are owned and operated by or are under the control of the Company and its Subsidiaries and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company and its Subsidiaries.

(c) The Company and its Subsidiaries implement commercially reasonable backup and disaster recovery plans and systems consistent with industry practices applicable to the business of the Company and its Subsidiaries as currently conducted.

Section 4.17. Data Protection.

(a) Except as would not be material to the Company and its Subsidiaries, the Company and its Subsidiaries have complied with all Applicable Laws and contractual obligations relating to the protection and security of Personal Data (as defined below) to which Company and its Subsidiaries are currently or have been subject. Neither the Company nor any of its Subsidiaries have received any written inquiries from or been subject to any audit or other proceeding by any Governmental Authority regarding its compliance with the foregoing. The Company and its Subsidiaries have established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all personally identifiable or confidential information relating to individuals in connection with the business (collectively, “Personal Data”).

(b) The Company and its Subsidiaries have complied in all material respects with all rules, policies and procedures established by the Company and its Subsidiaries with respect to privacy, publicity, data protection or collection and use of Personal Data gathered or accessed in the course of the operations of the Company and its Subsidiaries and there have not been any incidents of (i) a material violation by Company or any of its Subsidiaries of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (ii) any material breach, material misappropriation, or material unauthorized disclosure, intrusion, access, use or dissemination of any Personal Data asserted or, to the knowledge of the Company, threatened against the Company or its Subsidiaries by any Person. To the knowledge of the Company, the Company and its Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to reasonably ensure that any Personal Data collected by the Company and its Subsidiaries is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

Section 4.18. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) All material income and franchise Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account extensions) in accordance with Applicable Law, and all such material Tax Returns were, at the time of filing, accurate in all material respects, and (ii) each of the Company and its Subsidiaries has paid (or has had paid on its behalf) all Taxes shown as due and payable on the income and franchise Tax Returns that have been filed, except for any such Taxes (x) contested in good faith or (y) for which adequate reserves have been established under GAAP.

(b) As of the date hereof, there is no claim, audit, action, suit or proceeding now pending or threatened in writing, by any Taxing Authority against the Company or its Subsidiaries in respect of any material Tax.

(c) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(d) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Effective Time, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Effective Time, (iv) intercompany item under Treasury Regulation Section 1.1502-13, or (v) change in accounting method for a taxable period ending on or before the Effective Time.

(e) The Company has not requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

(f) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement.

(h) Neither the Company nor any of its Subsidiaries have a permanent establishment in any foreign country.

(i) Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).

Section 4.19. Employee Benefit Plans.

(a) Section 4.19(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Employee Plan. Copies of such plans and all material amendments thereto and written interpretations thereof, any related trusts, funding agreements, or insurance contracts, summary plan descriptions, the most recent determination letters, the most recent request for determination letter and any correspondence with the IRS related thereto and summaries of material modifications, administrative service agreements, the three (3) most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and Tax returns (Form 990) prepared in connection with any such plan or trust, the most recent determination letter from the Internal Revenue Service related to any Company Employee Plan as well as all correspondence related to the most recent request therefore (including forms, enclosures and attachments), and any correspondence to or from the Internal Revenue Service or Department of Labor related to any Company Employee Plan during the last three (3) years (or earlier if such correspondence currently has any bearing on plan administration or obligations related to the plan), if any, have been furnished or made available to Parent.

(b) Except to the extent that any breach of any of the following representations would not be material to the Company and its Subsidiaries:

(i) No Company Employee Plan is covered by Title IV of ERISA or is subject to Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any ERISA Affiliate has ever maintained or contributed to, or had any obligation to contribute to any “multiple employer plan” (within the meaning of the Code or ERISA), any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plan that is or was subject to Title IV of ERISA. The Company has never been a member of a controlled group which contributed to any such plan, and the Company has never been under common control with an employer which contributed to any such plan.

(ii) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination or opinion from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter or opinion letter should be revoked or not be reissued.

(iii) Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by all legal requirements (including statutes and regulations, such as ERISA and the Code), which are applicable to such Company Employee Plan, and each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been written, operated and administered in a manner so as not to have resulted in, and so as not to result in the future in, any adverse consequences to any participant or beneficiary related to Section 409A of the Code and any proposed and final guidance thereunder. No claim (other than routine claims for benefits), action, suit or proceeding (including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any material excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980H or 5000 of the Code. Each Company Employee Plan and related funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Company thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Company thereunder will be enforceable by Parent at or after the Closing without the consent or agreement of any other party. All contributions to the Company Employee Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Company Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date, and all insurance premiums have been timely paid in full for the payroll period during which the Closing Date occurs.

(iv) The consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (A) entitle any Company Employee to any payment or benefit, including any bonus, retention or severance benefit, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation under, any Company Employee Plan, or (C) limit or restrict the right of the Company or any of its Subsidiaries or, after the Effective Time, Parent, to merge, amend or terminate any Company Employee Plan, (D) give rise to the payment of any amount pursuant to any contract or agreement (written or otherwise) under any Company Employee Plan that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code or give rise to taxable income to any individual under Code Section 105(h) or other similar statute. Section 4.19(b)(iv) of the Company Disclosure Letter includes the individual amounts for each individual with respect to each Code Section identified as an exception to this representation assuming the Merger were to close on or before December 31, 2016.

(v) Section 4.19(b)(v) of the Company Disclosure Letter, if applicable, lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the current or former employees, including officers, directors, or independent contractors of the Company as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been furnished or made available to Parent prior to the date of this Agreement and (ii) the maximum aggregate amounts so payable or benefits conferred to each named “executive officer” and the aggregate amount payable, by category, to senior vice presidents and vice presidents, as a group, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

(vi) The Company has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company except as required to avoid excise Tax under Section 4980B of the Code or applicable state law.

(vii) There has been no amendment to or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2015. No condition exists that would prevent the Company (or Parent after the Closing) from amending or terminating any Company Employee Plan without liability, other than the obligation for benefits accrued prior to the termination of such plan.

(viii) The Company nor any of its respective directors, officers, employees, or any plan fiduciary has any liability for failure to comply with applicable laws, including ERISA, HIPAA, COBRA or the Code, for any action or failure to act in connection with any Company Employee Plan, including with respect to the administration or investment thereof. The Company has no liability by virtue of being a member of a controlled group with a Person who has liability under the Code or ERISA. The Company has not terminated or taken action to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3).

Section 4.20. Labor and Employment.

(a) The Company and the Subsidiaries are in compliance with all Applicable Laws relating to employment and employment practices, including those relating to wages, hours, leaves of absence, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, whistleblower and other retaliation protecting immigration compliance and control, employee classification, information privacy and security, payment and withholding of Taxes, and continuation coverage with respect to group health plans except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices. Neither the Company nor any of its Subsidiaries has received since January 1, 2014 a claim from any Governmental Authority or Third Party to the effect that the Company or any Subsidiary has misclassified, and the Company and its Subsidiaries have not misclassified, any Person as (i) an independent contractor rather than as an employee or (ii) an employee exempt from state, federal, provincial or other applicable overtime regulations, except where misclassification of such Person has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (a “Collective Bargaining Agreement”). Neither the Company nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute or lockout involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries, and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or, to the knowledge of the Company, threatened in writing with respect to employees of the Company or its Subsidiaries.

(c) The Company and its Subsidiaries are in compliance with all Applicable Laws relating to worker health and safety, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Since January 1, 2014, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”)), or (ii) a “mass layoff” (as defined in the WARN Act); nor has the Company or any of its Subsidiaries engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act.

Section 4.21. Environmental Matters.

(a) Except to the extent that such matter has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, or order has been received by the Company or its Subsidiaries and no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding, or review is pending, unresolved in any respect or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person, in each case relating to the Company or its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the business and operations of the Company and its Subsidiaries are, and since January 1, 2011 have at all times been, in material compliance with all Environmental Laws and all Environmental Permits; (iii) the Company and its Subsidiaries have all Environmental Permits necessary for the conduct of their operations, each Environmental Permit is in full force and effect and is final with all administrative and statutory appeal periods having expired, and all required applications for renewal or reissuance of such Environmental Permits have been timely filed; (iv) there has been no Release that the Company or its Subsidiaries have been or would be obligated to investigate, remove, remediate, or otherwise respond to or pay any part of the costs of response pursuant to any Environmental Law or any contract entered into with any other Person, or that would result in a material liability to the Company or one of its Subsidiaries; (v) during the term of the Company’s ownership or operation of any facility or property now or to the knowledge of the Company previously owned, leased, or operated by the Company or its Subsidiaries, there are and have been no underground storage tanks or related piping on, in, beneath or emanating from or to any facility or property now or to the knowledge of the Company previously owned, leased, or operated by the Company or its Subsidiaries; and (vi) to the knowledge of the Company no new expenditure will be required in order for Parent or the Merger Subsidiary to comply or continue to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Surviving Corporation or any facility or property now owned or operated by the Company in a manner consistent with the current operation thereof by the Company.

(b) Since January 1, 2011, there has been no environmental investigation, study, audit, test, review, assessment, or other analysis conducted by the Company, in relation to the current or prior business of the Company or its Subsidiaries or any property or facility now or previously owned, leased, or operated by the Company during the period since January 1, 2011 to identify actual or potential liabilities or obligations of the Company or its Subsidiaries arising under or relating to any Environmental Law or Hazardous Substance or the presence of mold, that has not been made available to Parent prior to the date of this Agreement.

(c) For purposes of this Section, the term “Company” shall include any entity that is, in whole or in part, a predecessor of the Company and any Subsidiaries of such predecessor.

Section 4.22. Material Contracts.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than any Company Employee Plan);

(ii) any material contract with any director, officer or Affiliate of the Company or any of its Subsidiaries (other than employment agreements and indemnification agreements);

(iii) any contract containing any provision or covenant that imposes any material restriction on the right or ability of the Company or any Subsidiaries to (A) compete with any other Person, (B) solicit any client or customer, or (C) acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business by the Company or any Subsidiaries;

(iv) any contract or series of contracts that (A) is expected to result in the payment of more than Two Hundred Fifty Thousand Dollars ($250,000) by the Company or any Subsidiaries in the fiscal year ending December 31, 2016 or the fiscal year ending December 31, 2017, or (B) obligates the Company or its Subsidiaries to conduct business with any Third Party on an exclusive basis; and with respect to contracts responsive to (A) or (B) that require consent of or notice to a Third Party in connection with the Merger or the transaction contemplated under this Agreement;

(v) any contract that contains a “most favored nation” provision;

(vi) any Collective Bargaining Agreement;

(vii) any agreement relating to indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of Two Hundred Thousand Dollars ($200,000);

(viii) any contract that grants any right of first refusal, right of first offer or similar right with respect to any securities, material assets, material rights or material properties of the Company or any Subsidiary;

(ix) any contract or series of contracts that provides for the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding material obligations as of the date of this Agreement;

(x) any material joint venture, partnership or limited liability company agreement or other similar contract; and

(xi) any contract limiting or restricting the ability of the Company or any Subsidiary (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (B) to redeem or repurchase any capital stock, partnership interests, membership interests or other equity interests, (C) to make loans or (D) to grant Liens on the property of the Company or any of its Subsidiaries;

(xii) any contract that obligates the Company or any Subsidiary to make any loans, advances or capital contributions to, or investments in excess of Two Hundred Fifty Thousand Dollars ($250,000) in, any Person (other than the Company);

(xiii) any contract (A) granting the Company or any of its Subsidiaries a license to use any Intellectual Property (other than commercially available software licenses with annual fees of less than One Hundred Thousand Dollars ($100,000)), (B) permitting any Third Party to use, enforce or register any Intellectual Property owned by the Company, including any license agreements, coexistence agreements and covenants not to sue (other than non-exclusive licenses to customers and suppliers in the ordinary course of business) or (C) restricting the right of the Company or any of its Subsidiaries to use or register any Intellectual Property owned by the Company or any of its Subsidiaries (other than any of the contracts identified in Section 4.22(a)(iii) of the Company Disclosure Letter);

(xiv) any contract for on-screen advertising and internet ticketing agreement;

(xv) any agreement governing any licensed or franchised business operated at any theatre owned or operated by the Company or any of its Subsidiaries;

(xvi) any contract that involved the receipt of more than Five Hundred Thousand Dollars ($500,000) by the Company or any of its Subsidiaries in the fiscal year ending December 31, 2015 or that is expected to result in the receipt of such amount by the Company or any of its Subsidiaries in the fiscal year ending December 31, 2016;

(xvii) any contract obligating the Company or any of its Subsidiaries not to acquire assets or securities of a Third Party (excluding standstill agreements that will expire prior to January 31, 2017) or agreements by a Third Party not to acquire assets or securities of the Company (excluding standstill agreements); or

(xviii) any contract guaranteeing the performance of any Third Party in excess of Two Hundred Fifty Thousand Dollars ($250,000).

All contracts of the types referred to in clauses (i) through (xviii) above (whether or not set forth on Section 4.22 of the Company Disclosure Letter) are referred to herein as a “Company Material Contract.” The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Company Material Contract (including all amendments, modifications, extensions, and renewals thereto and waivers thereunder) as in effect on the date of this Agreement (subject to any redaction of information contained therein reasonably deemed necessary or appropriate by the Company in order to comply with any applicable antitrust law or any applicable confidentiality provision).

(b) Except as would not be material to the Company and its Subsidiaries, (i) neither the Company nor any of its Subsidiaries is in breach of, or default under, any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of, or default under, any Company Material Contract, (ii) no event has occurred that with notice or the lapse of time or both would constitute a breach of or default under any Company Material Contract, (iii) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, of each other party thereto, subject to the Bankruptcy and Equity Exception, and (iv) each Company Material Contract is in full force and effect. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract nor, to the knowledge of the Company, is any such party threatening to do so, in each case except as would not be material to the Company and its Subsidiaries.

Section 4.23. Food and Beverage Inventories. All inventory, packaging, supplies, food, beverages, concessions, and other inventories located at any theatre owned or operated by the Company or any of its Subsidiaries (the “Inventories”) (a) are, in all material respects, accurately valued and properly reflected on the Company Financial Statements consistent with past practices, (b) consist, in all material respects, of items of a quality, quantity and condition useable and saleable in the ordinary course of business consistent with past practices, (c) were acquired and have been maintained in all material respects in the ordinary course of business consistent with past practices, and (d) are not subject to any material write-down or write-off.

Section 4.24. Goodwill Passes; Prepaid Tickets. All unexpired and outstanding (a) tickets sold to consumers entitling the holder thereof to admission and (b) motion picture theatre admission tickets, gift cards, or gift certificates which have been purchased by and which entitle such ticketholders to admission without any further consideration or at a discount after the Closing Date are appropriately reflected in the Company’s books and records in all material respects and managed in material compliance with all Applicable Laws.

Section 4.25. Insurance. Section 4.25 of the Company Disclosure Letter sets forth a correct and complete list of all of the material insurance policies of the Company and its Subsidiaries currently in effect (the “Insurance Policies”). Except as would not be material to the Company and its Subsidiaries, (a) all such Insurance Policies are legal, valid, binding and enforceable in accordance with their terms and in full force and effect, (b) all premiums due and payable thereunder have been paid, (c) neither the Company nor any of its Subsidiaries is in breach or default thereunder (including any such breach or default with respect to the payment of premiums or the giving of notice), and (d) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or modification thereof. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such Insurance Policy of the Company or any of its Subsidiaries. Section 4.25 of the Company Disclosure Letter sets forth a list of all (i) material claims made under any of the Insurance Policies since January 1, 2014 and (ii) material open claims under any of the Insurance Policies. The Company has previously made available to Parent true, correct and complete copies of each Insurance Policy.

Section 4.26. Finders’ Fees. Except for J.P. Morgan Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who will be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Merger.

Section 4.27. Opinion of Financial Advisor. The Company has received the verbal opinion (to be confirmed in writing) of J.P. Morgan Securities LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair to the Company’s stockholders from a financial point of view. The Company has been authorized by J.P. Morgan Securities LLC to include its written opinion in its entirety in the Company Proxy Statement.

Section 4.28. Antitakeover Statutes. Assuming the accuracy of the representations and warranties in Section 5.12, (a) the Company has taken all action necessary such that the restrictions on “business combinations” in Section 203 of the Delaware General Corporation Law do not apply to the Merger, this Agreement or the transactions contemplated hereby, and (b) no other “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation enacted under U.S. state or federal law applies to the Merger, this Agreement or the transactions contemplated thereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as Previously Disclosed by Parent, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing as, and to have corporate power and authority the absence of which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Subsidiary was incorporated solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Subsidiary have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by a subsidiary of Parent, free and clear of all Liens.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate power and authority of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action of Parent and Merger Subsidiary other than the adoption of this Agreement by the sole stockholder of Merger Subsidiary, which Parent shall cause to take place with twenty-four (24) hours of the signing of this Agreement. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against Parent and the Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote of the holders of shares of Parent Class A Common Stock, Parent Class B Common Stock or any other shares of Parent’s capital stock is necessary to consummate the Merger and the other transactions contemplated hereby.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Subsidiary with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other state or federal securities laws and the rules and regulations of the NYSE and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Assuming the accuracy of the representation and warranty of the Company contained in the last sentence of Section 4.03, neither Parent nor any of its Affiliates nor any Wanda Group Party is required to take any action in respect of, make any filing with, or obtain any approval from, any Governmental Authority in the PRC prior to Closing in connection with the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, including (i) the NDRC, (ii) the MOFCOM or (iii) SAFE. Neither Parent nor any of its Affiliates is obtaining from any Wanda Group Party any financing or the benefit of any guarantees, in each case, in connection with or relating to the transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information supplied by Parent for use in the Company Proxy Statement, at the date of mailing to the Company’s stockholders and at the date of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by the Company, its Subsidiaries or any of their Representatives specifically for use or incorporation by reference therein.

Section 5.06. Litigation. There is no Proceeding pending against or, to the knowledge of Parent, threatened against, (a) Parent or any of its Subsidiaries, (b) any present or former officer, director or employee of Parent or any of its Subsidiaries in their respective capacities as such, (c) any Person for whom Parent or any of its Subsidiaries may be liable with respect to such Proceeding or (d) any of Parent or its Subsidiaries’ assets or properties, before (or, in the case of threatened Proceedings, would be before) any arbitrator or Governmental Authority, except, in each case, for those Proceedings that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, there is no Proceeding pending against or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding or, to the knowledge of Parent threatened against, or investigation by any Governmental Authority involving, Parent or any of its Subsidiaries, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07. Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

Section 5.08. Business Activities. None of Parent, its Subsidiaries, its Affiliates or the Wanda Group Parties engages in the motion picture exhibition business in the United States except through Parent and its Affiliates. None of Parent, any of its Subsidiaries, any of its Affiliates or any of the Wanda Group Parties is owned or controlled by a Governmental Authority.

Section 5.09. Finders’ Fees. Except for Citigroup Global Markets Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who will be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.10. Financing.

(a) Assuming the satisfaction or waiver of the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c), Parent has available to it, or will have available to it as of the date the Closing is required to occur pursuant to Section 2.01, immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay all Merger Consideration for all of the shares of Company Stock on a fully-diluted basis, to make all payments in respect of the Company Stock Options, Company Restricted Shares, Company Performance Shares and Company Restricted Stock Units to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives, and to make all other payments required by this Agreement and the Financing.

(b) Parent has delivered to the Company true and complete copies of fully executed commitment letters, dated on the date hereof (including the exhibits and annexes thereto, the “Debt Commitment Letters”), from the lenders party thereto (the “Lenders”) confirming their respective commitments to provide Parent with debt financing in connection with the transactions contemplated hereby (the “Financing”) (for the avoidance of doubt, it being acknowledged and agreed that Parent may amend the Debt Commitment Letters to add purchasers, lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed any Debt Commitment Letter as of the date of this Agreement; provided that no such addition shall relieve the original Lenders of their obligations under the Debt Commitment Letters prior to the initial funding of the Financing, except as set forth in the Debt Commitment Letters with respect to the “Additional Initial Lenders” (as defined thereunder)).

(c) Parent has delivered to the Company on or prior to the date hereof true, correct and complete copies of any fee letters executed in connection with the Debt Commitment Letters (the “Fee Letters”) which have been redacted in a manner required by the terms thereof. As of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding of the Financing, other than as expressly set forth in the Debt Commitment Letters and the Fee Letters and delivered to the Company on or prior to the date of this Agreement, that could adversely affect the availability of the full amount of the Financing.

(d) Each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto, except (i) to the extent that enforceability may be limited by the Bankruptcy and Equity Exception and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. As of the date hereof, none of the Debt Commitment Letters have been amended or modified (other than such amendments or modifications attached thereto that have been provided to the Company) in any respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in a manner that would adversely affect or delay in any respect the availability of the full amount of the Financing at the Closing. As of the date hereof, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), or the failure of any condition on the part of Parent under the Debt Commitment Letters or on the part of the Lenders that would adversely affect or delay in any respect the availability of the full amount of the Financing at the Closing. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Debt Commitment Letters. Assuming the satisfaction or waiver of the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c), Parent has no reason to believe that the Financing will not be available on the Closing Date. Assuming the satisfaction or waiver of the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) and subject to the terms of the Debt Commitment Letters, the aggregate proceeds of the Financing are in an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement (including to pay the Merger Consideration for all of the shares of Company Stock on a fully diluted basis and to make all payments in respect of the Company Stock Options, Company Restricted Shares, Company Performance Shares and Company Restricted Stock Units), to make any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters, and to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement and the Financing. Parent (or an Affiliate thereof) has fully paid or caused to be paid any and all commitment fees or other fees required by the Debt Commitment Letters to be paid to the extent the same are due and payable on or before the date of this Agreement.

(e) Parent acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Parent and Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby.

Section 5.11. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligations to consummate the Merger and (b) the accuracy of the representations and warranties set forth in Article 4 and, after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters, and the payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, on a consolidated basis, means that, as of any date of determination, (i) the fair value of the assets of such Person will exceed their consolidated debt and liabilities, contingent or otherwise, (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities contingent or otherwise, as such debts and other liabilities become absolute and mature, (iii) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date and (iv) such Person will not have incurred and do not intend to incur, or believe they will incur, any debts and liabilities, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise).

Section 5.12. Ownership of Shares. Neither Parent nor Merger Subsidiary, nor any of their “affiliates” or “associates” is, nor at any time in the three year period prior to the date of this Agreement has been, an “interested stockholder” of the Company (as such terms are defined in Section 203 of the Delaware General Corporation Law). Neither Parent nor Merger Subsidiary, nor any of their “associates” or “controlled affiliates” owns any shares of Company Stock, and no “affiliates” of Parent or Merger Subsidiary that are not “controlled affiliates” “owns” individually or in the aggregate more than five (5) percent of the outstanding shares of Company Stock.

Section 5.13. Management Agreements. Other than as contemplated by this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Subsidiary, on the one hand, and any member of the Company’s management or the Company’s Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.14. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Subsidiary, Parent and Merger Subsidiary have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Subsidiary hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Subsidiary are familiar, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Subsidiary will have no claim, right or obligation under this Agreement or otherwise (including under Article 9) against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Subsidiary hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01. Conduct of the Company. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter or as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practices, (ii) conduct its business in material compliance with all Applicable Laws (except where such failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and (iii) use its commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties and keep available the services of its present officers and key employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities except pursuant to any Company Stock Plan;

(c) (i) grant, issue, deliver or sell, or authorize the grant, issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of outstanding Company Stock Options in accordance with the terms of such Company Stock Options, (B) any Company Restricted Shares and Company Restricted Stock Units to directors of the Company in the ordinary course consistent with past practices, and (C) any shares of earned Company Performance Shares that have been granted prior to the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses having a value (i) in excess of Two Million Dollars ($2,000,000) individually, or Five Million Dollars ($5,000,000) in the aggregate, from any other Person, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring merger or other reorganization;

(e) sell, lease, license or otherwise transfer any Subsidiary or any amount of assets, securities, properties, interests or businesses, having a value in excess of Two Million Dollars ($2,000,000) individually, or Five Million Dollars ($5,000,000) in the aggregate, except (i) pursuant to existing contracts or commitments disclosed in the Company Disclosure Letter, and (ii) in the ordinary course of business consistent with past practices in an amount not to exceed Eight Million Dollars ($8,000,000) in the aggregate;

(f) make any loans, advances or capital contributions to, or investments in, any other Person in excess of One Million Dollars ($1,000,000) either by purchase of stock or securities, contributions to capital, property transfer, purchase of any property or assets of any Person or otherwise (other than (i) loans or advances between and among the Company and/or any of its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices and (ii) capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices);

(g) create, assume, incur or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (or amend and restate or refinance any existing indebtedness for borrowed money), other than (i) (A) up to Twenty-Five Million Dollars ($25,000,000) of indebtedness under lines of credit existing on the date of this Agreement, (B) any indebtedness or guarantee (including any lease guarantee) incurred in the ordinary course of business consistent with past practices in an amount not to exceed Five Million Dollars ($5,000,000) in the aggregate, or (ii) indebtedness incurred between or among the Company and/or any of its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices or between any of such wholly-owned Subsidiaries or guarantees by the Company of indebtedness of any wholly-owned Subsidiary made in the ordinary course of business consistent with past practices;

(h) prepay, redeem, repurchase, defease, cancel or otherwise terminate (or amend, restate or refinance any existing indebtedness for borrowed money) any indebtedness for borrowed money of the Company or any of its Subsidiaries;

(i) except as required by Applicable Law and except as required under any Company Employee Plan, (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any Company Employee or director of the Company or any Subsidiary, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation, retention or other similar agreement (or any amendment to any such existing agreement) with any Company Employee or directors of the Company or any Subsidiary, (iv) establish, adopt or amend any Collective Bargaining Agreement or Company Employee Plan, or (v) increase compensation, bonus or other benefits payable to any Company Employee or director of the Company or any Subsidiary other than (A) annual salary increases in the ordinary course of business consistent with past practice; (B) increases in amounts in accounts under the Executive Plan resulting from the annual salary increases described in (A); or (C) as contemplated by Section 7.05(f);

(j) change the Company’s methods of accounting or accounting principles or practices, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act approved by its independent public accountants;

(k) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or take any material position on any Tax Return filed on or after the date of this Agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(l) make any capital expenditure, or incur any obligation or liability in respect thereof, other than those capital expenditure projects that are (i) not in excess of Four Million Dollars ($4,000,000) in the aggregate or (ii) contemplated by the Company’s 2016 fiscal year forecast, which forecast has been made available to Parent on February 22, 2016;

(m) create or incur any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(n) enter into (i) any contract that would have been a Company Material Contract were the Company a party or subject thereto on the date of this Agreement other than entry into renewals of existing Company Material Contracts in the ordinary course of business consistent with past practices (but in no event, for terms of more than twenty-four (24) months) or (ii) lease agreement for real property;

(o) terminate or amend in any material respect any Company Material Contract or Real Property Lease, or waive, release or assign any material right, claims or benefit of the Company thereunder, except for such terminations, amendments, waivers, releases or assignments in the ordinary course of business consistent with past practices;

(p) terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit other than in the ordinary course of business consistent with past practices;

(q) settle, or offer or propose to settle, any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any Subsidiary involving a payment by the Company or any Subsidiary in excess of One Million Five Hundred Thousand Dollars ($1,500,000) individually or Three Million Dollars ($3,000,000) in the aggregate;

(r) fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies; or

(s) except as, in the reasonable judgment of the Company, is necessary to comply with the ongoing requirements of the 1934 Act or prepare or make any filings with the SEC agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”), which may, at the discretion of the Company, be the Company’s annual meeting of stockholders, to be duly noticed, called and convened as promptly as reasonably practicable (and, subject to the provisions in the remainder of this Section 6.02, in no event more than forty-five (45) days) after confirmation from the SEC that it has no further comments to the Company Proxy Statement, for the purpose of voting on the approval and adoption of this Agreement and the Merger a resolution to adjourn the Company Stockholder Meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Agreement, and a resolution to vote on a non-binding advisory proposal to approve change-in-control payments to executives of the Company. Except as required by Applicable Law, the Company shall not submit any other proposal to its stockholders at the Company Stockholder Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, if the Company Stockholder Meeting is also the Company’s annual meeting of stockholders, then the Company may, without the prior written consent of Parent, submit to its stockholders at the Company Stockholder Meeting proposals with respect to the election of the Company’s nominees to the Board of Directors of the Company, the ratification of the Company’s independent registered public accounting firm, and the approval on a non-binding advisory basis of the Company’s executive compensation. The record date and the meeting date of the Company Stockholder Meeting shall be selected by the Company after reasonable consultation with Parent. Subject to Section 6.04, (a) the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders and the Company shall include the Company Board Recommendation in the Company Proxy Statement, (b) the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval and (c) the Company shall otherwise comply in all material respects with the legal requirements applicable to the Company Stockholder Meeting. Notwithstanding the foregoing, (i) if on a date within two (2) Business Days of the date the Company Stockholder Meeting is scheduled (or, if previously postponed or adjourned, is scheduled to reconvene), the Company has not received proxies representing the Company Stockholder Approval, whether or not a quorum is present, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholder Meeting (and the Company shall, at the request of Parent and to the extent permitted by Applicable Law, make one such adjournment if the Company has not previously effected any such postponement or adjournment) as long as the date of the Company Stockholder Meeting is not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), postponed or adjourned to a date that is later than the later of (accounting for all postponements or adjournments in reliance upon this proviso (i)) (A) thirty (30) calendar days in the aggregate from the date of the originally scheduled Company Stockholder Meeting and (B) ten (10) Business Days following the termination of the Negotiation Period pursuant to Section 6.04(f) and (ii) if required by Applicable Law to provide the Company’s stockholders additional information or disclosure in connection with the matters to be voted upon at the Company Stockholder Meeting, the Company shall make one or more successive adjournments of the Company Stockholder Meeting only for such period of time as is reasonably necessary in order to give the Company’s stockholders sufficient time to evaluate such additional information or disclosure. The Company shall use its reasonable best efforts to keep Parent reasonably updated concerning proxy solicitation results for the Company Stockholder Meeting.

Section 6.03. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries; provided, however, that if the Company does not provide access or information in reliance on the preceding clause, it shall provide notice to Parent that it is withholding such access or information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate Applicable Law or binding agreement or risk the waiver of attorney-client privilege. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information could reasonably be expected to violate any Applicable Law (including antitrust or privacy laws) or any binding agreement entered into prior to the date of this Agreement or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts.

Section 6.04. No Solicitation; Other Offers.

(a) Except as provided by the remainder of this Section 6.04, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors shall, and the Company and its Subsidiaries shall not authorize any of its other Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, including by way of furnishing any non-public information or data concerning the Company or its Subsidiaries or any assets owned (in whole or part) by the Company or its Subsidiaries to any Person in furtherance of an Acquisition Proposal or if it would reasonably be expected to lead to an Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party with respect to any potential Acquisition Proposal, (iii) enter into any agreement in principle, memorandum of understanding, letter of intent, merger agreement, acquisition agreement, joint venture agreement, option agreement or other similar agreement (but excluding an Acceptable Confidentiality Agreement) providing for a transaction that is the subject of an Acquisition Proposal (an “Alternative Acquisition Agreement”), or (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Acquisition Proposal; provided that notwithstanding the foregoing and the last sentence of this Section 6.04(a) the Company shall be permitted to waive, amend, release or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. The Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all activities, discussions or negotiations, if any, existing as of the date of this Agreement with any Third Party and its Representatives with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal. The Company shall use its commercially reasonable efforts to promptly inform its Representatives of the obligations in this Section 6.04. The Company also agrees that it will promptly request each Person that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information furnished to such Person prior to the date hereof by or on behalf of it or any of its Subsidiaries. The Company and its Subsidiaries shall use commercially reasonable efforts to enforce any confidentiality agreements entered into with any Person in connection with any Acquisition Proposal if requested to do so by Parent, subject to the remaining provisions of this Section 6.04.

(b) Notwithstanding anything contained in Section 6.04(a) to the contrary, following the receipt of an Acquisition Proposal that was made after the date hereof that did not result from a material breach by the Company, any of its Subsidiaries or its or their respective Representatives of this Section 6.04 and prior to obtaining the Company Stockholder Approval, if (i) the Company or any of its Representatives has received an Acquisition Proposal that the Board of Directors of the Company, after consultation with its outside legal counsel and with its financial advisor, reasonably believes is or could reasonably result in a Superior Proposal and (ii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, then, subject to providing written notice to Parent of its decision to take such action and compliance in all material respects with Section 6.04(c), the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives, and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any such information relating to the Company that it provided to any such Person which was not previously provided to or made available to Parent.

(c) The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent orally and in writing after the receipt by the Company of any Acquisition Proposal or any request for information or access relating to the Company or any of its Subsidiaries with respect to an Acquisition Proposal indicating, in connection with such notice, the name of such Person (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of this Agreement) and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, which in each case may be redacted, if necessary to remove the identity of any Third Party to comply with any confidentiality obligation in effect prior to the execution of this Agreement) and thereafter, subject to the foregoing confidentiality qualifications, shall (i) keep Parent reasonably informed, on a prompt and timely basis, of the status and terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations, and (ii) provide to Parent as soon as practicable copies of all written proposals or offers (including proposed agreements) sent or provided to the Company or any of its Subsidiaries from any Person (or such Person’s Representative) making an Acquisition Proposal that describes any of the financial or other material terms or conditions of such Acquisition Proposal.

(d) Except as set forth in Section 6.04(e) and Section 6.04(g), the Board of Directors of the Company and each committee of the Board of Directors of the Company shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or announce any intention to or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation;

(ii) other than in the case of an Acquisition Proposal in the form of a tender offer or exchange offer, fail to publicly affirm the Company Board Recommendation upon Parent’s written request within five (5) Business Days after such request after a public announcement of an Acquisition Proposal;

(iii) (A) fail to recommend against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by Parent or any of its Subsidiaries) prior to the eleventh (11th) Business Day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the 1934 Act or (B) recommend that the stockholders of the Company tender their shares of Company Stock in such tender offer or exchange offer;

(iv) fail to include the Company Board Recommendation in the Company Proxy Statement in connection with the Company Stockholder Meeting; or

(v) approve, adopt, recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in Sections 6.04(d)(i) through 6.04(d)(v) being referred to as an “Adverse Recommendation Change”).

(e) Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 6.04(f), prior to the time, but not after, the Company Stockholder Approval is obtained, if an Acquisition Proposal has been made after the execution of this Agreement, the Board of Directors of the Company may make an Adverse Recommendation Change in response to such Acquisition Proposal or terminate this Agreement pursuant to Section 10.01 if, and only if, (i) such Acquisition Proposal did not result from a material breach by the Company, any of its Subsidiaries or its or their respective Representatives of this Section 6.04; and (ii) the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and with its financial advisor that such Acquisition Proposal constitutes a Superior Proposal.

(f) Prior to making any Adverse Recommendation Change in connection with an Acquisition Proposal and prior to terminating this Agreement pursuant to Section 10.01 (to the extent permitted under Section 6.04), the Company shall deliver to Parent a written notice (a “Superior Proposal Notice”) stating that the Board of Directors of the Company intends to take such action pursuant to Section 6.04 and, if applicable, intends to cause the Company to enter into an Alternative Acquisition Agreement, a copy of the proposed form of which shall be delivered with such notice, together with copies of any documents setting forth the Acquisition Proposal (which notice or intent shall not be an Adverse Recommendation Change or a violation of Section 6.04(d) or any other provision of this Section 6.04). During the three (3) Business Day period commencing on the first Business Day following the date of Parent’s receipt of such Superior Proposal Notice (the “Negotiation Period”), the Company shall make its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal. Any written proposal made by Parent to amend this Agreement during the Negotiation Period shall be considered by the Board of Directors of the Company in good faith. Each time the financial or other material terms of such Acquisition Proposal are changed, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of the new Alternative Acquisition Agreement relating to such amended Acquisition Proposal and copies of any related documents), and the Negotiation Period shall be extended by an additional three (3) Business Days from the date of Parent’s receipt of such new Superior Proposal Notice.

(g) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Stockholder Approval is obtained, the Board of Directors of the Company may make an Adverse Recommendation Change in response to an Intervening Event if, and only if, the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and with its financial advisor that a failure to make an Adverse Recommendation Change in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided, however, that the Company shall deliver to Parent a written notice (the “Intervening Event Notice”) advising Parent of all available material information with respect to such Intervening Event and stating that the Board of Directors of the Company intends to take such action pursuant to this Section 6.04(g) (which notice or intent shall not be an Adverse Recommendation Change or a violation of Section 6.04(d) or any other provision of this Section 6.04). During the three (3) Business Day period commencing on the date of Parent’s receipt of the Intervening Event Notice (the “Intervening Negotiation Period”), the Company shall make its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement in order to enable the Board of Directors of the Company to proceed with the Company Board Recommendation. Any written proposal made by Parent to amend this Agreement during the Intervening Negotiation Period shall be considered by the Board of Directors of the Company in good faith.

(h) Notwithstanding anything to the contrary set forth this Agreement, unless this Agreement is terminated pursuant to, and in accordance with, Section 10.01, (i) the obligation of the Company to establish a record date for, duly call, give notice of, and, subject to Section 6.02, convene and hold the Company Stockholder Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement and the Merger at the Company Stockholder Meeting pursuant to Section 6.02 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal) or by an Adverse Recommendation Change, and (ii) in any case in which the Company makes an Adverse Recommendation Change pursuant to this Section 6.04, the Company shall nevertheless submit this Agreement to a vote of its stockholders at the Company Stockholder Meeting for the purpose of the approval of this Agreement.

(i) Nothing contained in this Agreement shall prevent the Company or the Board of Directors of the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to its stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal which the Board of Directors of the Company (after consultation with outside counsel) determines in its good faith judgment that failure to make such disclosure would reasonably be expected to violate U.S. federal or state securities Law or other Applicable Law or its fiduciary obligations under Applicable Law; provided that the Board of Directors of the Company may not effect an Adverse Recommendation Change unless permitted to do so by this Section 6.04; provided, further, that notwithstanding anything herein to the contrary, any “stop, look and listen” disclosure in and of itself shall not be considered an Adverse Recommendation Change or (ii) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and the terms thereof.

Section 6.05. Company Employee Plan Matters. At the reasonable request of Parent, the Company shall, prior to the Effective Time, adopt such amendments and take such other actions with respect to the Company Employee Plans as Parent may reasonably request to facilitate the transactions contemplated by this Agreement.

Section 6.06. No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, the Company acknowledges and agrees that no other representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or its Subsidiaries with respect to their respective businesses, affairs, assets, liabilities, financial conditions, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to Company by or on behalf of Parent or its Subsidiaries, and each of Parent and Merger Subsidiary hereby disclaims any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of their Representatives or Affiliates of any documentation or other information by Parent, Merger Subsidiary, any of their respective Subsidiaries or any of their Representatives or any of their respective Subsidiaries with respect to any one or more of the foregoing. Neither Parent, Merger Subsidiary nor any of their Representatives will have or be subject to any liability or obligation to the Company or any other Person resulting from the distribution in written or verbal communications to the Company of any such information, including any information, documents, projections, forecasts or other material made available to the Company in online “data rooms,” confidential information memoranda or management interviews and presentations.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01. Conduct of Parent. Except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Letter or as required by Applicable Law, from the date hereof until the Effective Time, Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) take any action or fail to take any action that is intended or is reasonably likely to result in (i) a delay in the consummation of the Merger or the transactions contemplated by this Agreement, (ii) any impediment to Parent’s ability to consummate the Merger or the transactions contemplated by this Agreement, (iii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iv) any of the conditions to the Merger set forth in Article 9 not being satisfied or (v) a material violation of any provision of this Agreement, except, in each case, as required by Applicable Law; or

(b) agree, resolve or commit to do any of the foregoing.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04. Director and Officer Liability. Parent shall, and Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions in their capacity as a director or officer of the Company or its Subsidiaries or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Person was serving in such capacity at the request of the Company or any of its Subsidiaries, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by Delaware Law or any other Applicable Law (in the case of non-Delaware entities) or provided under the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof. In the event of any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) to which an Indemnified Person is, has been or becomes a party or with respect to which an Indemnified Person is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Person is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as an officer, director, employee, fiduciary or agent of another enterprise (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), Parent shall, or shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Person in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including attorney’s fees and disbursements) to be advanced within twenty (20) days of receipt by Parent from the Indemnified Person of a request therefor, provided such Indemnified Person provides a written affirmation of such Indemnified Person’s good faith belief that he or she has met all applicable standards of conduct applicable to indemnification and an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Section 7.04(a) or otherwise.

(b) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions regarding (i) elimination of liability of directors and managers, (ii) indemnification of officers, directors and managers, and (iii) advancement of expenses, in each case, for periods prior to and including the Effective Time, that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company’s governing documents in existence on the date of this Agreement. The indemnification agreements with the Company’s directors and officers that survive the Merger shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect all provisions in the certificate of incorporation, bylaws and other governing documents of the Company’s Subsidiaries regarding (i) elimination of liability of directors and managers, (ii) indemnification of officers, directors and managers, and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(d) Prior to the Effective Time, the Company shall, or, if the Company is unable to or does not, Parent shall and shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that neither the Company nor the Surviving Corporation shall purchase such a “tail” policy for a premium amount for any one year in excess of 300% of the annual premium currently paid by the Company for such insurance (the “Tail Cap”) without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that if the premiums of such “tail” policy exceed the Tail Cap, the Company, after prior consultation with Parent, may obtain such a “tail” policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Tail Cap. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, either (i) continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof or (ii) purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence a premium amount for any one year in excess of the Tail Cap; and provided, further, that if the premiums of such insurance coverage with respect to any policy year exceed the Tail Cap, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Tail Cap.

(e) Notwithstanding anything herein to the contrary, if an Indemnified Person is or has been a party to or is or has been otherwise involved (including as a witness) in any Proceeding (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.04 shall continue in effect until the final disposition of such Proceeding.

(f) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(g) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation, bylaws or other governing documents of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law (in the case of non-Delaware entities) under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 7.05. Employee Matters.

(a) For a period of twelve (12) months following the Closing, Parent shall, and shall cause its Subsidiaries (including the Company and its Subsidiaries) to, provide to each Company Employee who is employed immediately prior to the Closing and who becomes an employee of Parent, the Company or any of its Subsidiaries upon the Closing (each such individual, a “Continuing Employee”) employee benefits that are no less favorable in the aggregate than the level of such employee benefits provided to such employees on the date hereof.

(b) For a period of twelve (12) months following the Closing, Parent shall maintain the employee severance protections set forth in Section 7.05(b) of the Company Disclosure Letter, which shall be in lieu of any Parent severance plans or benefits.

(c) Parent shall, and shall cause its Subsidiaries (including the Company and its Subsidiaries) to, cause each Parent Employee Plan to (i) recognize the pre-Closing service of participating Continuing Employees with the Company for all purposes of vesting, eligibility and benefit entitlement (but not for purposes of pension benefit accrual), except to the extent such service credit would result in a duplication of benefits for the same period, (ii) waive any pre-existing condition limitations for participating Continuing Employees and (iii) use commercially reasonable efforts to provide credit to each participating Continuing Employee under the applicable Parent Employee Plan for amounts paid by the Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Parent Employee Plan.

(d) Parent shall cause the Company and its Subsidiaries to continue to credit under any applicable Parent Employee Plans each Continuing Employee for all vacation and personal holiday pay that such Continuing Employee is entitled to use but has not used as of the Closing.

(e) Parent and Merger Subsidiary hereby acknowledge that (i) the Merger will constitute a “Change in Control” (or concept of similar import) under the Company Employee Plans and (ii) as a result of the Merger, the individuals identified in Section 7.05(e) of the Company Disclosure Letter will be deemed to have experienced a “Good Reason” event (or concept of similar import), as applicable, for all purposes under the Company Employee Plans.

(f) The Company shall pay annual cash bonuses to executive officers and other key corporate office employees covered by the Carmike Annual Executive Bonus Program (the “Executive Plan”) for the period ending December 31, 2016 as follows: (i) if the Closing occurs prior to December 31, 2016, annual cash bonuses will be paid at the target performance level on a pro-rata basis, (ii) if the Closing occurs on or after December 31, 2016 and if the compensation committee of the Company’s Board of Directors (the “Compensation Committee”) has certified the performance results prior to Closing, annual cash bonuses will be paid based on actual achieved performance, and (iii) if the Closing occurs on or after December 31, 2016 and if the Compensation Committee has not certified the performance results prior to Closing, annual cash bonuses will be paid at the target performance level. The Company shall pay annual cash bonuses to individuals not covered by the Executive Plan in accordance with the terms of the applicable bonus plan. The Company shall pay the annual cash bonuses that are contemplated by this Section 7.05(f) on the earlier of (A) immediately prior to the Closing and (B) the date that is consistent with the Company’s past practices. For the avoidance of doubt, it is the intent of the Parties that the annual cash bonuses contemplated by this Section 7.05(f) are in addition to the severance arrangements set forth on Section 4.19(a) of the Company Disclosure Letter.

(g) Nothing in this Section 7.05, express or implied, is intended to or shall confer upon any other Person, including any Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no provision of this Section 7.05 shall constitute an amendment of, or an undertaking to amend, any Company Employee Plan or Parent Employee Plan.

Section 7.06. No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that no other representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or its Subsidiaries with respect to their respective businesses, affairs, assets, liabilities, financial conditions, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Subsidiary by or on behalf of the Company or its Subsidiaries, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, any of their respective Subsidiaries or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives with respect to any one or more of the foregoing. Neither the Company nor any of its Representatives or Affiliates will have or be subject to any liability or obligation to Parent or Merger Subsidiary or any other Person resulting from the distribution in written or verbal communications to Parent or Merger Subsidiary of any such information, including any information, documents, projections, forecasts or other material made available to Parent or to Merger Subsidiary in online “data rooms,” confidential information memoranda or management interviews and presentations.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01. Regulatory Undertakings.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable (and in any event prior to the End Date), the transactions contemplated by this Agreement, including (i) obtaining and maintaining all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals (collectively, “Approvals”) from Governmental Authorities and the making of all other necessary registrations and filings, (ii) obtaining all Approvals from third parties that are necessary or desirable in connection with the transactions contemplated by this Agreement, (iii) the execution and delivery of any additional instruments necessary to consummate any of the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (iv) providing all such information concerning such Party, its Ultimate Parent Entity, its Affiliates, its Affiliates’ officers, directors, employees and partners, and, in the case of Parent, the Wanda Group Parties and their respective officers, directors, employees and partners, as may reasonably be requested in connection with any of the matters set forth in this Section 8.01. None of the Parties shall, nor shall it permit any of its Affiliates to take or agree to take any action that would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Approvals from any Governmental Authority with respect to the transactions contemplated by this Agreement. Nothing set forth in this Section 8.01 limits, modifies, waives, amends or otherwise adversely affects (A) the Company’s rights under Section 6.04 or (B) any Party’s rights under Article 10.

(b) Subject to Section 8.01(c), each of Parent and the Company shall (i) make or cause to be made the filings required of such Party or any of its Affiliates, and in the case of Parent, any Wanda Group Party or its Ultimate Parent Entity, under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable as mutually agreed by the Parties, and not later than September 30, 2016, unless otherwise agreed to by the Parties in writing, (ii) make or cause to be made such other filings as are required under Applicable Law by such Party or any of its Affiliates in foreign jurisdictions governing antitrust, competition, trade regulation or similar matters as soon as reasonably practicable after the date of this Agreement, (iii) comply with any request for additional information, documents or other materials received by such Party or any of its Affiliates from the Federal Trade Commission (the “FTC”), the Department of Justice (the “DOJ”) or any other Governmental Authority under the HSR Act or any other Applicable Laws when practicable and advisable as mutually agreed by the Parties and (iv) subject to Section 8.01(e), cooperate in good faith with the other Party in obtaining all Approvals required under Applicable Laws and in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Applicable Laws with respect to any such filing or any such Approval.

(c) Parent and the Company shall coordinate with respect to the overall strategy relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any antitrust regulatory authority; provided, however, that (x) subject to the other provisions of this Section 8.01, Parent shall make the final determination as to the appropriate course of action and (y) neither Parent nor the Company shall be constrained from complying with Applicable Law. Each Party shall (i) consult and cooperate with the other Party regarding, allow the other Party to have a reasonable opportunity to review in advance prior to their submission (if applicable) and consider in good faith the views of the other Party regarding the form and content of, any filings, correspondence, written communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Laws, (ii) promptly furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives, on the one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement and (iii) give the other Party the opportunity to attend and participate in any in-person meetings, and to the extent reasonably practicable, substantive telephone calls with the DOJ, the FTC or any other Governmental Authority (to the extent permitted by the DOJ, the FTC or such Governmental Authority) with respect to the subject matter of this Section 8.01 (including with respect to any of the actions referred to in Section 8.01(d) and Section 8.01(e)) and, if the other Party is prohibited by Applicable Laws or by the DOJ, the FTC or such Governmental Authority from attending and participating in any such meetings or calls, keep the other Party reasonably apprised with respect thereto to the extent permitted under Applicable Law. Each Party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Neither Party will directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Authority related to this Agreement or the transactions contemplated by this Agreement except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding any provisions of this Section 8.01 to the contrary, (A) materials provided to the other Party pursuant to this Section 8.01 may be redacted (x) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address privilege or confidentiality concerns and (B) each Party shall have the right to designate any information as attorneys eyes only.

(d) In connection with and without limiting Section 8.01(a), but subject to Section 8.01(e), each of Parent and the Company shall use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as soon as practicable after the execution of this Agreement (and in any event prior to the End Date), including using its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith and subject to Section 8.01(e), if any Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Laws, each of Parent and the Company shall, and shall cause their respective Affiliates to vigorously contest and resist any such Proceeding (through negotiation, litigation or otherwise), including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, delays or restricts the consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(e) Notwithstanding anything to the contrary in this Agreement, the Company shall not, without the written consent of Parent, agree to or effect any Antitrust Action required by any Governmental Authority. If necessary to avoid the commencement of any Proceeding by any Governmental Authority challenging the transactions under this Agreement under any Applicable Laws, or if already commenced, to avoid the entry of, or to effect the dissolution of, any Order that would prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement, then, subject to the penultimate sentence of this Section 8.01(e), Parent shall, and shall cause its Affiliates to, offer, negotiate and agree to, and shall effect, any Antitrust Action with respect to Parent’s, the Company’s or their respective Affiliates’ businesses or assets; provided that Parent shall not be required to agree to or effect any Antitrust Actions with respect to any of Parent’s, the Company’s or their respective Affiliates’ businesses or assets if such Antitrust Actions have a Regulatory Material Adverse Effect. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Parent shall not be required to agree to or effect any Antitrust Action with respect to the Company, Parent or any of their respective Affiliates’ businesses or assets unless such actions are conditioned upon the occurrence of the Closing or are effective on or after the Closing, and no Party shall be required to waive any of the conditions set forth in Article 9 as they apply to such Party. None of the actions taken or proposed to be taken pursuant to this Section 8.01(e) shall be deemed to result in a breach of the representations and warranties set forth in this Agreement or shall be considered for purposes of determining whether a Company Material Adverse Effect or a Parent Material Adverse Effect has occurred.

(f) (i) Prior to the Closing, Parent shall, and shall cause its Affiliates to, offer, negotiate and agree to, the sale of the Proscribed Theatres; and (ii) Parent shall, and the Company shall reasonably cooperate to, effect the sale of the Proscribed Theatres simultaneously with the Closing on the terms negotiated by Parent; provided that (A) neither Parent nor the Company shall be constrained from complying with Applicable Law; and (B) the sale of the Proscribed Theatres is contingent on the Closing.

Section 8.02. Certain Filings.

(a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from Parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Company Proxy Statement. The Company shall mail or deliver the Company Proxy Statement to the Company’s stockholders as promptly as practicable after receipt of confirmation from the SEC that it has no further comments to the Company Proxy Statement. Parent shall furnish to the Company all information as may be reasonably requested by the Company in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Company Proxy Statement received by the SEC. The Company shall provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Company Proxy Statement prior to filing such with the SEC and if required, the Company shall disseminate to the Company’s stockholders, as promptly as reasonably practicable, any amendment of or supplement to the Company Proxy Statement required as a result of such comments or as otherwise required by Applicable Law. No filing of, or amendment or supplement to, the Company Proxy Statement, or response to SEC comments with respect thereto, will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall use reasonable best efforts to take any other action required to be taken under the 1934 Act, Delaware Law and the rules of NASDAQ and the NYSE, in connection with the filing and distribution of the Company Proxy Statement and the solicitation of proxies from the Company’s stockholders thereunder.

(c) If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Subsidiaries, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Company Proxy Statement, so that such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

Section 8.03. Parent Financing.

(a) Parent shall use its reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, obtain and consummate the Financing on the terms and conditions described in or contemplated by the Debt Commitment Letters (including the “market flex” provisions in any Debt Commitment Letter or Fee Letter) including using its reasonable best efforts to (i) negotiate and enter into the Debt Financing Documents on such terms and conditions (as such terms may be modified or adjusted in accordance with (x) the terms of, and within the limits of any such “market flex” provisions and (y) this Section 8.03), (ii) if all of the conditions to the Closing contained in Article 9 are satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing or will be satisfied or waived upon funding) and the Marketing Period has ended, satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Parent and Merger Subsidiary contained in the Debt Commitment Letters that are within its or their control, (iii) cause the lenders party to the Debt Commitment Letters to fund at the Closing the full amount of the Financing required to consummate the transactions contemplated by this Agreement, if all of the conditions to the Closing contained in Article 9 are satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing or will be satisfied or waived upon funding) and (iv) maintain in effect and comply with its obligations under (x) the Debt Commitment Letters and (y) to the extent necessary to obtain and consummate the Financing, the Existing Credit Facility. Parent shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy, under the Debt Commitment Letters or the Existing Credit Facility without the prior written consent of the Company; provided that notwithstanding the foregoing Parent shall be permitted to amend the Debt Commitment Letters (A) to add purchasers, lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed any Debt Commitment Letter as of the date of this Agreement provided, further, that no such addition shall relieve the original Lenders of their obligations under the Debt Commitment Letters prior to the initial funding of the Financing, except as set forth in the Debt Commitment Letters in respect of the “Additional Initial Lenders” (as defined thereunder), or (B) so long as such amendments or modifications do not, or could not be reasonably expected to, materially delay, prevent or adversely affect the Closing or the consummation of the Financing. Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts payable under the Debt Commitment Letters, Fee Letters and the Debt Financing Documents as required for funding of the full amount of the Financing at Closing. Upon any amendment, supplement or modification of the Debt Commitment Letters or the Existing Credit Facility (as the case may be) in accordance with this Section 8.03, Parent shall provide a copy thereof to the Company and the term “Debt Commitment Letters” shall mean the Debt Commitment Letters as so amended, supplemented or modified and the term “Existing Credit Facility” shall mean the Existing Credit Facility as so amended, supplemented or modified.

(b) If all or any portion of the Financing becomes unavailable on the terms and conditions set forth therein (including the “market flex” provisions in any Debt Commitment Letter or Fee Letter), Parent shall promptly notify the Company, and Parent shall, and shall cause its Subsidiaries to, use its reasonable best efforts to promptly obtain substitute financing (on terms and conditions that are not materially less favorable to Parent and Merger Subsidiary, taken as a whole, than the terms and conditions as set forth in the Debt Commitment Letters, taking into account any “market flex” provisions in any Debt Commitment Letter or Fee Letter) sufficient to enable Parent to consummate the Merger and the other transactions contemplated hereby in accordance with their terms (the “Substitute Financing”) and obtain a new commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and fee letter (redacted in the manner required thereby). Such Substitute Financing shall be deemed to be a part of the “Financing” and any commitment letter and fee letter for such Substitute Financing shall be deemed a “Debt Commitment Letter” and “Fee Letter” for all purposes of this Agreement.

(c) Parent and Merger Subsidiary shall give the Company prompt written notice: (i) of any material breach or default under the Debt Commitment Letter by any party thereto or an Event of Default as defined in and under the Existing Credit Facility, (ii) of the receipt of any written notice from any party to any Debt Commitment Letter with respect to any actual or threatened material breach, default, withdrawal, termination or repudiation of any provisions of any Debt Commitment Letter by such party, (iii) of the receipt of any written notice from any party to the Existing Credit Facility with respect to any Event of Default as defined in and under the Existing Credit Facility, and (iv) if for any reason Parent or Merger Subsidiary believes in good faith that it will not be able to timely obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letters. Promptly following any reasonable written request by the Company therefor, Parent shall provide the Company any information reasonably requested by the Company in writing relating to any circumstance referred to in the immediately preceding sentence. Parent shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Substitute Financing obtained in accordance with Section 8.03(b)), including all material activity and timing considerations.

(d) On and prior to the Closing, the Company shall, subject to expense reimbursement as provided in clause (e) below, and shall cause its Subsidiaries, officers and employees, and shall use commercially reasonable efforts to cause its advisors and representatives (including legal and accounting) to, cooperate, as may be reasonably requested, with Parent’s efforts to consummate the Financing, including to do the following: (i) at reasonable times and upon reasonable notice, participate in, and assist in preparation for, customary meetings, presentations, road shows, conference calls, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act, (ii) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act and executing and delivering customary authorization letters; provided, however, that any private placement memoranda or prospectuses in relation to high yield debt or equity securities need not be issued by the Company or any of its Subsidiaries; provided, further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor(s), (iii) furnish Parent and Merger Subsidiary and their Financing Sources with the Required Financial Information and other pertinent information regarding the Company as may be reasonably requested by Parent that are necessary for the satisfaction of the obligations and conditions set forth in the Debt Commitment Letters, (iv) using commercially reasonable efforts to obtain accountants’ comfort letters reasonably requested by Parent and to cause accountants to consent to the use of their reports in any material relating to the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act, (v) assist in preparation, negotiation, execution and delivery of definitive financing documentation and schedules and exhibits thereto, (vi) facilitate the entrance into other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act as may be reasonably requested by Parent in connection with the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act and otherwise reasonably facilitating the pledge of collateral and providing of guarantees contemplated by the Debt Commitment Letters; provided, that any obligations of the Company or any of its Subsidiaries contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing, (vii) assist in obtaining customary debt pay-off letters (if any) with respect to the Company’s existing credit facility, (viii) using commercially reasonable efforts to ensure that the syndication efforts in respect of the Financing benefit from the existing lending relationships of the Company, (ix) furnish Parent and its Financing Sources as promptly as practicable, and in any event no later than 3 Business Days prior to the Closing, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to the extent requested in writing by Parent at least 10 Business Days prior to the Closing, (x) coordinate (A) a request for a waiver under the Company’s existing indenture governing its senior notes in connection with any change of control that may result from the transactions provided for in this Agreement (it being understood and agreed that any waiver fee shall be paid by Parent and any solicitation agent appointed in connection with a waiver or consent solicitation shall be appointed and paid for by Parent) and (B) a request for any amendments to the indenture as may be reasonably requested by the Parent (including using commercially reasonable efforts to conduct a consent solicitation (it being understood and agreed that any consent fee shall be paid by Parent and any solicitation agent appointed in connection with a consent solicitation shall be appointed and paid by Parent), to enter into and cause the trustee to enter into a supplemental indenture effecting such waiver (if successful) and applicable amendments requested by Parent, and provide and cause counsel to provide any opinion or certificate required under the indenture in connection with a successful request for a waiver or amendment) and (xi) cause the taking of corporate actions by the Company and its Subsidiaries reasonably necessary to permit the consummation of the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act at the Closing; it being understood and agreed that no such corporate action will be required to take effect prior to the Closing; provided that, notwithstanding anything to the contrary contained in this Agreement (including this Section 8.03), (A) nothing in this Agreement (including this Section 8.03) shall require any such cooperation to the extent that it would (1) require the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time, or incur any liability or give any indemnities or otherwise commit to take any action (other than with respect to any authorization letter described above in clause (d)(ii)) that is not contingent upon the Effective Time, (2) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries it being understood and agreed that compliance with the requirements set forth in clause (d) above will not unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (3) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s organizational documents or any Applicable Law or result in the material contravention of, or that would reasonably be expected to result in a material violation or material breach of, or material default under, any Company Material Contract, (4) require the Company or its Subsidiaries to enter into or approve any financing or purchase agreement with respect to any matter relating to the Financing, (5) require any pre-Closing directors or managers of the Company or any of its Subsidiaries, acting in such capacity, to adopt any resolutions approving any Debt Financing Documents or to execute, enter into, deliver or perform any Debt Financing Documents, (6) require any officers or other authorized signatories of the Company or any of its Subsidiaries to execute, enter into, deliver or perform any Debt Financing Documents whose effectiveness is not contingent upon the Closing or that would be or become effective prior to the Effective Time, or (7) result in any officer, director or Representative of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing, and (B) no action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any Debt Financing Documents shall be effective until the Effective Time, other than with respect to any authorization letter described above in clause (d)(ii)). The Company consents to the reasonable use of the Company’s logos in connection with any Financing in a manner customary for such financing transaction, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its products, services, offerings or intellectual property rights.

(e) Parent shall promptly, upon request by the Company, reimburse the Company for any of its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Affiliates at Parent’s request in connection with the cooperation of the Company contemplated by this Section 8.03 and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Affiliates and Representatives for and against any and all losses, suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to this Section 8.03 and any information utilized in connection therewith (other than information provided by the Company and its Affiliates); provided, however, that this clause (e) shall not apply to the extent that the relevant amounts result from the Company’s or its Subsidiaries or their respective Affiliates’ bad faith, willful misconduct or gross negligence or material breach of this Agreement, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(f) The Company shall, and shall cause its Subsidiaries to (i) periodically update any applicable Required Financial Information provided by them or on their behalf as may be necessary so that such Required Financial Information is (A) Compliant, and (B) meets the applicable requirements set forth in the definition “Required Financial Information” , and (ii) notify Parent in writing if (1) the Company determines that it must restate any financial statements included in the Required Financial Information or (2) the applicable independent accountants for the Company shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information for which they have provided an opinion.

(g) All non-public or other confidential information provided by the Company, its Subsidiaries or their respective Representatives pursuant to this Section 8.03 shall be kept confidential in accordance with the Confidentiality Agreement; provided that notwithstanding the terms of the Confidentiality Agreement, Parent shall be permitted to disclose such information to the Financing Sources identified in the Debt Commitment Letters, any provider of Substitute Financing and their respective Representatives in connection with the Financing and any Substitute Financing and any other potential source of debt financing in connection with the transactions contemplated herein so long as such Persons agree to be bound by the confidentiality provisions of the Confidentiality Agreement, the confidentiality provisions set forth in the Debt Commitment Letters or other reasonable and customary confidentiality undertakings in respect of transactions similar to that contemplated by the Financing or any Substitute Financing.

Section 8.04. Public Announcements. Except in connection with actions taken pursuant to, and otherwise in accordance with, Section 6.04 and Article 10, each of Parent and the Company shall (a) not issue any such press release or make any such other public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, in which case such Party shall use reasonable best efforts to consult with the other Party to extent practicable and (b) consult with each other before scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby.

Section 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or threatened against, or involving the Company any of its Subsidiaries or Parent, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

Notwithstanding any of the foregoing, the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

Section 8.07. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08. Defense of Litigation. The Company shall control, and the Company shall consult with Parent and keep Parent reasonably informed with respect to any material developments regarding, the defense of any Proceeding brought by any of the Company’s stockholders against the Company or its directors or officers arising out of or relating to transactions contemplated by this Agreement; provided, however, that the Company shall not settle any such Proceeding (a) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) unless permitted by Section 6.01(q) or (c) unless such settlement would not impose any material obligations that relate to the operation of the business of the Company or its Subsidiaries following the Effective Time.

Section 8.09. No Control of Other Party’s Business. Subject to the terms and conditions of this Agreement, nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control over its and its Subsidiaries’ respective operations.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Proceeding brought by any Governmental Authority in the United States of America pursuant to Antitrust Laws is pending that challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby, and no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any Governmental Authority in the United States of America preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect; and

(c) any applicable waiting period (and any extension of such period) under the HSR Act relating to the Merger shall have expired or been terminated and any agreement with any Governmental Authority with respect to the HSR Act not to close the transaction shall have expired or been terminated.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Article 4 (other than in Sections 4.01 (first sentence only), 4.02(a), 4.04(a), 4.05 and 4.27) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) Section 4.05 shall be true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for inaccuracies that are not material, and (iii) Sections 4.01 (first sentence only), 4.02(a), 4.04(a), and 4.27 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date and period;

(b) the Company and its Subsidiaries shall have performed and complied in all material respects with the covenants and obligations under this Agreement contemplated to be performed or complied with by the Company or its Subsidiaries prior to the Effective Time;

(c) since the date of this Agreement, there shall not have been any Circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and that are continuing;

(d) the aggregate number of Dissenting Shares shall not equal or exceed 20% of the shares of Company Stock outstanding at the record date for the Company Stockholder Meeting; and

(e) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the date of the Effective Time certifying that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied.

Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) The representations and warranties of Parent set forth in (i) Article 5 (other than in Sections 5.01 (first sentence only) and 5.02) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) Sections 5.01 (first sentence only) and 5.02 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such date and period;

(b) Parent and its Subsidiaries shall have performed and complied in all material respects with the covenants and obligations under this Agreement contemplated to be performed or complied with by Parent and its Subsidiaries prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the date of the Effective Time certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

Section 9.04. Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated hereby.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or the members of Merger Subsidiary, except as provided in Section 10.01(d)(i)), it being understood that any termination by Parent shall also constitute a termination by Merger Subsidiary:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before December 5, 2016 (the “End Date”); provided that if on the third Business Day prior to the End Date, the condition to Closing set forth in Section 9.01(b) or 9.01(c) shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied upon satisfaction of the condition to Closing set forth in such sections, then Parent or the Company shall have the right to extend the End Date an additional ninety (90) days (which, if so validly extended, shall become the “End Date” for all purposes under this Agreement) by notifying the other Party in writing of such election before the End Date; provided, further, that if the Marketing Period has not ended as of the third Business Day prior to the End Date and all other conditions to Closing shall be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), the End Date shall be extended automatically to the third Business Day immediately following the last day of the Marketing Period, provided, further, however, that (X) the right to extend the End Date shall not be available to any Party whose intentional failure to provide all of the information required pursuant to the HSR Act in the initial filing or upon additional requests from the appropriate regulators or to fulfill any obligation of such Party under this Agreement shall have caused such condition not to be satisfied and (Y) the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) there shall be any permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger and such injunction or other order shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including after taking into account any adjournment or postponement thereof in accordance with this Agreement), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and to be incapable of being satisfied by the End Date; or

(d) by the Company, if:

(i) at any time prior to (but not after) receipt of the Company Stockholder Approval (A) the Board of Directors of the Company authorizes the Company, in accordance with Section 6.04, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of Section 6.04, (B) concurrently with the termination of this Agreement the Company, in accordance with Section 6.04, enters into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of Section 6.04 and (C) prior to or concurrently with such termination, the Company pays to Parent the Termination Fee pursuant to Section 11.04; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and to be incapable of being satisfied by the End Date; or

(iii) all of the conditions set forth in Article 9 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), the Company has given written notice to Parent and Merger Subsidiary that it is prepared to consummate the Closing, and Parent and Merger Subsidiary fail to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 2.01.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other Party.

Section 10.02. Effect of Termination. Except as provided in Section 11.04, if this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties; provided that if such termination shall result from the intentional failure of any Party to (a) fulfill a condition to the performance of the obligations of the other Parties or (b) perform a covenant hereof (including the failure to consummate the Merger or any other transaction contemplated by this Agreement when required to do so, which shall be deemed intentional for purposes of this Section 10.02), such Party shall be fully liable for any and all liabilities and damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) incurred or suffered as a result of such failure. The provisions of this Section 10.02 and Sections 8.03(e), 11.04, 11.06, 11.07, 11.08, 11.09, 11.10 and 11.15 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street, Leawood, KS 66211

Attention: Kevin Connor, General Counsel

Facsimile: 913-213-2058

Email: kconnor@amctheatres.com

with a copy to:

Husch Blackwell LLP

4801 Main, Ste. 1000

Kansas City, Missouri 64112

Attention: James M. Ash

Phone No.: 816.983.8137

Facsimile No.: 816.983.8080

E-mail: james.ash@huschblackwell.com

if to the Company, to:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, GA 31901

Attention: Daniel E. Ellis, Senior Vice President, General Counsel and Secretary

Phone No.: 706.576.3400

Facsimile No.: 706.324.0470

E-mail: dellis@carmike.com

with a copy to:

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

Attention: Alan J. Prince and C. William Baxley

Facsimile No.: (404) 572-5100

E-mail: aprince@kslaw.com and bbaxley@kslaw.com

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(c) In the event that any party seeks an amendment or waiver to this Section 11.03 or Section 11.06, Section 11.07, Section 11.08, Section 11.09, or Section 11.15, that is adverse to any Financing Source, the prior written consent of the adversely affected Financing Source shall be required before any such amendment or waiver may become effective.

Section 11.04. Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

(b)

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay to Parent in immediately available funds Thirty Million Dollars ($30,000,000) (the “Termination Fee”) within three Business Days after such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds the Termination Fee concurrently with such termination.

(iii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (other than in circumstances in which Parent is required to pay the Regulatory Termination Fee pursuant to Section 11.04(b)(iv) upon such termination) or Section 10.01(b)(iii) and at the time of termination all conditions to the consummation of the Merger set forth in Article 9, other than the condition set forth in Section 9.01(a), have been satisfied or waived, (B) an Acquisition Proposal shall have been made (or, in the case of termination by Parent or the Company pursuant to Section 10.01(b)(iii), publicly announced) after the date of this Agreement and not withdrawn prior to the Company Stockholder Meeting and (C) within eighteen (18) months following the date of such termination, the Company or any Subsidiary enters into a definitive agreement with respect to an Acquisition Proposal (which is thereafter consummated) or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds the Termination Fee upon the consummation of such Acquisition Proposal.

(iv) If this Agreement is terminated (i) by the Company or Parent pursuant to Section 10.01(b)(ii), (ii) by the Company pursuant to Section 10.01(d)(ii) due to a material breach by Parent of Section 8.01, which breach results in the conditions set forth in either Section 9.01(b) or Section 9.01(c) being incapable of being satisfied or (iii) by the Company or Parent pursuant to Section 10.01(b)(i) (in the case of termination by Parent, only under circumstances in which the Company has a concurrent right to terminate pursuant to Section 10.01(b)(i)) and as of the End Date, (A) one or more of the conditions set forth in Section 9.01(b) or Section 9.01(c) has not been satisfied, including as a result of Parent not agreeing to take or not taking any Antitrust Actions that have a Regulatory Material Adverse Effect and (B) all of the other conditions set forth in Article 9 have been satisfied (other than any such conditions which by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination), then Parent will, within three Business Days following any such termination, pay to the Company or its designee in cash by wire transfer in immediately available funds to an account designated by the Company a termination fee in an amount equal to Fifty Million Dollars ($50,000,000) (the “Regulatory Termination Fee”).

(c) In no event shall more than one Termination Fee or Regulatory Termination Fee be payable.

(d) Each Party acknowledges that the agreements contained in this Section 11.04 are an integral part of this Agreement, and that, without these agreements, Parent, Merger Subsidiary and the Company would not enter into this Agreement; accordingly, if the Company or Parent fails to promptly pay any applicable amount when due pursuant to this Section 11.04, and, in order to obtain such payment, Parent, Merger Subsidiary or the Company, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for the fee set forth in this Section 11.04 or any portion of such fee, then (i) in the case of the Termination Fee, the Company shall pay to Parent and (ii) in the case of the Regulatory Termination Fee, Parent shall pay to the Company, its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment. Except as set forth in the preceding sentence or in the case of fraud, Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby. Except as set forth in the first sentence or in the case of fraud, the Company agrees that, upon any termination of this Agreement under circumstances where the Regulatory Termination Fee is payable by Parent pursuant to this Section and such Regulatory Termination Fee is paid in full, the Company shall be precluded from any other remedy against Parent or Merger Subsidiary, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Subsidiary or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 11.05. Disclosure Letter and SEC Document References. The Parties agree that any reference in a particular Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such Party that are contained in this Agreement to the extent that such disclosure is set forth with such specificity that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Sections. The mere inclusion of an item in either the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.04 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the former holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at and after the Effective Time, the rights of the holders of Company Stock Options, Company Restricted Shares, Company Performance Shares and Company Restricted Stock Units to receive the payments contemplated by the applicable provisions of Section 2.05, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement; provided, however, that (A) Parent may, without the consent of the Company, assign or otherwise transfer its rights, interests and obligations hereunder to any of its Financing Sources for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing and any refinancings, extensions, refundings or renewals thereof; provided that such assignment or transfer shall not in any way affect Parent’s obligations and liabilities under this Agreement and (B) each Financing Source is an express third party beneficiary of Section 11.03, Section 11.06, Section 11.07, Section 11.08, Section 11.09 or Section 11.15. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Parties.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state; provided that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the law of the State of New York (without regard to the conflicts of law provisions thereof); provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect and whether there shall have occurred a Company Material Adverse Effect, (b) whether the Merger has been consummated as contemplated by this Agreement, and (c) the determination of whether the representations made by the Company are accurate and whether as a result of any inaccuracy of any such representations Parent has the right to terminate its obligations, or has the right not to consummate the Merger, under this Agreement, shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware without regard to the principles of conflicts of law.

Section 11.08. Jurisdiction.

(a) The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement (including any matter involving any Financing Source) or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, exclusively in any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; provided that, notwithstanding the foregoing, the Parties agree that in connection with any suit, action or other Proceeding to which the Financing Sources are a party shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or, if such court shall not have jurisdiction, in the state courts of the State of New York located in New York County, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.01 shall be deemed effective service of process on such Party.

(b) EACH OF PARENT, MERGER SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING WITH RESPECT TO ANY PROCEEDING THAT INVOLVES ANY FINANCING SOURCES).

Section 11.10. WAIVERS IRREVOCABLE. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE WAIVERS IN SECTION 11.08(a) AND SECTION 11.09 ARE INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 11.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by all of the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.12. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

Section 11.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14. Specific Performance. Notwithstanding anything in this Agreement to the contrary, the Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would occur if the Merger were not consummated and the Company’s stockholders and holders of Company Stock Options, Company Restricted Shares, Company Performance Shares and Company Restricted Stock Units did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement) and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger and Parent’s obligation to pay, and the Company’s stockholders’ and holders of Company Stock Options’, Company Restricted Shares’, Company Performance Shares’ and Company Restricted Stock Units’ right to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity, and the Parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy. If, prior to the End Date, any Party brings an action to enforce specifically the performance of the terms and provisions of this Agreement by another Party, the End Date shall automatically be extended by (a) the amount of time during which such action is pending, plus twenty Business Days, or (b) such other time period established by the court presiding over such action.

Section 11.15. Non-Recourse. Notwithstanding anything to the contrary herein, the Company agrees on behalf of itself and its Affiliates that none of the Financing Sources shall have any liability or obligation to the Company or any of its Affiliates relating to this Agreement or the Debt Commitment Letter or any of the transactions contemplated herein or therein (including the Financing). This Section 11.15 is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of the Company.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CARMIKE CINEMAS, INC.

By:	/s/ S. David Passman III
Name:	S. David Passman III
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Adam M. Aron
Name:	Adam M. Aron
Title:	Chief Executive Officer and President

CONGRESS MERGER SUBSIDIARY, INC.

By:	/s/ Adam M. Aron
Name:	Adam M. Aron
Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Annex B

March 3, 2016

The Board of Directors

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.03 per share (the “Company Common Stock”), of Carmike Cinemas, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of AMC Entertainment Holdings, Inc. (the “Acquiror”). Pursuant to the agreement and plan of merger, dated as of March 3, 2016 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Congress Merger Subsidiary, Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $30.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the company’s facility agreement in June 2015. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

CARMIKE CINEMAS, INC.

June 30, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/CARMIKE/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 00030303000000000000 2

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
		1.	To adopt the Agreement and Plan of Merger, dated as of March 3, 2016, as it may be amended from time to time, by and among Carmike Cinemas, Inc., (“Carmike”), AMC Entertainment Holdings, Inc. and Congress Merger Subsidiary, Inc. (the “merger agreement”).	☐	☐	☐
		2.	To approve, on a non-binding advisory basis, the compensation arrangements that may be payable to Carmike’s named executive officers in connection with the completion of the merger pursuant to the merger agreement.	☐	☐	☐
		3.	To approve an adjournment of the Special Meeting of Stockholders from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐
Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any postponement, adjournment or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0	¢

CARMIKE CINEMAS, INC.

Proxy for Special Meeting of Stockholders on June 30, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints S. DAVID PASSMAN III, FRED W. VAN NOY and DANIEL E. ELLIS, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of Carmike Cinemas, Inc., to be held June 30, 2016 at 9:00 a.m. local time, at the offices of King & Spalding LLP, located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, and at any adjournments or postponements thereof.

The undersigned hereby revokes any other proxy executed previously for the Special Meeting of Stockholders. Each share of common stock of Carmike has one vote.

This proxy, when properly executed, will be voted in the manner the undersigned directs on the reverse side of this card. If you sign and return this proxy but do not specify otherwise, this proxy will be voted “FOR” proposals 1, 2 and 3 listed on the reverse side of this card. Simply sign, date and return this proxy.

Please be sure to sign on the reverse side of this card exactly as your name appears above the signature line.

(Continued and to be signed on the reverse side.)

¢	1.1	14475	¢

SPECIAL MEETING OF STOCKHOLDERS OF

CARMIKE CINEMAS, INC.

June 30, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/CARMIKE/

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢    00030303000000000000    2

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
		1.	To adopt the Agreement and Plan of Merger, dated as of March 3, 2016, as it may be amended from time to time, by and among Carmike Cinemas, Inc., (“Carmike”), AMC Entertainment Holdings, Inc. and Congress Merger Subsidiary, Inc. (the “merger agreement”).	☐	☐	☐
2.

To approve, on a non-binding advisory basis, the compensation arrangements that may be payable to Carmike’s named executive officers in connection with the completion of the merger pursuant to the merger agreement.

				☐	☐	☐
3.

To approve an adjournment of the Special Meeting of Stockholders from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

				☐	☐	☐
Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any postponement, adjournment or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢